Exhibit 10.3

Loan No. 33-0930810

LOAN AGREEMENT

Dated as of July 31, 2015

Among

THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO,

collectively, as Borrower

and

THE FINANCIAL INSTITUTIONS PARTY HERETO AND THEIR ASSIGNEES UNDER SECTION 12.1, as Lenders,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

and

WELLS FARGO SECURITIES, LLC,

as Sole Lead Arranger and Sole Book Runner

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ARTICLE III – INTENTIONALLY OMITTED		63
Section 3.1	Intentionally Omitted	63

ARTICLE IV – REPRESENTATIONS AND WARRANTIES		63
Section 4.1	Borrower Representations	63
4.1.1	Organization	63
4.1.2	Proceedings	63
4.1.3	No Conflicts	63
4.1.4	Litigation	64
4.1.5	Agreements	64
4.1.6	Title	65
4.1.7	Solvency	65
4.1.8	Intentionally Omitted	65
4.1.9	No Plan Assets	66
4.1.10	Compliance	66
4.1.11	Financial Information	67
4.1.12	Condemnation	67
4.1.13	Federal Reserve Regulations	67
4.1.14	Utilities and Public Access	67
4.1.15	Not a Foreign Person	68
4.1.16	Separate Lots	68
4.1.17	Assessments	68
4.1.18	Enforceability	68
4.1.19	No Prior Collateral Assignment	68
4.1.20	Insurance	68
4.1.21	Use of Property	68
4.1.22	Certificate of Occupancy; Licenses	69
4.1.23	Flood Zone	69
4.1.24	Physical Condition	69
4.1.25	Boundaries	69
4.1.26	Leases	69
4.1.27	Survey	71
4.1.28	Principal Place of Business; State of Organization	71
4.1.29	Filing and Recording Taxes	71
4.1.30	Special Purpose Entity/Separateness	71
4.1.31	Management Agreement	74
4.1.32	Illegal Activity	75
4.1.33	No Change in Facts or Circumstances; Disclosure	75
4.1.34	Investment Company Act	75
4.1.35	Embargoed Person	75
4.1.36	Cash Management Account	75
4.1.37	Reciprocal Easement Agreement	76
4.1.38	Equipment, Fixtures and Personal Property	76
4.1.39	Full and Accurate Disclosure	77
4.1.40	Underwriting Representations	77
4.1.41	Knowledge Parties	77
4.1.42	Merger Agreement.	77

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4.1.43	Development Services Agreement	77
Section 4.2	Survival of Representations	77

ARTICLE V – BORROWER COVENANTS		78
Section 5.1	Affirmative Covenants	78
5.1.1	Existence; Compliance with Legal Requirements	78
5.1.2	Taxes and Other Charges	79
5.1.3	Litigation	79
5.1.4	Access to Properties	80
5.1.5	Notice of Default	80
5.1.6	Cooperate in Legal Proceedings	80
5.1.7	Perform Loan Documents	80
5.1.8	Award and Insurance Benefits	80
5.1.9	Further Assurances	80
5.1.10	Supplemental Mortgage Affidavits	81
5.1.11	Financial Reporting	81
5.1.12	Business and Operations	85
5.1.13	Title to the Properties	85
5.1.14	Costs of Enforcement	85
5.1.15	Estoppel Statement	86
5.1.16	Loan Proceeds	86
5.1.17	Intentionally Omitted	86
5.1.18	Confirmation of Representations	86
5.1.19	No Joint Assessment	86
5.1.20	Leasing Matters	87
5.1.21	Alterations	88
5.1.22	Operation of Property	90
5.1.23	[Operations and Maintenance Program	90
5.1.24	[Mold Mitigation Protocol	90
5.1.25	Updated Appraisals	91
5.1.26	Principal Place of Business, State of Organization	91
5.1.27	Embargoed Person	91
5.1.28	Intentionally Omitted	91
5.1.29	Special Purpose Entity/Separateness	91
5.1.30	Environmental Insurance	92
5.1.31	Access Laws	92
5.1.32	Required Repairs	92
5.1.33	Fees	93
Section 5.2	Negative Covenants	93
5.2.1	Operation of Property	93
5.2.2	Liens; Utility and Other Easements	94
5.2.3	Dissolution; Amendment of Organizational Documents	94
5.2.4	Change in Business	95
5.2.5	Debt Cancellation	95
5.2.6	Zoning	95
5.2.7	No Joint Assessment	95
5.2.8	Principal Place of Business and Organization	95

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5.2.9	Intentionally Omitted	96
5.2.10	Transfers	96
5.2.11	Indebtedness	98
5.2.12	REA	98
5.2.13	Intentionally Omitted	99
5.2.14	Leasing Matters	99
5.2.15	PLL Policy	99
5.2.16	Access Laws	99
5.2.17	A.R.S. § 33-404.	99

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION		100
Section 6.1	Insurance	100
Section 6.2	Casualty	105
Section 6.3	Condemnation	106
Section 6.4	Restoration	106

ARTICLE VII – RESERVE FUNDS		112
Section 7.1	Intentionally Omitted	112
Section 7.2	Tax and Insurance Reserve Funds	112
7.2.1	Tax and Insurance Reserve Funds	112
Section 7.3	Replacements and Replacement Reserve	113
7.3.1	Replacement Reserve Fund	113
7.3.2	Disbursements from Replacement Reserve Account	113
7.3.3	Balance in the Replacement Reserve Account	115
Section 7.4	Rollover Reserve Account	115
7.4.1	Deposits to Rollover Reserve Funds	115
7.4.2	Withdrawal from Rollover Reserve Fund	116
Section 7.5	Excess Cash Flow Reserve Fund	117
7.5.1	Deposits to Excess Cash Flow Reserve Fund	117
7.5.2	Release of Excess Cash Flow Reserve Fund	117
Section 7.6	[Monte Vista Reserve	118
Section 7.7	Intentionally Omitted	119
Section 7.8	Letter of Credit	119
Section 7.9	Reserve Accounts Generally	120

ARTICLE VIII – DEFAULTS		121
Section 8.1	Event of Default	121
Section 8.2	Remedies	124
Section 8.3	Remedies Cumulative; Waivers	126

ARTICLE IX – SPECIAL PROVISIONS		126
Section 9.1	Secondary Market Transaction	126
9.1.1	Sale of Notes and Secondary Market Transactions	126
9.1.2	Intentionally Omitted	128
9.1.3	Loan/Mezzanine Loans	128
9.1.4	Secondary Market Transaction Costs	129
Section 9.2	Exculpation	129

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-v-

SCHEDULES AND EXHIBITS

Schedule 1.1(a)	–	Allocated Loan Amounts
Schedule 1.1(b)	–	Existing Manager
Schedule 1.1(c)	–	Release Parcel
Schedule 1.1(d)	–	Preapproved Alterations
Schedule 1.1(e)	-	Letters of Intent
Schedule 1.1(f)	–	Aggregate Square Footage/Caps
Schedule 2.9	–	Section 2.9 Certificate
Schedule 4.1.1	–	Organizational Chart of Borrower
Schedule 4.1.4	–	Litigation
Schedule 4.1.12	–	Condemnations
Schedule 4.1.17	-	Assessments
Schedule 4.1.22	-	Zoning Issues
Schedule 4.1.26(a)	–	Notice of Landlord Defaults
Schedule 4.1.26(b)	–	Notice of Tenant Defaults
Schedule 4.1.26(c)	–	Prepaid Rent
Schedule 4.1.26(d)-1	–	Outstanding Landlord Work
Schedule 4.1.26(d)-2	–	Purchase Options
Schedule 4.1.26(e)	–	Tenant Termination Rights
Schedule 4.1.26(f)	–	Notice of Non-Material Defaults
Schedule 4.1.40(b)	–	Pending Tax Appeals
Schedule 5.1.23	–	Individual Properties Requiring O&M Agreements
Schedule 5.1.32	–	Required Repairs
Schedule 5.2.14	–	Leases to be Terminated

Exhibit A	–	Borrower
Exhibit B	–	Form of Subordination, Non-Disturbance and Attornment Agreement
Exhibit C	–	Form of Assignment and Assumption Agreement
Exhibit D	–	Individual Loan Commitments & Pro Rata Shares
Exhibit E	–	Form of Promissory Note
Exhibit F	-	Form of Affidavit of Disclosure of Beneficiaries

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of July 31, 2015 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), by and among WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address at Wells Fargo Center, 1901 Harrison Street, 2nd Floor, Oakland, California 94612, as administrative agent, for the benefit of Lenders (in such capacity, together with its successors and/or permitted assigns, “Administrative Agent”) and each of the financial institutions initially a signatory hereto and each other financial institution who may become a Lender pursuant to Section 12.1 hereof (together with their successors and permitted assigns, each a “Lender” and, collectively, “Lenders”) and THE ENTITIES IDENTIFIED ON EXHIBIT A ATTACHED HERETO AS BORROWER, each having its principal place of business at c/o Blackstone Real Estate Partners VII L.P., 17140 Bernardo Center Drive, Suite 300, San Diego, California 92128 (collectively and/or individually as the context may require, “Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lenders; and

WHEREAS, Lenders are willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lenders and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1      Definitions.    For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Protection Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Protection Agreement, a long-term unsecured debt or counterparty rating of not less than “A-” by S&P and a short-term rating of “A-1” by S&P, or (b) is otherwise acceptable to Administrative Agent. Notwithstanding anything to the contrary contained herein, SMBC Capital Markets, Inc. shall qualify as an Acceptable Counterparty if it does not satisfy the ratings above, subject to providing, if necessary, a guaranty reasonably acceptable to the Administrative Agent from an Affiliate having the required credit ratings and, if requested by Administrative Agent, such Affiliate shall be required to deliver to Administrative Agent a legal opinion, reasonably acceptable to Administrative Agent, addressing certain customary matters required by Administrative Agent.

“Access Laws” shall have the meaning set forth in the definition of “Legal Requirements”.

“Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.

“Administrative Agent” shall mean Wells Fargo Bank, National Association or any successor Administrative Agent appointed pursuant to Article XI hereof.

“Administrative Questionnaire” shall mean the Administrative Questionnaire completed by each Lender and delivered to Administrative Agent in a form supplied by Administrative Agent to Lenders from time to time.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager (i) in which Borrower, SPE Constituent Entity or Guarantor has, directly or indirectly, any legal, beneficial or economic interest or (ii) which is an Affiliate of Sponsor, so long as such Sponsor continues to Control Borrower or own at least a twenty percent (20%) interest in Borrower, directly or indirectly.

“Aggregate Material Adverse Effect” shall mean any event or condition that has a material adverse effect on (a) the use, operation, or value of the Properties taken as a whole, (b) the business, profits, operations or financial condition of Borrower (including, without limitation, Net Operating Income) taken as a whole, (c) the enforceability, validity, perfection or priority of the lien of the Mortgages taken as a whole or the other Loan Documents, or (d) the ability of Borrower to repay the principal and interest of the Loan as it becomes due or to satisfy any of Borrower’s other material obligations under the Loan Documents.

“Aggregate Square Footage” shall mean the aggregate rentable square footage of the Properties (but excluding the rentable square footage of each Release Property that shall have been released from the Lien of the related Mortgage pursuant to Section 2.6 prior to the date of determination) as set forth on Schedule 1.1(f) hereof.

“Allocated Loan Amount” shall mean, with respect to each Individual Property, the amount set forth on Schedule 1.1(a) hereof. For the avoidance of doubt, no portion of the Loan shall be allocated to any of the Release Parcels.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alterations” shall have the meaning set forth in Section 5.1.21(a) hereof.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.21(b) hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Properties prepared by Borrower in accordance with Section 5.1.11(e) hereof for the annual budgeting period.

“Applicable Similar Law” shall have the meaning set forth in Section 4.1.3 hereof.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender or (b) an Affiliate of a Lender.

“Approved Senior Management Team” shall mean any proposed senior management team consisting of the top four (4) executives of Parent which has been approved by Administrative Agent, such approval to be granted or withheld in Administrative Agent’s sole discretion. Borrower shall have the right to submit, from time to time, a proposed “Approved Senior Management Team” to Administrative Agent and any such management team so approved will be deemed to be an “Approved Senior Management Team” for purposes of this Agreement.

“Arranger” shall mean Wells Fargo Securities LLC.

“Assignee” shall have the meaning set forth in Section 12.1(b) hereof.

“Assignment and Assumption” shall mean an Assignment and Assumption Agreement among a Lender, an Assignee and the Administrative Agent, substantially in the form of Exhibit C attached hereto and made a part hereof.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the Closing Date, among Administrative Agent for the benefit of Lenders, Borrower and Manager, as manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Assignment of Interest Rate Protection Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation with respect to all or any part of any Individual Property.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of any Individual Property; or (e) such Person making an assignment for the benefit of creditors.

“Bankruptcy Action Cure” shall mean, in the event of an involuntary Bankruptcy Action that was not consented to by Borrower or any SPE Constituent Entity, such Bankruptcy Action being discharged, stayed or dismissed within ninety (90) days of the filing thereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. § 101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state or foreign bankruptcy or insolvency law.

“Base Rate” shall mean the greater of (a) the Prime Rate and (b) the Federal Funds Rate, plus one-half of one percent (0.50%).

“Base Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Base Rate plus the Base Rate Spread.

“Base Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Base Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Big Four” shall mean any of the following accounting firms: (a) Deloitte & Touche LLP, (b) Ernst & Young LLP, (c) KPMG LLP and (d) PricewaterhouseCoopers LLP.

“Blackstone” shall mean, collectively, Sponsor, Blackstone NC Property Partners L.P. and any parallel partnerships or alternative investment vehicles comprising the real estate investment fund commonly known as Blackstone Property Partners.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with each such Person’s successors and permitted assigns.

“Borrower’s Knowledge”, “Borrower’s knowledge”, “Borrower’s best knowledge”, “known to Borrower”, and similar phrases shall mean (and shall be limited to) the actual knowledge of Nadeem Meghji and Phillip Solomond as of the Closing Date (and, to the extent any such phrases are used in any representation or certification being made after the Closing Date, any individuals that shall have succeeded to the current positions of Nadeem Meghji and Phillip Solomond with respect to the Properties at such time, if applicable) after conducting such due diligence as each of them, as senior executives of experienced investors in commercial properties and/or operators of commercial properties similar to the Properties, as applicable, have reasonably deemed appropriate in connection with the acquisition and ownership of the Collateral and the borrowing of the Loan. Administrative Agent and Lenders acknowledge and agree that the foregoing individuals are identified solely for the purpose of defining the scope of knowledge and not for the purpose of imposing any liability upon such individual or creating any duties running from any such individual to Borrower, Guarantor, Sponsor, Lenders, Administrative Agent or any other party.

“Breakage Costs” shall have the meaning set forth in Section 2.2.5(g) hereof.

“Brixmor” shall mean Brixmor Properties Group, Inc., a Delaware corporation.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following are not open for business: (i) national banks in New York, New York, (ii) the New York Stock Exchange, (iii) the Federal Reserve Bank of New York or (iv) provided that Borrower shall have received written notice thereof (which written notice, in the case of any the determination of any Payment Date or the date upon which any other payment hereunder is required to be made pursuant to Section 2.3.2, shall have been delivered to Borrower not less than thirty (30) days prior to such date), (A) the principal place of business of each Lender), (B) the principal place of business of any Servicer or (C) the principal place of business of the Administrative Agent, the Lockbox Bank or the financial institution that maintains any Reserve Account.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements).

“Cash Management Account” shall have the meaning set forth in Section 2.7.2 hereof.

“Cash Management Agreement” shall mean the Closing Date Cash Management Agreement or any Replacement Cash Management Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean Wells Fargo Bank, National Association and any successor or assign thereof.

“Cash Sweep Cure Date” shall mean the first date following the occurrence of a Cash Sweep Event (i) on which no Event of Default is continuing, (ii) on which no Debt Yield Trigger Period is continuing or (iii) on which a Bankruptcy Action Cure has occurred (with respect to a Cash Sweep Event as a result of a Bankruptcy Action of Borrower).

“Cash Sweep Event” shall mean the occurrence of: (a) an Event of Default; (b) any Bankruptcy Action of Borrower; or (c) a Debt Yield Trigger Event.

“Cash Sweep Period” shall mean the period commencing on the occurrence of a Cash Sweep Event and terminating on the Cash Sweep Cure Date.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.

“Casualty/Condemnation Threshold Amount” shall mean the greater of One Million and No/100 Dollars ($1,000,000.00) and five percent (5%) of the Allocated Loan Amount for the applicable Individual Property.

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(iii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Certificate Administrator” shall mean any certificate administrator, trustee, paying agent or other Person responsible for administering the Securities.

“Certificate of Rent Roll” shall mean a Certificate of Rent Roll, dated as of the Closing Date, certifying and attaching, for the month prior to the month in which the Closing Date occurs, (i) a rent roll for each Individual Property and (ii) a schedule of executed future leases not identified on such rent roll.

“Closing Date” shall mean the date of this Agreement.

“Closing Date Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the Closing Date, by and among Borrower, Administrative Agent, Manager, and Cash Management Bank.

“Closing Date Debt Yield” shall mean 11.0%.

“Closing Date Lockbox Agreement” shall mean that certain Lockbox – Deposit Account Control Agreement dated as of the Closing Date among Borrower, Administrative Agent, Manager and Lockbox Bank.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and applicable U.S. Department of the Treasury regulations issued pursuant thereto in temporary or final form.

“Collateral” means any real or personal property securing any of the Debt or any other obligation of a Borrower under or in respect of any Loan Document to which it is a party and all other property subject to a Lien created by a Loan Document.

“Collective Group” means, collectively, each Borrower and each SPE Constituent Entity.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting such Individual Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Consumer Price Index” shall mean the All Items Consumer Price Index for all Urban Consumers (CPI-U) for the US City Average, 1982-84=100, as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.

“Contribution Agreement” shall mean that certain Contribution Agreement, dated as of the Closing Date, by and among each Borrower, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note, together with all interest accrued and unpaid thereon (including any interest that would accrue on the outstanding principal amount of the Loan through and including the end of any applicable Interest Period, even if such Interest Period extends beyond any applicable Payment Date, prepayment date or the Maturity Date), any Prepayment Premium that, in each case, becomes due pursuant to Section 2.4 hereof, and all other sums due to the Administrative Agent and Lenders in respect of the Loan under the Note, this Agreement, the Mortgages and the other Loan Documents.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the period in question in which (a) the numerator is the Net Operating Income and (b) the denominator of which is the Debt Service which would be payable pursuant to this Agreement calculated using (i) the outstanding balance of the Loan as of the applicable date of determination and (ii) an Interest Rate calculated based on the sum of the Spread and the Extension Strike Price.

“Debt Yield” shall mean a fraction (a) the numerator of which is the Net Operating Income and (b) the denominator of which is the then outstanding principal balance of the Loan.

“Debt Yield Determination Date” shall mean the last day of each calendar quarter during the term of the Loan.

“Debt Yield Trigger Event” shall mean that, as of any Debt Yield Determination Date, the Debt Yield is less than 9.00% for two (2) consecutive calendar quarters.

“Debt Yield Trigger Event Cure” shall mean (i) that the Debt Yield, as determined as of the first day of each of two (2) consecutive calendar quarters following the occurrence of the applicable Debt Yield Trigger Event shall be not less than 9.00% or (ii) Borrower prepays the Loan in an amount sufficient such that the Debt Yield shall be not less than 9.00% (provided that in the event of a prepayment pursuant to this clause (ii), the Debt Yield Trigger Period shall cease upon such prepayment without any obligation to wait two (2) consecutive calendar quarters).

“Debt Yield Trigger Period” shall mean the period from the date of the occurrence of a Debt Yield Trigger Event until the date that a Debt Yield Trigger Event Cure occurs in respect of such Debt Yield Trigger Event.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) three percent (3%) above the Interest Rate.

“Defaulting Lender” shall have the meaning set forth in Section 11.12 hereof.

“Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the first day of such Interest Period.

“Developer” shall mean Turlock DB, LLC, a California limited liability company.

“Development Services Agreement” shall mean that certain Development Services Agreement dated as of June 23rd, 2015 by and between Monte Vista Borrower and Developer, as the same may be amended, supplemented, modified, or restated from time to time.

“Disclosure Document(s)” shall mean any disclosure documents used or provided to any prospective investors in connection with any Secondary Market Transaction, including, without limitation, a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular, term sheet, road show presentation materials or other offering documents, marketing materials or information provided to prospective investors, in each case in preliminary or final form and including any amendments, supplements, exhibits, annexes and other attachments thereto, used to offer an interest in the Loan in connection with a Secondary Market Transaction and designated as a “Disclosure Document” by Administrative Agent in its reasonable discretion.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. § 9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority, as applicable. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) Administrative Agent, and (ii) unless a monetary Default, a material non-monetary Default of which Administrative Agent has given written notice to Borrower or an Event of Default exists, Borrower (each such approval under clause (i) or (ii) not to be unreasonably withheld or delayed), provided that notwithstanding the foregoing, (x) unless otherwise approved by Borrower (unless a monetary Default, a material non-monetary Default of which Administrative Agent has given written notice to Borrower or an Event of Default exists, in each case, with such approval under this clause (x) not to be unreasonably withheld, conditioned or delayed) and

Administrative Agent, each Person described in the foregoing clause (d) shall, at the time of the applicable assignment which causes them to become a Lender be one or more of the following: any insurance company, bank, investment bank, university or college or other educational or charitable institution, pension fund and sovereign wealth fund, any fund (other than a mutual fund) which regularly invests in or makes commercial real estate loans, any Affiliate of any Lender or any entity Controlled by, Controlling or under common Control with any of the foregoing, and any real estate investment trust, investment fund, limited liability company, limited partnership or general partnership where an affiliate of Wells Fargo Securities, LLC or other insurance company, bank, investment bank, pension fund or sovereign wealth fund or other fund that otherwise qualifies as an Eligible Assignee acts as the general partner, managing member, investment advisor or fund manager; provided, that in each case such entity or its Affiliates is regularly engaged in the business of making, originating or owning commercial mortgage or mezzanine real estate loans and holds, at the time of acquisition of the assigned interest, at least $500,000,000 of such commercial mortgage or mezzanine real estate loans and (y) “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or subsidiaries.

“Eligible Institution” shall mean either (a) a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s), or (b) Wells Fargo Bank, National Association (“Wells”), provided that the rating by S&P and the other Rating Agencies for Wells’ short term unsecured debt obligations or commercial paper and long term unsecured debt obligations does not decrease below the ratings set forth in subclause (a) hereof.

“Embargoed Person” shall mean any Person, entity or government that is (i) publicly identified on the most current published list of “Specially Designated Nationals and Blocked Persons” published by OFAC or (ii) publicly identified as prohibited from doing business with the United States under federal trade restrictions under U.S. law, including, the Patriot Act, the International Emergency Economic Powers Act (50 U.S.C. §§ 1701, et seq.), the Trading with the Enemy Act (50 U.S.C. App. 1 et seq.), or any Executive Orders or regulations promulgated thereunder.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the Closing Date, executed by Borrower in connection with the Loan in favor of Administrative Agent for the benefit of Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Equipment” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Cash Flow Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.

“Excess Net Proceeds” shall have the meaning set forth in Section 6.4(b)(vii) hereof.

“Excluded Entity” shall mean Blackstone or any direct or indirect legal or beneficial owner (including, without limitation, any shareholder partner, member and/or non-member Manager) of Blackstone.

“Excluded Taxes” shall mean any of the following taxes imposed on or with respect to a recipient: (a) taxes that are imposed on a recipient’s overall net income (and franchise taxes imposed in lieu thereof or in addition thereto), or by the jurisdiction under the laws of which such recipient is organized or in which the principal office is located or, in the case of any Lender, in which its applicable Lending Office is located or as a result of a present or former connection between the recipient and the jurisdiction imposing such tax (unless such taxes are imposed solely as a result of the recipient having executed, delivered or performed its obligations or received payments under, or enforced, this Agreement or any of the other Loan Documents), (b) taxes that are branch profits taxes imposed by the United States or any other jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. federal withholding taxes resulting from any Legal Requirement in effect on the date such Lender becomes a party to this Agreement (other than pursuant to an assignment request by the Borrower under Section 2.2.6 and Section 2.9(h)), or designates a new Lending Office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Loan Party with respect to such withholding taxes pursuant to Section 2.9(a), (d) any taxes attributable to a Lender’s (or other relevant recipient’s) failure to comply with Section 2.9(f), (e) any withholding taxes imposed pursuant to FATCA and (f) any penalties, interest and additions with respect to any of the foregoing.

“Existing Lender” shall mean, individually and/or collectively, as the context may require, each Lender hereunder as of the date of determination.

“Existing Management Agreement” shall mean, collectively, those certain Property Management Agreements, each dated as of the Closing Date, set forth on Schedule 1.1(b) attached hereto, pursuant to which each Existing Manager is to provide management and other services with respect to the Properties.

“Existing Manager” shall mean, collectively, the managers under the Existing Management Agreement.

“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.

“Extension Fee” means a non-refundable fee with respect to the second (2nd) and third (3rd) Extension Options, determined as of the commencement of the applicable Extension Term, in an amount equal to 0.10% of the principal amount of the Loan then outstanding.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Strike Price” shall be a strike rate that would result in a Debt Service Coverage Ratio of no less than 1.20:1.00.

“Extension Term” shall have the meaning set forth in Section 2.8 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreements (or related legislation or official administrative rules or practices) entered into in connection with the foregoing.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/1000 of 1%) charged to Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain fee letter dated as of the Closing Date, by and between Borrower and Administrative Agent.

“Fees” means the fees and commissions payable by Borrower under the Fee Letter.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Fixtures” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Floating Interest Rate” shall mean a fluctuating rate per annum equal to LIBOR plus the Spread.

“Floating Interest Rate Loan” shall mean the Loan at such time as the interest thereon accrues at a rate of interest based on the Floating Interest Rate.

“Force Majeure” shall mean any delay caused by reason of strike, lock-out or other labor trouble, governmental preemption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies or labor resulting therefrom or other similar causes beyond Borrower’s reasonable control.

“Fort Union Borrower” shall mean Excel FT Union LLC, a Delaware limited liability company.

“Fort Union Indemnity” shall mean that certain Environmental Indemnity Agreement (Fort Union), dated August 22, 2012, by and between DDR Corp., an Ohio corporation and Excel Trust, L.P., a Delaware limited partnership, as predecessor-in-interest to Fort Union Borrower, as the same may be amended, supplemented or modified from time to time.

“Fort Union Property” shall mean the Property owned by the Fort Union Borrower.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust as defined in subpart E, part I of subchapter J of the Code.

“Gross Income from Operations” shall mean, for any Debt Yield Determination Date, the sum of (a) total annualized base rent in place as of such Debt Yield Determination Date based on executed Leases, including (i) executed Leases with future lease commencement dates, provided, that, amounts under this clause (i) in excess of fifteen percent (15%) of the total Gross Income from Operations as of the applicable Debt Yield Determination Date shall not be included in the total Gross Income from Operations, but excluding any Tenants (A) in monetary default under their Lease in excess of sixty (60) days, (B) who have given written notice to Borrower, as landlord, of their intention to terminate the applicable Lease and vacate the premises demised thereunder within six (6) calendar months of the applicable Debt Yield Determination Date, or (C) in bankruptcy who have not affirmed their Leases pursuant to a non-appealable order of a court of competent jurisdiction, (b) reimbursed expenses and or reimbursements, percentage and overage rent and income received from the Properties during the twelve (12) month period immediately preceding such Debt Yield Determination Date, and (c) ancillary income (including, without limitation, parking, tenant service and signage) projected in accordance with the Annual Budget (without duplication of any amounts set forth in clauses (a)

and (b) above); provided, that operating expenses and property tax reimbursements shall be adjusted in accordance with the Tax and Insurance Adjustment.

“Guarantor” shall mean Blackstone Property Partners Lower Fund 1 L.P., a Delaware limited partnership.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the Closing Date and executed and delivered by Guarantor in connection with the Loan to Administrative Agent for the benefit of Lenders, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Improvements” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) the face amount of the obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed, provided that “Indebtedness” described in this clause (g) shall not include any Permitted Encumbrances.

“Indemnifiable Amounts” shall have the meaning set forth in Section 11.8 hereof.

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Parties” shall mean (a) any Administrative Agent or successor thereto and any Affiliate of Administrative Agent, (b) each Lender and any designees of Lenders, (c) any Affiliate of any Lender that acts as an underwriter, placement agent or initial purchaser of the Loan in connection with a Secondary Market Transaction, including the Arranger, (d) any other co-underwriters, co-placement agents or co-initial purchasers or the Loan in connection with a Secondary Market Transaction, (e) each Person who controls any Person described in any of the foregoing clauses, (f) any Person who is or will have been involved in the origination of the Loan, (g) any Person who is or will have been involved in the servicing of the Loan, (h) any Person in whose name the Liens created by the Mortgages are or will be recorded, (i) any Person who may hold or acquire or will have held a full or partial interest in the Loan (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan evidenced for the benefit of third parties), (j) any Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan, (k) any successors by merger, consolidation or acquisition of all or a substantial portion of any Lender’s or Administrative Agent’s assets and business and

(l) the respective officers, directors, shareholders, partners, employees, agents, representatives, contractors, subcontractors, Affiliates, participants, successors and assigns of any Person described in any of the foregoing clauses.

“Independent Director” or “Independent Manager” or “Independent Trustee” means a natural person who has prior experience as an independent director, independent manager, independent trustee or independent member with at least three (3) years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional independent directors or independent managers, another nationally-recognized company reasonably approved by Administrative Agent that provides professional independent directors or independent managers and other corporate services in the ordinary course of its business and is not an Affiliate of Borrower or any SPE Constituent Entity, and which natural person is duly appointed as an Independent Director or Independent Manager or Independent Trustee, as applicable, and is not, and has never been, and will not while serving as an Independent Director or Independent Manager or Independent Trustee, as applicable, be, any of the following:

(a)        a member, partner, equityholder, beneficial owner, manager, director, trustee, officer or employee of Borrower, any SPE Constituent Entity or any of their respective Affiliates (other than as an Independent Director or Independent Manager or Independent Trustee of (i) Borrower or any SPE Constituent Entity or (ii) any Affiliate of Borrower does not own a direct or indirect interest in Borrower and that is required by a creditor to be a “single purpose bankruptcy remote entity”, provided that (A) such Independent Director or Independent Manager or Independent Trustee is employed by a company that routinely provides professional independent directors or managers in the ordinary course of its business) and (B) the fees that such Independent Director or Independent Manager or Independent Trustee earns from serving as an Independent Director or Independent Manager or Independent Trustee of Borrower, each SPE Constituent Entity and any Affiliate of Borrower in any given calendar year constitute, in the aggregate, less than five percent (5%) of the annual income of such Independent Director or Independent Manager or Independent Trustee for that calendar year;

(b)        a creditor, supplier or service provider (including provider of professional services) to Borrower, any SPE Constituent Entity, or any of their respective Affiliates (other than a nationally-recognized company that routinely provides professional independent directors or independent managers or independent trustees and other corporate services to Borrower, any SPE Constituent Entity or any of their respective Affiliates in the ordinary course of its business);

(c)        a family member of any Person referenced in the foregoing clauses (a) and (b) that is a natural person; or

(d)        a Person that Controls any Person referenced in any of the foregoing clauses (a), (b) or (c).

For purposes of this definition, a “single purpose bankruptcy remote entity” is an entity whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to the provisions of the definition of “Special Purpose Entity” below.

“Individual Loan Commitment” shall mean, with respect to each Lender, the amount set forth opposite the name of such Lender on Exhibit D attached hereto and made a part hereof or as set forth in the applicable Assignment and Assumption, as the same may be reduced or increased from time to time pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by any Lender effectuated in accordance with the provisions of Section 12.1 hereof.

“Individual Material Adverse Effect” shall mean in respect of an Individual Property, any event or condition that has a material adverse effect on (a) the use, operation, or value of the Individual Property, (b) the business, profits, operations or financial condition of the applicable Borrower, (c) the enforceability, validity, perfection or priority of the lien of the Security Instrument or the other Loan Documents, or (d) the ability of the applicable Borrower to repay the principal and interest of the Allocated Loan Amount as it becomes due or to satisfy any of the applicable Borrower’s other obligations under the Loan Documents.

“Individual Property” shall mean each parcel of land, the Improvements thereon and all personal property owned by Borrower and encumbered by a Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of each such Mortgage and referred to therein as the “Property”.

“Initial 20% Prepayment” shall have the meaning set forth in Section 2.4.1(c) hereof.

“Initial Maturity Date” shall mean the Payment Date occurring in August, 2017.

“Initial Note” shall mean that certain Promissory Note of even date herewith in the principal amount of Four Hundred and Ninety-Five Million, Four Hundred and Thirty-Nine Thousand and 00/100 Dollars ($495,439,000.00), made by Borrower in favor of Wells Fargo Bank, National Association, as the same may be amended, restated, replaced, split, supplemented or otherwise modified from time to time.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the Closing Date delivered by Richards, Layton & Finger, P.A. in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Insurance Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Interest Period” shall mean, with respect to the Note, (a) the period commencing on the Closing Date and ending on (and including) August 14, 2015 and (b) thereafter, the period commencing on the fifteenth (15th) day of each calendar month during the term of the Loan and ending on (but including) the fourteenth (14th) day of the following calendar month.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Section 2.2 hereof.

“Interest Rate Protection Agreement” shall mean, collectively, one or more interest rate cap agreements (together with the confirmation and schedules relating thereto) reasonably acceptable to Administrative Agent and entered into in accordance with the terms of this Agreement, between an Acceptable Counterparty and Borrower obtained by Borrower as and when permitted or required pursuant to Section 2.2.7 hereof. After delivery of a Replacement Interest Rate Protection Agreement to Administrative Agent, the term “Interest Rate Protection Agreement” shall be deemed to mean such Replacement Interest Rate Protection Agreement and such Replacement Interest Rate Protection Agreement shall be subject to all requirements applicable to the Interest Rate Protection Agreement.

“KBRA” shall mean Kroll Bond Rating Agency, Inc.

“Land” shall have the meaning set forth in the granting clause of the related Mortgage with respect to each Individual Property.

“Lease” shall mean any lease, sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Tenant is granted a possessory interest in, or right to use or occupy all or any portion of any space in any Individual Property by or on behalf of Borrower, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, with respect to each Individual Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including, but not limited to, the Americans With Disabilities Act of 1990, the Fair Housing Amendments Act of 1988, and all federal, state and local laws and ordinances related to handicapped access, and all rules, regulations and orders issued pursuant thereto (“Access Laws”)) affecting such Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, such Individual Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or Alterations in or to such Individual Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lenders” shall have the meaning set forth in the introductory paragraph hereto.

“Lender Documents” shall mean any agreement among Administrative Agent for the benefit of Lenders, any mezzanine lender, and/or any participant or any fractional owner of a beneficial interest in the Loan relating to the administration of the Loan, including without limitation any intercreditor agreements, co-lender agreements and participation agreements.

“Lending Office” shall mean, for each Lender, the office of such Lender specified in such Lender’s Administrative Questionnaire or in the applicable Assignment and Assumption Agreement, or such other office of such Lender as such Lender may notify the Administrative Agent in writing from time to time.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit having an initial term of not less than one (1) year, in favor of Administrative Agent, for the benefit of Lenders, and entitling Administrative Agent to draw thereon in New York, New York, based solely on a statement that Administrative Agent has the right to draw thereon executed by an officer or authorized signatory of Administrative Agent. A Letter of Credit must be issued by an Eligible Institution.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded to the next nearest 1/1000 of 1%) equal to the rate reported for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date; provided that, (i) if such rate does not appear on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on such Determination Date, Administrative Agent shall request the principal London office of any four major reference banks in the London interbank market selected by Administrative Agent to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations and (ii) if fewer than two such quotations in clause (i) are so provided, Administrative Agent shall request any three major banks in New York City selected by Administrative Agent to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for the amounts for a comparable loan at the time of such calculation and, if at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Administrative Agent absent manifest error. Notwithstanding the foregoing, in no event shall LIBOR be deemed to be less than 0.00%.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, with respect to each Individual Property, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the related Individual Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Loan” shall mean the loan made by Lenders to Borrower pursuant to this Agreement and evidenced and secured by the Note and the other Loan Documents.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgages, the Guaranty, the O&M Agreement, the Environmental Indemnity, the Assignment of Management Agreement, the Lockbox Agreement, the Cash Management Agreement, the Contribution Agreement, the Fee Letter, the Assignment of Interest Rate Protection Agreement, the Interest Rate Protection Agreement, and all other documents executed and/or delivered in connection with the Loan, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Loan Party” shall mean Borrower and Guarantor.

“Lockbox Account” shall have the meaning set forth in Section 2.7.1 hereof.

“Lockbox Agreement” shall mean the Closing Date Lockbox Agreement or any Replacement Lockbox Agreement, as applicable, in each case, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Lockbox Bank” shall mean Wells Fargo Bank, National Association or any Replacement Lockbox Bank.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Major Lease” shall mean, with respect to any Individual Property, any (a) Lease (i) covering more than thirty thousand (30,000) square feet at such Individual Property or (ii) entered into by a Tenant that is a Tenant under another Lease at such Individual Property or that is an Affiliate of any other Tenant under a Lease at such Individual Property, if, pursuant to such Leases, such Tenant (or such Tenant and its Affiliate(s)) leases more than thirty thousand (30,000) square feet in the aggregate at the applicable Individual Property or (b) Lease under which the Tenant is an Affiliate of Borrower or Guarantor. Notwithstanding the foregoing, no Permitted Parcel Ground Lease shall constitute a Major Lease.

“Management Agreement” shall mean the Existing Management Agreement or, if the context requires, a Replacement Management Agreement pursuant to which a Qualified Manager is managing one or more of the Individual Properties in accordance with the terms and provisions of this Agreement.

“Manager” shall mean Existing Manager or, if the context requires, a Qualified Manager who is managing one or more of the Individual Properties in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Material Action” shall have the meaning set forth in paragraph (xii) of the definition of “Special Purpose Entity” below.

“Material Lease” shall mean, with respect to any Individual Property, any Lease or Leases (i) with a Tenant that is a nationally or regionally recognized retail chain (as reasonably determined (x) by Borrower in its commercially reasonable discretion for purposes of Section 5.2.14 or (y) otherwise, by Administrative Agent on behalf of Lenders) or (ii) pursuant to which such Tenant leases more than ten thousand (10,000) square feet in the aggregate at such Individual Property.

“Maturity Date” shall mean the Initial Maturity Date or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.8 hereof, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Merger Agreement” shall mean that certain Agreement and Plan of Merger dated as of April 9, 2015 by and among Excel Trust, Inc., Excel Trust, L.P., BRE Retail Centers Holdings LP, BRE Retail Centers Corp, and BRE Retail Centers LP.

“Minimum Disbursement Amount” shall mean Twenty-Five Thousand and No/100 Dollars ($25,000.00).

“Monte Vista Borrower” shall mean Excel Monte Vista LP, a Delaware limited partnership.

“Monte Vista Master Lease” shall mean that certain Ground Lease dated as of [            ] by and between Monte Vista Borrower, as successor-in-interest, to Excel Trust, L.P., a Delaware limited partnership and Monte Vista Crossings, LLC, a California limited liability company, as the same may be amended, modified, supplemented or restated from time to time.

“Monte Vista Reserve Account” shall have the meaning set forth in Section 7.6.1 hereof.

“Monte Vista Reserve Deposit” shall mean the amount of $12,500,000.00.

“Monte Vista Reserve Funds” shall have the meaning set forth in Section 7.6.1 hereof.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on the Loan for the related Interest Period.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean, with respect to each Individual Property, that certain first-priority Mortgage/Deed of Trust, Assignment of Leases and Rents, Fixture Filing and Security Agreement, dated as of the Closing Date, executed and delivered by Borrower to Administrative Agent for the benefit of Lenders as security for the Loan and encumbering an Individual Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Operating Income” shall mean, for any Debt Yield Determination Date, the amount obtained by subtracting (i) (A) from the Closing Date until and including [          ], Operating Expenses projected in accordance with the Annual Budget and subject to the Tax and Insurance Adjustment or (B) from and after [          ], Operating Expenses for the previous twelve (12) month period from (ii) Gross Income from Operations.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 6.4(e) hereof.

“Net Sales Proceeds” shall mean one hundred percent (100%) of the gross proceeds from the sale of an Individual Property to be received by or on behalf of the applicable Individual Borrower in respect of such sale, less and except: any reasonable and customary brokerage fees and sales commissions payable to third parties, transfer, stamp and/or intangible taxes, reasonable, customary and market closing costs and any other reasonable and customary third party costs and expenses actually incurred by such Borrower in connection with such sale, as evidenced by a settlement statement or customary invoice.

“Net Worth” shall mean net worth as calculated in accordance with generally accepted accounting principles (or other principles reasonably acceptable to Administrative Agent).

“New TRS Borrower” shall have the meaning set forth in Section 10.29 hereof.

“Non-Disturbance Agreement” shall have the meaning set forth in Section 5.1.20 hereof.

“Non-Excluded Taxes” shall mean (a) Section 2.9 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Loan Party under any Loan Document, and (b) to the extent not otherwise described in (a), Other Taxes.

“Non-U.S. Lender” shall have the meaning set forth in Section 2.9(f)(i) hereof.

“Note” shall mean, individually and/or collectively, as the context may require, the Initial Note or, upon the assignment of any portion of the Loan, each of those certain Promissory Notes in the form of Exhibit D attached hereto and made a part hereof, made by Borrower in favor of each Lender which is now, or may in the future become, a party hereto in an amount equal to such Lender’s Individual Loan Commitment, payable for the account of such Lender’s Lending Office, which Notes shall evidence the Loan and shall have an aggregate original principal amount equal to the Loan Amount, as each of the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time.

“Obligations” shall have the meaning set forth in the Mortgages.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Officer’s Certificate” shall mean a certificate delivered to Administrative Agent, Requisite Lenders, or Unanimous Lenders, as applicable, by Borrower which is signed by an authorized officer of Borrower or the general partner or the managing member of Borrower, as applicable.

“Open Prepayment Date” shall mean the day following the Payment Date occurring in August, 2016.

“Operating Expenses” shall mean, as of any Debt Yield Determination Date, all ordinary costs and expenses with respect to the operation, management, maintenance, repair and use of the Properties (including a management fee equal to the greater of (a) 2% of gross revenues and (b) actual management fees and Taxes and Insurance Premiums in accordance with the Annual Budget); provided, however, that such expenses shall not include (i) non-cash items (other than expenses that are due and payable but not yet paid), (ii) interest, principal or any other sums due and owing with respect to the Loan, (iii) deposits into reserve accounts required to be maintained pursuant to the Loan Documents, (iv) income taxes or other taxes in the nature of income taxes, (v) extraordinary or non-recurring expenses, (vi) Capital Expenditures, (vii) leasing commissions or (viii) equity distributions; provided, further, that the foregoing shall be adjusted as of the applicable Debt Yield Determination Date for any known changes in Taxes or Insurance Premiums as of the applicable Debt Yield Determination Date (the “Tax and Insurance Adjustment”).

“Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against such Individual Property or any part thereof.

“Other Obligations” shall have the meaning as respectively set forth in the Mortgages.

“Other Obligor” and “Other Obligors” shall have the meaning set forth in Section 10.26.

“Other Taxes” shall have the meaning set forth in Section 2.9(b) hereof.

“Parent” shall mean BRE Retail Centers Corp, a Maryland corporation (as such entity may be renamed to BPP Retail Centers Corp).

“Patriot Act” shall mean Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 10756 (signed into law October 26, 2001)), as amended from time to time.

“Participant” shall have the meaning set forth in Section 12.1(a) hereof.

“Payment Date” shall mean the ninth (9th) day of every month during the term of the Loan, until and including the Maturity Date. The parties hereto acknowledge that the first Payment Date shall be September 9, 2015.

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgages and the other Loan Documents, and (b) trade payables incurred in the ordinary course of Borrower’s business, not secured by Liens on any one or more Individual Properties (other than Liens being properly contested in accordance with the provisions of this Agreement), provided that such trade payables (i) do not exceed at any one time in the aggregate four percent (4%) of the sum of the original Allocated Loan Amounts of the Individual Properties, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower for or in respect of the operation of such Individual Property in the ordinary course of the operation of Borrower’s business or the routine administration of such Borrower’s business, (iv) are paid within sixty (60) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (v) are not evidenced by a note. Nothing contained herein shall be deemed to require Borrower to pay any trade payable, so long as Borrower is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) no Individual Property nor any part thereof or interest therein will be in material danger of being sold, forfeited, or lost, (y) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure the payment any amounts contested, together with all interest and penalties thereon, and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount. For the avoidance of doubt, “trade payables” shall not include any amounts incurred with respect to Taxes or Leasing Costs.

“Permitted Encumbrances” shall mean, with respect to an Individual Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the applicable Title Insurance Policy relating to such Individual Property or any part thereof (including Liens disclosed in the title commitment for which Administrative Agent has either received affirmative coverage or for which the title insurance company has received adequate protections to remove such items as exceptions in the Title Insurance Policy), (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet due or delinquent or contested in accordance with the terms hereof, (d) such other title and survey exceptions as Administrative Agent has approved or may approve in writing in Administrative Agent’s sole discretion, (e) all immaterial easements, rights-of-way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property and that do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due, (ii) the marketability of title to such Individual Property, (iii) the fair market value of such Individual Property, or (iv) the use or operation of such Individual Property, (f) rights of Tenants, as Tenants only, along with such rights of first refusal, rights of first offer and tenant options which are granted to tenants under Major Leases which are approved by Administrative Agent in accordance with Section 5.1.20 hereof and (g) any easements, rights of way, restrictions and other similar non-monetary encumbrances recorded against and affecting such Individual Property as a result of any Release Parcel in accordance with Section 2.6.2.

“Permitted Equipment Transfer” shall mean the Transfer by Borrower of Equipment, Fixtures and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of the applicable Individual Property, provided that such Transfer will not (i) materially adversely affect the value of such Individual Property, (ii) impair the utility of such Individual Property or (iii) result in a reduction or abatement of, or right of offset against, the Rents under any Lease in respect of such Individual Property.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

  (i)        obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof provided such obligations are backed by the full faith and credit of the United States of America including, without limitation, obligations of: the U.S. Treasury (all direct or fully guaranteed obligations), the Farmers Home Administration (certificates of beneficial ownership), the General Services Administration (participation certificates), the U.S. Maritime Administration (guaranteed Title XI financing), the Small Business Administration (guaranteed participation certificates and guaranteed pool certificates), the U.S. Department of Housing and Urban Development (local authority bonds) and the Washington Metropolitan Area Transit Authority (guaranteed transit bonds); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

 (ii)        obligations of the following United States government sponsored agencies: Federal Home Loan Mortgage Corp. (debt obligations), the Federal National Mortgage Association (debt obligations); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iii)        unsecured certificates of deposit, time deposits, bankers’ acceptances and repurchase agreements or obligations with maturities of not more than 365 days issued or held by any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal or state banking authorities, so long as the commercial paper or other short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(iv)        fully Federal Deposit Insurance Corporation-insured demand and time deposits in, or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, the short term obligations of which at all times are rated in the highest short term rating category by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency in the highest short term rating category and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities); provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

 (v)        debt obligations bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof with maturities of not more than 365 days from the date of acquisition and at all times rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) in its highest rating category; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investment therein will cause the then-outstanding principal amount of the securities issued by such corporation and held in the accounts established hereunder to exceed ten percent (10%) of the sum of the aggregate principal balance and the aggregate principal amount of all Permitted Investments in such account; provided, further, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

(vi)        commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations) of any corporation or other entity organized under the laws of the United States of America or any state thereof payable on demand or on a specified date maturing not more than one year after the date of acquisition thereof) and that at all times is rated by each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) in its highest rating category; provided, however, that the investments described in this clause must (A) have a predetermined fixed dollar of principal due at maturity that cannot vary or change, (B) if rated by S&P, must not have an “r” highlighter affixed to their rating, (C) if such investments have a variable rate of interest, such interest rate must be tied to a single interest rate index plus a fixed spread (if any) and must move proportionately with that index, and (D) such investments must not be subject to liquidation prior to their maturity;

 (vii)        units of taxable money market funds, which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, which funds have the highest rating available from each Rating Agency (or, if not rated by all Rating Agencies, rated by at least one Rating Agency and otherwise acceptable to each other Rating Agency, as confirmed in writing that such investment would not, in and of itself, result in a downgrade, qualification or withdrawal of the initial, or, if higher, then-current ratings assigned to the Securities) for money market funds; and

(viii)        any other demand, money market or time deposit, security, obligation or investment which has been approved as a Permitted Investment in writing by (A) Administrative Agent and (B) as to which Borrower has obtained a Rating Agency Confirmation;

provided, however, that no obligation or security shall be a Permitted Investment if (A) such obligation or security evidences a right to receive only interest payments, (B) the right to receive principal and interest payments on such obligation or security are derived from an underlying investment that provides a yield to maturity in excess of one hundred twenty percent (120%) of the yield to maturity at par of such underlying investment, or (C) such instrument may be redeemed at a price below the purchase price. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

“Permitted Parcel Ground Lease” shall mean any Lease that constitutes a “triple net” ground lease pursuant to which premises located wholly within a Release Parcel are demised to a Person that is not an Affiliate of Borrower and which does not obligate Borrower as ground lessor to pay the costs of, or reimburse the applicable ground lessee for the costs of, any tenant improvements, or perform any Alterations, the aggregate cost of which exceeds the Threshold Amount.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, provided if such decedent Controlled Borrower, then any such Person or Persons succeeding to Control shall have the same expertise and experience in owning the Properties as the decedent, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto, provided if such incapacitated Person Controlled Borrower, then any such Person or Persons succeeding to Control shall have the same expertise and experience in owning the Properties as the incapacitated Person prior to such incapacity, (c) any Transfer of any interest in an Affiliated Manager if, following such Transfer, such Affiliated Manager shall be under common Control with Guarantor, (d) any Transfer permitted without the consent of Administrative Agent pursuant to the provisions of Section 5.2.2(b), or Section 5.2.10(d), (e) any Lease of space in any of the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (f) any Permitted Equipment Transfer, (g) Permitted Encumbrances, (h) the release of any Property or portion thereof (or an Unencumbered Borrower) in connection with a release in accordance with Section 2.6, (i) intentionally omitted, or (j) Transfers of indirect interests in Borrower by and among the entities comprising Blackstone and their respective wholly owned subsidiaries from time to time under the Loan or Transfers of direct or indirect interests in Blackstone.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the applicable granting clause of the related Mortgage with respect to each Individual Property.

“PLL Policy” or “PLL Policies” shall have the meaning set forth in Section 6.1(a)(x) hereof.

“Plan Assets” shall have the meaning set forth in Section 4.1.3 hereof.

“Policies” shall have the meaning set forth in Section 6.1(b) hereof.

“Policy” shall have the meaning set forth in Section 6.1(b) hereof.

“Post-Foreclosure Plan” shall have the meaning set forth in Section 11.4 hereof.

“Preapproved Alterations” shall mean the Alterations more particularly described on Schedule 1.1(d) hereto.

“Preapproved Leases” shall mean either (a) any New Leases (as defined in the Monte Vista Master Lease), or (b) a Lease with a Tenant identified in a letter of intent or draft lease attached hereto as Schedule 1.1(e) hereto which Lease contains the terms and conditions contained in the applicable letter of intent or draft lease and does not contain any other material terms and conditions.

“Prepayment Notice” shall have the meaning set forth in Section 2.1(b) hereof.

“Prepayment Premium” shall mean the Spread Maintenance Premium.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that, as of the Prepayment Rate Determination Date, has a remaining term to maturity closest to, but not exceeding, the term from the Prepayment Rate Determination Date to the Open Prepayment Date as most recently published in “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication published by the Board of Governors of the Federal Reserve System, or if such publication becomes unavailable, on the basis of such other publication or statistical guide as Administrative Agent may reasonably select.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4.1 hereof.

“Prime Rate” shall mean the annual rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest 1/1000th of one percent (0.001%). If The Wall Street Journal ceases to publish the “Prime Rate,” Administrative Agent shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Administrative Agent shall select a comparable interest rate index.

“Pro Rata Share” shall mean, with respect to each Lender, the ratio of such Lender’s Individual Loan Commitment to the Loan Amount. As of the date hereof, the Lenders’ respective Pro Rata Shares are set forth on Exhibit D attached hereto and made a part hereof.

“Properties” shall mean, collectively, each and every Individual Property which is subject to the terms of this Agreement.

“Protective Advance” means all sums expended by Administrative Agent, that are determined by Administrative Agent to be necessary or appropriate to expend, after Borrower fails to do so when required: (a) to protect the validity, enforceability, perfection or priority of the Liens in any of the Collateral and the instruments evidencing the Obligations; (b) to prevent the value of any Collateral from being materially diminished (assuming the lack of such a payment within the necessary time frame could potentially cause such Collateral to lose value); or (c) to protect any of the Collateral from being materially damaged, impaired, mismanaged or taken, including any amounts expended in connection therewith in accordance with Section 10.13.

“Provided Information” shall mean any and all financial and other information (including any updates thereto) provided at any time by, or on behalf of, Borrower, SPE Constituent Entity, Guarantor, Sponsor and/or Manager.

“Public Sale” shall mean (a) the Sale or Pledge in one or a series of transactions, of all of the indirect legal or beneficial interests in Borrower (other than with respect to an Excluded Entity) to a Qualified Public Company, or (b) the Sale or Pledge in one or a series of transactions, through which any direct or indirect owner of a legal or beneficial interest in

Borrower (other than with respect to an Excluded Entity) becomes, or is merged with or into, a Qualified Public Company.

“Public Vehicle” shall mean a Person whose securities are listed and traded on (i) the New York Stock Exchange, NYSE MKT, NASDAQ, or another nationally recognized securities exchange or (ii) the Frankfurt Stock Exchange, the London Stock Exchange, Euronext, the Luxembourg Stock Exchange, the Hong Kong Stock Exchange, the Shanghai Stock Exchange, the Tokyo Stock Exchange and the Korea Exchange (KRX), and shall include a majority owned subsidiary of any such Person or any operating partnership through which such Person conducts all or substantially all of its business.

“Purchaser” shall have the meaning set forth in Section 4.1.9(c) hereof.

“Qualified Manager” shall mean (a) Existing Manager, (b) any Person that is an Affiliate of Guarantor or Sponsor which owns or operates a portfolio of retail shopping centers and which has not been previously terminated by Borrower or Administrative Agent pursuant to the Loan Documents, (c) is a reputable Person that (i) has at least five (5) years’ experience in the management of commercial retail properties with similar size, scope, class, use and value as the Properties, (ii) has, for at least five (5) years prior to its engagement as property manager, managed at least ten (10) properties similar in size, scope, class, use and value as the Properties which comprise in the aggregate at least two million (2,000,000) leasable square feet of retail shopping centers, (iii) is not the subject of a Bankruptcy Action, (iv) has no prior, ongoing or threatened litigation or dispute with any Lender or their respective Affiliates, (v) is in good standing with each Lender, and (vi) has no felony convictions or indictments; provided, that, if required by Administrative Agent following a Secondary Market Transaction, Borrower shall have obtained in the case of the foregoing subclause (b) and subclause (c), if such Person is an Affiliate of Borrower, Borrower shall have delivered to Administrative Agent an Additional Insolvency Opinion, reasonably acceptable to Administrative Agent, (d) Brixmor, (e) Cushman & Wakefield, (f) Jones Lang LaSalle, (g) CBRE or (h) DDR Corp.

“Qualified Public Company” shall mean a Public Vehicle with a Net Worth equal to or exceeding $200,000,000 (exclusive of its interest in the Property) as of the date of the Public Sale.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, KBRA and Realpoint or any other nationally recognized statistical rating organization that has been approved by Administrative Agent, or that has been engaged by or on behalf of Administrative Agent or its designee to rate the Loan to assign a rating to the Loan or the Securities.

“REA” or “Reciprocal Easement Agreement” shall mean any reciprocal easement agreement or similar agreement affecting any Individual Property or portion thereof.

“Realpoint” shall mean Realpoint, LLC, a Pennsylvania limited liability company.

“Red Rock Borrower” shall mean Red Boulder LLC, a Delaware limited liability company.

“Red Rock Property” shall mean the Property owned by the Red Rock Borrower.

“Register” shall have the meaning set forth in Section 10.24 hereof.

“Release Amount” shall mean, for an Individual Property, the lesser of:

(a)        the Debt; or

(b)        an amount equal to the Allocated Loan Amount for such Individual Property set forth on Schedule 1.1(a) (as adjusted pursuant to Sections 2.4.1(d) and 2.4.2(a) if applicable) multiplied by one hundred and ten percent (110%).

“Release Parcel” shall mean each parcel of Land described or depicted on Schedule 1.1(c) hereto.

“Release Property” shall have the meaning set forth in Section 2.6.1 hereof.

“Rents” shall mean, with respect to each Individual Property, all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, any fees, payments or other compensation from any Tenant relating to or in exchange for the termination of such Tenant’s Lease, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to such Individual Property, including, without limitation, charges for electricity, oil, gas, water, steam, heat, ventilation, air-conditioning and any other energy, telecommunication, telephone, utility or similar items or time use charges, HVAC equipment charges, sprinkler charges, escalation charges, license fees, maintenance fees, charges for Taxes, operating expenses or other reimbursables payable to Borrower (or to Manager for the account of Borrower) under any Lease, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower or its agents or employees from any and all sources arising from or attributable to the Individual Property, and proceeds, if any, from business interruption or other loss of income or rental insurance.

“Replacement Cash Management Bank” shall mean any successor to Servicer that is an Eligible Institution and either (a) assumes the obligations of the Cash Management Bank being replaced under the then-existing Cash Management Agreement or (b) executes and delivers a Replacement Cash Management Agreement, in each case, acting in such Person’s capacity as Agent under the Replacement Cash Management Agreement.

“Replacement Cash Management Agreement” shall mean any cash management agreement entered into by and among Borrower, Administrative Agent for the benefit of Lenders, Manager, and a Replacement Cash Management Bank, provided that such cash management agreement is in form and substance substantially similar to the Closing Date Cash Management Agreement or is otherwise in form and substance reasonably acceptable to Administrative Agent.

“Replacement Interest Rate Protection Agreement” shall mean, collectively, one or more interest rate protection agreements from an Acceptable Counterparty with a strike price of not less than the Strike Price and on other terms substantially similar to the Interest Rate

Protection Agreement (or as otherwise reasonably acceptable to Administrative Agent) except that the same shall be effective as of the date required in Section 2.2.7(c) or if such interest rate protection agreement is delivered in connection with an extension of the Maturity Date pursuant to Section 2.8 shall meet the requirements set forth in Section 2.8(c); provided that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Protection Agreement” shall be such interest rate protection agreements approved in writing by the Administrative Agent with respect thereto.

“Replacement Lockbox Bank” shall mean any successor to Wells Fargo Bank, National Association that is an Eligible Institution which maintains and holds the Lockbox Account and either (a) assumes the obligations of the Lockbox Bank being replaced under the then-existing Lockbox Agreement or (b) executes and delivers a Replacement Lockbox Agreement, in each case, acting in such Person’s capacity as Lockbox Bank under the Replacement Cash Management Agreement.

“Replacement Lockbox Agreement” shall mean any lockbox agreement entered into by and among Borrower, Manager, Administrative Agent for the benefit of Lenders and a Replacement Lockbox Bank, provided that such lockbox agreement is in form and substance substantially similar to the Closing Date Lockbox Agreement or is otherwise in form and substance reasonably acceptable to Administrative Agent.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Administrative Agent in form and substance and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Administrative Agent (or of such other form and substance reasonably acceptable to Administrative Agent), executed and delivered to Administrative Agent by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Funds” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean, for each date of determination, one twelfth (1/12) of the amount equal to the Aggregate Square Footage multiplied by Twenty Cents ($0.20).

“Replacements” shall have the meaning set forth in Section 7.3.1 hereof.

“Representative Borrower” shall have the meaning set forth in Section 10.6(b) hereof.

“Required REIT Distributions” shall mean such distributions as are necessary to maintain the status of BRE Retail Centers Corp (or its successors) as a “real estate investment trust” under the Code, as evidenced by an Officer’s Certificate which is certified to the Administrative Agent.

“Required Repairs” shall have the meaning set forth in Section 5.1.32 hereof.

“Requisite Lenders” shall mean Lenders holding not less than sixty-six and two-thirds percent (66.666%) of the then outstanding principal balance of the Loan and which shall include, in all circumstances, at least two (2) Lenders during any period of time there is more than one (1) Lender party to the Loan Agreement; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded, and the Pro Rata Shares shall be redetermined, for voting purposes only, to exclude the Pro Rata Shares of such Defaulting Lenders.

“Reserve Accounts” shall mean, collectively, the Tax and Insurance Reserve Account, the Replacement Reserve Account, the Monte Vista Reserve Account, the Rollover Reserve Account, the Excess Cash Flow Reserve Account and any other escrow account established pursuant to the Loan Documents.

“Reserve Funds” shall mean, collectively, the Tax Reserve Funds, the Insurance Reserve Funds, the Replacement Reserve Funds, the Monte Vista Reserve Funds, the Rollover Reserve Funds, the Excess Cash Flow Reserve Funds and any funds deposited into any other Reserve Account.

“Reserve Threshold” shall mean Seven Hundred and Fifty Thousand and No/100 Dollars ($750,000.00).

“Reserved Other Charges” shall mean all Other Charges which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents.

“Restoration” shall mean the repair and restoration of an Individual Property after a Casualty or Condemnation as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty or Condemnation, with such Alterations as may be reasonably approved by Administrative Agent.

“Restricted Party” shall mean collectively, (a) Borrower, each SPE Constituent Entity, and any Affiliated Manager and (b) any subsidiary of Guarantor or Sponsor which is a direct or indirect legal or beneficial owner (including, without limitation, any shareholder, partner, member and/or non-member manager) of Borrower, any SPE Constituent Entity, or any Affiliated Manager.

“Rollover Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Funds” shall have the meaning set forth in Section 7.4.1 hereof.

“Rollover Reserve Monthly Deposit” shall mean, for each date of determination, one twelfth (1/12) of the amount equal to the Aggregate Square Footage multiplied One Dollar and Twenty-Five cents ($1.25).

“S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option to purchase or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Sales and Occupancy Taxes” shall mean all sales and occupancy taxes collected by Borrower that must be paid to a state or local taxing authority or similar taxing authority (including without limitation, sales taxes, use taxes, occupancy taxes, business license taxes and special assessments as imposed by any municipality or government entity.

“Section 2.9 Certificate” shall have meaning set forth in Section 2.9(f)(i)(C) hereof.

“Section 2.9 Taxes” shall have the meaning set forth in Section 2.9(a) hereof.

“Servicer” shall have the meaning set forth in Section 9.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“SPE Constituent Entity” shall mean the Special Purpose Entity that is the general partner of Borrower, if Borrower is a limited partnership, or the managing member of Borrower, if Borrower is a multi-member limited liability company.

“Special Purpose Entity” shall mean a corporation, limited partnership, limited liability company or statutory trust that, at all times on and after the date hereof, has complied with and shall at all times comply with the following requirements:

            (i)         is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Properties or its Individual Property, entering into and performing its obligations under the Loan Documents with Administrative Agent, refinancing the Properties in connection with a permitted repayment of the Loan, and transacting any lawful business that is incident, necessary and appropriate to accomplish the foregoing; or (B) in the case of an SPE Constituent Entity, acting as a general partner of the limited partnership that owns any one or more Individual Properties or as member of the limited liability company that owns any one or more Individual Properties and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

           (ii)         shall not engage in any business unrelated to (A) the acquisition, development, ownership, management, leasing or operation of any one or more Individual Properties or (B) in the case of an SPE Constituent Entity, acting as general partner of the limited partnership that owns any one or more Individual Properties or acting as a member of the limited liability company that owns any one or more Individual Properties, as applicable;

          (iii)         shall not own any real property other than, in the case of Borrower, any one or more Individual Properties;

          (iv)         does not have and shall not have any assets other than (A) in the case of Borrower, any one or more Individual Properties and personal property necessary or incidental to its ownership and operation of such Individual Property or Individual Properties or (B) in the case of an SPE Constituent Entity, its partnership interest in the limited partnership or the member interest in the limited liability company that owns any one or more Individual Properties and personal property necessary or incidental to its ownership of such interests;

           (v)         shall not engage in, seek, consent to or permit (A) to the fullest extent permitted by law, any dissolution, winding up, liquidation, consolidation or merger, (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents, or (C) in the case of an SPE Constituent Entity, any transfer of its partnership interest or member interest in Borrower;

          (vi)         shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, trust agreement, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition or matters as to which such formation document requires prior written consent of Administrative Agent, in each case without the prior written consent of Administrative Agent;

         (vii)        if such entity is a limited partnership, shall be a Delaware entity and has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than one-tenth of one percent (0.1%);

        (viii)        if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Material Action either with respect to itself or, if the corporation is an SPE Constituent Entity, with respect to Borrower, unless two (2) Independent Directors shall have consented in writing to such action;

          (ix)         if such entity is a statutory trust, has and shall have at least two (2) Independent Trustees and shall not cause or permit the board of trustees to take any Material Action with respect to Borrower unless two (2) Independent Trustees shall have consented in writing to such action.

            (x)        if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), shall be a Delaware entity and has and shall have at least one (1) member that is a Special Purpose Entity that is a corporation or a single-member Delaware limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-tenth-of-one percent (0.1%) of the equity of the limited liability company;

          (xi)         if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors, (C) shall not take any Material Action and shall not cause or permit the members or managers of such limited liability company to take any Material Action, either with respect to itself or, if the limited liability company is an SPE Constituent Entity, with respect to Borrower, in each case unless two (2) Independent Directors then serving as managers of the limited liability company shall have given their prior written consent to such action, and (D) has and shall have two (2) natural persons who are not members of the limited liability company, that have signed its limited liability company agreement and that, under the terms of such limited liability company agreement become a member of the limited liability company immediately prior to the withdrawal or dissolution of the last remaining member of the limited liability company;

         (xii)         shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, (c) a statutory trust, a trust agreement, or (d) a corporation, has a certificate or articles of incorporation or bylaws that, in each case, provide that such entity shall not) (I) to the fullest extent permitted by law, dissolve, merge, liquidate, consolidate; (II) sell all or substantially all of its assets; (III) amend its organizational documents with respect to the matters set forth in this definition without the prior written consent of Administrative Agent; or (IV) without the affirmative vote of two (2) Independent Directors of itself or the consent of an SPE Constituent Entity that is a member or general partner in it: (A) file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding, institute any proceedings under any applicable insolvency law or otherwise seek relief under any laws relating to the relief from debts or the protection of debtors generally, file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings; (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the entity or a substantial portion of its property; (C) make an assignment for the benefit of the creditors of the entity; or (D) take any action in furtherance of any of the foregoing (actions described in clauses (A) through (D), collectively, the “Material Actions”);

        (xiii)        intends to remain solvent and pay its debts and liabilities (including a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, that the foregoing shall not require any shareholder, partner or member of such entity, as applicable, to make additional capital contributions to such entity;

        (xiv)        shall not fail to correct any known misunderstanding regarding the separate identity of such entity;

          (xv)         except as contemplated by this Agreement with respect to each other Borrower, shall maintain books of account, books and records separate from those of any other Person and, to the extent that it is required to file tax returns under applicable law, shall file its own tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, shall not file a consolidated federal income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

        (xvi)        shall maintain its own records, books, resolutions and agreements;

       (xvii)        shall not commingle its funds or assets with those of any other Person and shall not participate in any cash management system with any other Person, other than as provided in this Agreement, the Lockbox Agreement and Cash Management Agreement with respect to each other Borrower;

      (xviii)        shall hold its assets in its own name;

        (xix)        shall conduct its business in its name or in a name franchised or licensed to it by an entity other than its Affiliate, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as its agent;

          (xx)         (A) shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP; provided, however, that any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity except as provided herein with respect to each other Borrower;

        (xxi)        except as contemplated by this Agreement with respect to each other Borrower, shall pay its own liabilities and expenses, including the salaries of its own employees, if any, out of its own funds and assets, and shall maintain a sufficient number of employees in light of its contemplated business operations;

       (xxii)        shall observe all partnership, corporate or limited liability company formalities, as applicable, that are necessary to maintain its separate existence;

      (xxiii)        in the case of Borrower, or in the case of an SPE Constituent Entity that is a general partner, in its capacity as such, shall have no Indebtedness other than (A) the Loan, (B) Permitted Debt, and (C) such other liabilities that are permitted pursuant to this Agreement or as otherwise imposed by law;

      (xxiv)        in the case of Borrower, or in the case of an SPE Constituent Entity that is a general partner, in its capacity as such, shall not assume or guarantee or become obligated for the debts of any other Person, and shall not hold out itself or its credit or assets as being available to satisfy the obligations of any other Person, in each case, except as contemplated by this Agreement with respect to each other Borrower or as otherwise imposed by law;

       (xxv)        except as contemplated by this Agreement with respect to each other Borrower, shall not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;

      (xxvi)        shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates or any guarantor of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

     (xxvii)        shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

    (xxviii)        except as contemplated herein with respect to each other Borrower, shall not pledge its assets to secure the obligations of any other Person;

      (xxix)        shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person;

       (xxx)        shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

      (xxxi)        shall not make loans to any Person and shall not hold evidence of indebtedness issued by any other Person (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);

     (xxxii)        shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;

    (xxxiii)        other than capital contributions and distributions permitted under the terms of its organizational documents, shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except (A) in the ordinary course of its business and in each case on terms which are intrinsically fair, commercially reasonable and are comparable to those of an arm’s-length transaction with an unrelated third party and (B) with respect to co-Borrowers in connection with this Agreement;

    (xxxiv)        shall not have any obligation to, and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

     (xxxv)        if such entity is a corporation, shall consider the interests of its creditors in connection with all corporate actions;

    (xxxvi)        shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to each other Borrower and with respect to the Guaranty and certain guarantees with respect to the landlord’s obligations for tenant improvements under Leases in the ordinary course of business (the “TI Guarantees”); provided, however, that the obligations of the guarantors under the TI Guaranties, if any, are limited to less than $25,000,000 and the TI Guaranties arise only upon the occurrence of specific, contingent events and are limited in scope;

   (xxxvii)        shall not form, acquire or hold any subsidiary, other than as expressly permitted in this Agreement;

  (xxxviii)        shall comply with all of the terms and provisions contained in its organizational documents.

    (xxxix)        shall maintain its bank accounts separate from those of any other Person and shall not permit any Affiliate independent access to its bank accounts (other than Existing Manager, acting in its capacity as agent pursuant to the Management Agreement, or any other Manager that is under common Control with Existing Manager or Guarantor), except as otherwise contemplated by the Loan Documents with respect to each Borrower;

          (xl)         is, and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and duly qualified in all other jurisdictions where it is required to be qualified in order to do business;

         (xli)        has no material contingent or actual obligations, other than, in the case of Borrower, material contingent or actual obligations related to the Individual Property or Individual Properties owned by it; and

        (xlii)        if treated as a “disregarded entity” for tax purposes, does not have and shall not have any obligation to reimburse its equityholders or any of their Affiliates for any taxes that such equityholders or any of their Affiliates may incur as a result of any profits or losses of such entity.

“Sponsor” shall mean, collectively, Blackstone Property Partners Lower Fund 1 L.P., a Delaware limited partnership, Blackstone Property Partners F.1 L.P., a Delaware limited partnership, Blackstone Property Partners F.2 L.P., a Delaware limited partnership, and Blackstone Property Partners L.P., a Delaware limited partnership.

“Spread” shall mean one and eighty-five hundredths percent (1.85%).

“Spread Maintenance Premium” shall mean with respect to any voluntary prepayment or release prepayment of the outstanding principal amount of the Note on or prior to the Open Prepayment Date, a payment to Administrative Agent for the benefit of Lenders in an amount equal to the sum of the present value of each future installment of interest that would be payable under the Note on the portion of the outstanding principal amount of the Loan that is repaid from the date of such prepayment through and including the Open Prepayment Date, assuming an interest rate equal to the Spread, discounted at an interest rate per annum equal to LIBOR as of the date of such payment.

“State” shall mean, with respect to an Individual Property, the State or Commonwealth in which such Individual Property or any part thereof is located.

“Strike Price” shall mean five percent (5.0%).

“Successful Syndication” shall have the meaning set forth in the Fee Letter.

“Survey” shall mean a survey of the Individual Property in question prepared by a surveyor licensed in the State in which such Individual Property is located and satisfactory to Administrative Agent and the company or companies issuing the applicable Title Insurance Policy relating to such Individual Property or any part thereof, and containing a certification of such surveyor satisfactory to Administrative Agent.

“Tax and Insurance Adjustment” shall have the meaning set forth in the definition of “Operating Expenses” hereof.

“Tax and Insurance Reserve Account” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax and Insurance Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Bill” shall have the meaning set forth in Section 7.2.1 hereof.

“Tax Reserve Funds” shall have the meaning set forth in Section 7.2.1 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against any Individual Property or part thereof.

“TC Cap” shall have the meaning set forth in Section 6.1(a)(ix) hereof.

“Tenant” shall mean any Person with a possessory right to all or any part of an Individual Property pursuant to a Lease.

“Tenant Direction Letter” shall have the meaning set forth in the Cash Management Agreement.

“Termination Payment” shall have the meaning set forth in Section 7.4.1 hereof.

“Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Authorization Act of 2015 (as the same may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.”

“Threshold Amount” shall mean the greater of One Million and No/100 Dollars ($1,000,000.00) and five percent (5%) of the Allocated Loan Amount for the applicable Individual Property.

“Title Insurance Policy” shall mean, with respect to each Individual Property, an ALTA mortgagee title insurance policy in a form reasonably acceptable to Administrative Agent (or, if an Individual Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Administrative Agent) issued with respect to such Individual Property and insuring the Lien of the Mortgage encumbering such Individual Property.

“Titled Agent” shall have the meaning set forth in Section 11.13 hereof.

“Transfer” shall have the meaning set forth in Section 5.2.10(b) hereof.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.C.C.” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the applicable State in which an Individual Property is located.

“Unanimous Lenders” shall mean all Lenders then holding a direct interest in the Loan; provided that in determining such percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded.

“Withholding Agent” shall mean any Loan Party and the Administrative Agent.

“Zoning Reports” shall mean those certain planning and zoning reports provided to Administrative Agent in connection with the Closing.

Section 1.2      Principles of Construction.  All references to Sections and schedules are to Sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II – GENERAL TERMS

Section 2.1      Loan Commitment; Disbursement to Borrower.

2.1.1          Agreement to Lend and Borrow.    Subject to and upon the terms and conditions set forth herein, each Lender severally and not jointly hereby agrees to make a Loan to Borrower in the aggregate principal amount equal to the amount of such Lender’s Individual Loan Commitment, which, for the avoidance of doubt, shall in the aggregate equal the principal amount set forth in the Initial Note. Borrower hereby agrees to accept, the Loan on the Closing Date. No Lender shall be responsible for the failure of any other Lender to make a Loan or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make a Loan or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Loan or to perform any other obligation to be made or performed by such other Lender.

2.1.2          Single Disbursement to Borrower.    The principal amount of the Loan shall be advanced to Borrower in one advance on the Closing Date. Any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed. Borrower acknowledges and agrees that the Loan has been fully funded as of the Closing Date.

2.1.3          The Note, Mortgages and Loan Documents.    The Loan shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents.

2.1.4          Use of Proceeds.    Borrower shall use the proceeds of the Loan to (a) make distributions to the direct and indirect owners of Borrower to ultimately pay transaction costs relating to the acquisition of the Properties (and other assets concurrently acquired) and/or repay and discharge certain debt and discharge existing loans relating to the entities and assets acquired with respect thereto, (b) repay and discharge any existing loans relating to the Properties, (c) pay all past-due basic carrying costs, if any, with respect to the Properties, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Administrative Agent, (e) fund any working capital requirements of the Properties and (f) distribute the balance, if any, to Borrower.

Section 2.2      Interest Rate.

2.2.1          Interest Rate.   Except as herein provided with respect to interest accruing at the Default Rate, subject to Section 2.2.4, interest on the Loan outstanding from time to time shall accrue at the Floating Interest Rate from (and including) the Closing Date until (and including) the Maturity Date, Borrower shall pay to Administrative Agent on each Payment Date the interest accrued on the outstanding principal balance of the Loan for the related Interest Period.

2.2.2          Interest Calculation.    Interest on the outstanding principal balance of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the relevant Interest Period by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3          Default Rate.  In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein. Interest at the Default Rate shall be computed from the occurrence of the Event of Default until (i) in the event of an Event of Default that is non-monetary in nature, the cure of such Event of Default by Borrower or (ii) in the event of an Event of Default that is monetary in nature, the actual receipt and collection of the Debt (or that portion thereof that is then due) and all amounts due and owing to Administrative Agent pursuant to the terms of this Agreement, the other Loan Documents and the Fee Letter. To the extent permitted by applicable law, interest at the Default Rate shall be added to the Debt, shall itself accrue interest at the same rate as the Loan and shall be secured by the Mortgages. This Section 2.2.3 shall not be construed as an agreement or privilege to extend the date of the payment of the Debt, nor as a waiver of any other right or remedy accruing to Lenders by reason of the occurrence of any Event of Default, and Lenders retain their rights under the Note and this Agreement to accelerate and to continue to demand payment of the Debt during the continuance of any Event of Default.

2.2.4          Usury Savings.  This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lenders to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Administrative Agent for the account of the Lenders for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.5    Determination of Interest Rate.  (a)  Subject to the terms and conditions of this Section 2.2.5, the Note shall bear interest at the Floating Interest Rate. The Floating Interest Rate applicable to an Interest Period shall be determined by Administrative Agent as set forth herein; provided, however, that LIBOR for the Interest Period commencing on the Closing Date through and including August 14, 2015 shall be nineteen hundredths of one percent (0.19%).

(b)        In the event that Administrative Agent shall have reasonably determined that by reason of circumstances affecting the interbank eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Administrative Agent shall forthwith give notice by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the Interest Period in which such fact shall be determined.

If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Base Rate Loan.

(c)        If, pursuant to the terms of Section 2.2.5(b) above, the Loan has been converted to a Base Rate Loan but thereafter LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Administrative Agent shall give notice thereof to Borrower and convert the Base Rate Loan back to a Floating Interest Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), three (3) Business Days prior to the next succeeding Determination Date, in which event the Base Rate Loan shall be converted to a Floating Interest Rate Loan from, after and including the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a Floating Interest Rate Loan to a Base Rate Loan.

(d)        Intentionally Omitted.

(e)        If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for any of the Lenders to make or maintain a Floating Interest Rate Loan as contemplated hereunder, (i) the obligation of Lenders hereunder to make a Floating Interest Rate Loan or for Administrative Agent to convert a Base Rate Loan to a Floating Interest Rate Loan on behalf of Lenders shall be canceled forthwith and (ii) any outstanding Floating Interest Rate Loan shall be converted automatically to a Base Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Administrative Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by such Lenders to lenders of funds obtained by it in order to make or maintain the Floating Interest Rate Loan hereunder. Administrative Agent’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(f)        In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Administrative Agent and/or any Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

 (i)        shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of any Lender which is not otherwise included in the determination of LIBOR hereunder;

 (ii)        shall hereafter subject any recipient to any Section 2.9 Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than Non-Excluded Taxes and Excluded Taxes);

(iii)        shall hereafter have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which such Lender could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy) by any amount deemed by such Lender to be material; or

(iv)        shall hereafter impose on any Lender any other condition (other than Section 2.9 Taxes and Taxes) and the result of any of the foregoing is to increase the cost to any Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Administrative Agent for the account of such Lender, upon demand, any additional amounts necessary to compensate such Lender for such additional cost or reduced amount receivable which Administrative Agent for such Lender deems to be material as determined by Administrative Agent in its reasonable discretion. If such Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.5(f), Administrative Agent (on behalf of any such Lender) shall provide Borrower with not less than sixty (60) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate such Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Administrative Agent (on behalf of any such Lender) to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.5(h) hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents. The Loan Parties agree that each Participant that is an Affiliate of a Lender shall be entitled to the benefits of this Section 2.2.5(f) (subject to the requirements and limitations herein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.1(b).

(g)        Borrower agrees to indemnify Administrative Agent and each Lender and to hold Administrative Agent and each Lender harmless from any actual internal or third party hedging loss or expense which Administrative Agent and/or any Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a Floating Interest Rate Loan, including, without limitation, any such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Floating Interest Rate Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain the Floating Interest Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the Floating Interest Rate Loan to the Base Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by any Lender to lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Administrative Agent or any Lender from any loss or expense arising from Administrative Agent’s or such Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents. The Loan Parties agree that each Participant that is an Affiliate of a Lender shall be entitled to the benefits of this Section 2.2.5(g) (subject to the requirements and limitations herein) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.1(b).

(h)        Neither Administrative Agent nor any Lender shall be entitled to claim compensation pursuant to this Section 2.2.5 for any increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than the earlier of (i) ninety (90) days before the date Administrative Agent (for itself or on behalf of any Lender) notified Borrower of the change in law or other circumstance on which such claim for compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for the calculation of the additional amounts owed to Administrative Agent and/or such Lender under this Section 2.2.5, which statement shall be conclusive and binding on all parties absent manifest error, or (ii) any earlier date provided Administrative Agent and/or such Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within ninety (90) days after Administrative Agent and/or such Lender received written notice of such change in law or circumstance.

2.2.6    Additional Costs.  Administrative Agent and Lenders will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the Floating Interest Rate Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.5(f), including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of the applicable Lender in another jurisdiction, or a redesignation of its Lending Office with respect to the Loan, in order to maintain the availability of the Floating Interest Rate Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to the applicable Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to the applicable Lender as determined by such Lender in its reasonable discretion.

2.2.7    Interest Rate Protection Agreement.

(a)        Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Protection Agreement. The Interest Rate Protection Agreement (i) shall at all times be in a form and substance reasonably acceptable to Administrative Agent (it being agreed that the items in clauses (ii) through (v) below shall not be subject to Administrative Agent approval), (ii) shall at all times be with an Acceptable Counterparty, (iii) shall during the continuance of a Cash Sweep Period direct such Acceptable Counterparty to deposit directly into the Cash Management Account any amounts due Borrower under such Interest Rate Protection Agreement so long as any portion of the Debt exists or any amounts remain due and owing to Administrative Agent or the Lenders, provided that the Debt shall be deemed to exist if the Properties are transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a term through the then-applicable Maturity Date of the Loan and (v) shall at all times have a notional amount equal to or greater than the then outstanding principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to

Administrative Agent, for the benefit of Lenders, pursuant to the Collateral Assignment of Interest Rate Protection Agreement (the “Assignment of Interest Rate Protection Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Protection Agreement, and shall deliver to Administrative Agent an executed counterpart of such Interest Rate Protection Agreement (which shall, by its terms, authorize the assignment to Administrative Agent for the benefit of Lenders and require that payments be deposited directly into the Cash Management Account) and shall notify the Acceptable Counterparty of such assignment.

(b)        Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Protection Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Protection Agreement to Borrower or Administrative Agent for the benefit of Lenders shall be directly deposited immediately into the Lockbox Account. Borrower shall take all actions reasonably requested by Administrative Agent to enforce Administrative Agent’s rights under the Interest Rate Protection Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c)        In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Rating Agency such that it is no longer an Acceptable Counterparty, Borrower shall either (i) replace or cause the cap provider to replace the Interest Rate Protection Agreement with a Replacement Interest Rate Protection Agreement not later than the period of time provided for in such Interest Rate Protection Agreement following such downgrade, withdrawal or qualification (not to exceed ten (10) Business Days) or (ii) if provided in such Interest Rate Protection Agreement, in the case of such downgrade, withdrawal or qualification of the Rating of such Acceptable Counterparty, cause the Acceptable Counterparty to deliver collateral to secure Borrower’s exposure under the Interest Rate Protection Agreement in such amount and pursuant to such terms as are acceptable to the Administrative Agent.

(d)        In the event that Borrower fails to purchase and deliver to Administrative Agent the Interest Rate Protection Agreement or fails to maintain the Interest Rate Protection Agreement in accordance with the terms and provisions of this Agreement, Administrative Agent may purchase the Interest Rate Protection Agreement and the cost incurred by Administrative Agent in purchasing such Interest Rate Protection Agreement shall be paid by Borrower to Administrative Agent with interest thereon at the Default Rate from the date such cost was incurred by Administrative Agent until such cost is reimbursed by Borrower to Administrative Agent.

(e)        In connection with the Interest Rate Protection Agreement, Borrower shall obtain and deliver to Administrative Agent within fifteen (15) Business Days following (x) the date upon which an Interest Rate Protection Agreement is required pursuant to Section 2.2.7(a) or (y) the first day of any applicable Extension Option, as applicable (i) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Protection Agreement acceptable to Administrative Agent, and (ii) an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Administrative Agent and its successors and assigns for the benefit of Lenders and their successors and assigns may rely) which shall provide, in relevant part, that:

            (i)         the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Protection Agreement;

           (ii)         the execution and delivery of the Interest Rate Protection Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

           (iii)         all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Protection Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

           (iv)         the Interest Rate Protection Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f)        At such time as the Loan is repaid in full, all of Administrative Agent’s right, title and interest in and to the Interest Rate Protection Agreement shall terminate and Administrative Agent shall execute and deliver such documents as may be required to evidence Administrative Agent’s release of the Interest Rate Protection Agreement on behalf of Lenders and to notify Acceptable Counterparty of such release.

Section 2.3      Loan Payment.

2.3.1          Monthly Debt Service Payments.  Borrower shall pay to Administrative Agent for the account of each Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan for the initial Interest Period and (b) on the Payment Date in September, 2015, and on each Payment Date thereafter up to and including the Maturity Date, the Monthly Debt Service Payment Amount.

2.3.2          Payments Generally.  The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include August 14, 2015. Thereafter during the term of the Loan, each Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever unless required by applicable law. Administrative Agent shall have the right from time to time, in its sole discretion, upon not less than ten (10) Business Days prior written notice to Borrower, to change the Payment Date to a different calendar day and/or the Interest Period to different starting and ending calendar days and, if requested by Administrative Agent, Borrower shall promptly execute an amendment to this Agreement to evidence such changes; provided, however, that if Administrative Agent shall have elected to change the Payment Date as aforesaid, Administrative Agent shall also be required to adjust the Interest Period such that the Payment Date is the day following the last day of the Interest Period.

2.3.3          Payment on Maturity Date.  Borrower shall pay to Administrative Agent for the account of each Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgages and the other Loan Documents.

2.3.4          Late Payment Charge.  If any principal, interest or any other sums due under the Loan Documents (excluding the balloon payment due on the Maturity Date) are not paid by Borrower on or before the date on which it is due, Borrower shall pay to Administrative Agent for the account of each Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum and the Maximum Legal Rate in order to defray the expense incurred by Lenders in handling and processing such delinquent payment and to compensate Lenders for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgages and the other Loan Documents to the extent permitted by applicable law.

2.3.5          Method and Place of Payment.   Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Administrative Agent not later than 1:00 p.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Administrative Agent’s office or as otherwise directed by Administrative Agent, and any funds received by Administrative Agent after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4      Prepayments.

2.4.1          Voluntary Prepayments.  (a) Except as otherwise expressly provided in this Section 2.4, Borrower shall not have the right to prepay the Loan in whole or in part prior to the Maturity Date.

(b)        Borrower may, at its option, prepay the Debt in full or in part; provided, that, (i) no Event of Default exists; (ii) Borrower gives Administrative Agent not less than ten (10) Business Days prior written revocable notice (a “Prepayment Notice”) of the amount of the Loan that Borrower intends to prepay and the intended date of prepayment; (iii) no such prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month, unless consented to by Administrative Agent in its sole discretion; (iv) intentionally omitted; and (v) Borrower pays Administrative Agent for the account of Lenders, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest accrued on the amount of the Loan through the date of prepayment; (B) all other sums due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs and all of Administrative Agent’s and Lenders’ reasonable costs and expenses (including reasonable attorney’s fees and disbursements) actually incurred by Administrative Agent and Lenders in connection with such prepayment; and (C) if such prepayment occurs prior to the Open Prepayment Date, any Spread Maintenance Premium then due and payable. Notwithstanding anything to the contrary contained in this Section 2.4.1, Borrower may rescind a Prepayment Notice upon delivery of written notice to Administrative Agent on or prior to the date specified for prepayment in the Prepayment Notice; provided Borrower shall be responsible for the reasonable costs and expenses actually incurred by Administrative Agent in connection with the rescission of such Prepayment Notice, including any applicable Breakage Costs and reasonable attorney’s fees.

(c)        Notwithstanding the other provisions of this Section 2.4.1, at any time and from time to time after the Closing Date, including prior to the Open Prepayment Date, Borrower may prepay a portion of the Loan in an aggregate amount up to twenty percent (20%) of the initial principal amount of the Loan (each, an “Initial 20% Prepayment”) without being obligated to pay a Prepayment Premium or other penalty or premium in connection therewith. In the event that, prior to the Open Prepayment Date, a particular voluntary prepayment of the Loan as described above shall cause Borrower to exceed twenty percent (20%) in prepaid principal of the initial principal amount of the Loan, Borrower shall only be required to pay a Prepayment Premium on the amount of such prepayment which, when added to the aggregate amount of all previous voluntary prepayments on the Loan, exceeds twenty percent (20%) of the initial principal amount of the Loan. In calculating the applicable amount of the Loan that has been prepaid for purposes of the Initial 20% Prepayment calculation, any prepayments as the result of the application of Net Proceeds made pursuant to Section 2.4.2 hereof and any Casualty/Condemnation Prepayment shall not be included.

(d)        Upon receipt by Administrative Agent of a voluntary prepayment permitted pursuant to the terms of this Agreement, except for a prepayment pursuant to Section 2.6.1(a)(ii) hereof (but including any Casualty/Condemnation Prepayment), the Allocated Loan Amount for each Individual Property which is then subject to the Lien of the Mortgages shall each be reduced on a pro rata basis.

2.4.2          Mandatory Prepayments.    (a)    Each Net Proceeds Prepayment shall be applied as follows: (i) up to the Release Amount for the affected Individual Property in any order or priority as Administrative Agent may determine in its sole discretion and (ii) to Borrower. No Prepayment Premium or other premium or penalty shall be due in connection with any prepayment made pursuant to this Section 2.4.2. The Allocated Loan Amount for the Individual Property with respect to which such Net Proceeds Prepayment was applied shall be reduced in an amount equal to such prepayment. Administrative Agent shall provide to Borrower, upon ten (10) days’ prior notice, (i) a release of the Individual Property if (A) at any time the Release Amount is reduced to zero, together with such additional documents and instruments evidencing or confirming the release as Borrower shall reasonably request, or (B) Administrative Agent is required to deliver such release pursuant to a court order issued in connection with a Condemnation or (ii) a release of the portion of an Individual Property that is subject to a Condemnation.

(b)        As provided in Section 6.4(e) hereof, each Casualty/Condemnation Prepayment tendered by Borrower to Administrative Agent in accordance with said Section 6.4(e) shall be in the amount of the Release Amount in respect of the applicable Individual Property. No Prepayment Premium or other penalty or premium shall be due in connection with any such Casualty/Condemnation Prepayment.

(c)         In connection with any release under this Section 2.4.2, in the event that such release would result in an individual Borrower being an Unencumbered Borrower, such Unencumbered Borrower shall be released by Administrative Agent on behalf of Lenders from the obligations of the Loan Documents, except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document and shall no longer be a Borrower for the purposes of this Agreement. In connection with a release or cancellation of each Unencumbered Borrower, Administrative Agent agrees to deliver, on behalf of Lenders, (i) a UCC-3 Financing Statement termination or amendment releasing each Lenders’ security interest in the collateral pledged to such Lender relating to each Unencumbered Borrower, and (ii) instruments executed by Administrative Agent or Lenders, as applicable, reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. All reasonable costs and expenses incurred by Administrative Agent or Lenders in connection with such release shall be paid by Borrower.

2.4.3          Prepayments After Default.    If payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Administrative Agent (including through application of any Reserve Funds) during the continuance of an Event of Default, such tender or recovery shall be made on the next occurring Payment Date together with the Monthly Debt Service Payment Amount and shall be deemed a voluntary prepayment by Borrower pursuant to Section 2.4.1(b) hereof and, for purposes of clarity, Borrower shall be required to comply with the applicable provisions set forth in clauses (iii) and (v) of Section 2.4.1(b) hereof, provided, that in no event shall the last sentence of Section 2.4.1(b) apply to a payment made pursuant to this Section 2.4.3.

Section 2.5      Intentionally Omitted.

Section 2.6      Release of Properties.    Except as set forth in Section 2.4.2 or this Section 2.6, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of any Lien of any Mortgage on any Individual Property. For the avoidance of doubt, any prepayment of the Loan in connection with a Condemnation shall be governed solely by Section 2.4.2 and Section 6.3 hereof.

2.6.1    Release of Individual Property.  (a)  At any time Borrower may obtain the release of an Individual Property from the Lien of the Mortgage thereon and related Loan Documents (each such Individual Property, a “Release Property”) and the release of Borrower’s obligations under the Loan Documents with respect to such Release Property (other than those expressly stated to survive), upon the satisfaction of each of the following conditions:

            (i)         Borrower shall deliver notice to Administrative Agent of the proposed release of such Release Property, and no Event of Default shall be continuing on the date that the Release Property is released from the Lien of the Mortgage thereon;

           (ii)         Borrower shall have paid to Administrative Agent for the account of Lenders the applicable Release Amount together with any Spread Maintenance Premium then required;

          (iii)         Borrower shall submit to Administrative Agent, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Release Property for execution by Administrative Agent. Such release shall be in a form appropriate in each jurisdiction in which such Release Property is located and that would be reasonably satisfactory to a prudent lender. In addition, Borrower shall provide all documentation Administrative Agent reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (A) will effect such release in accordance with the terms of this Agreement, and (B) will not impair or otherwise adversely affect the Liens, security interests and other rights of Administrative Agent or Lenders under the Loan Documents not being released (or as to the parties to the Loan Documents and Individual Properties subject to the Loan Documents not being released);

          (iv)         After giving effect to such release, as of the date of such release, the Debt Yield shall not be less than the Closing Date Debt Yield; provided, however, that in order to satisfy the Debt Yield requirement set forth in this clause (iv) Borrower may either make a prepayment of a portion of the Loan in accordance with Section 2.4.1 hereof or deposit cash with Administrative Agent to be held in a Reserve Account in an amount necessary to, after giving effect to such release, satisfy the Debt Yield requirement set forth in this clause (iv); provided, further that in the event the foregoing Debt Yield Requirement set forth in this clause (iv) is not satisfied and the release of the Release Property is in connection with an arms-length transaction to a third-party Person which is not an Affiliate of Borrower for a sales price of not less than ninety percent (90%) of the appraised value of the applicable Property as of the Closing Date, Borrower shall be permitted to release such Release Property from the Lien of the Mortgage and the related Loan Documents upon the payment to Administrative Agent for the account of each Lender of an amount equal to the sum of (I) the applicable Release Amount for the Release Property together with any Spread Maintenance Premium then required (if any) pursuant to Section 2.6.1(a)(ii) and (II) the lesser of (x) one hundred percent (100%) of the Net Sales Proceeds derived from the sale of the Release Property which are in excess of the Release Amount, and (y) an amount necessary to, after giving effect to such release, satisfy the Debt Yield requirement set forth in this clause (iv); provided, further, that Borrower shall only be permitted to prepay fifteen (15%) of the original principal balance of the Loan (the “Release Cap”) pursuant to the foregoing proviso, and the applicable Release Amount for Release Properties released pursuant to the foregoing proviso will be calculated using one hundred and fifteen percent (115%) of the applicable Allocated Loan Amount (notwithstanding any other provision in this Agreement to the contrary). For the purpose of calculating the Debt Yield for this Section 2.6.1 only, Borrower may elect to deliver a Letter of Credit to Administrative Agent for the benefit of Lenders as additional collateral for the Loan to be counted against the outstanding principal balance of the Loan on a dollar for dollar basis in the calculation of the Debt Yield;

            (v)         Borrower shall have paid or reimbursed Administrative Agent for all reasonable out-of-pocket costs and expenses incurred by Administrative Agent and Lenders (including, without limitation, reasonable attorneys’ fees and disbursements) in connection with any release effectuated pursuant to this Section 2.6.1, and Borrower shall have paid all third-party fees, costs and expenses incurred in connection with any such release, including but not limited to, (A) the current fee being assessed by such Servicer to effect such release, which fee shall not exceed $3,000.00 per release and (B) any other charges incurred in connection with the release of any Liens, including the payment of all recording charges, filing fees, taxes or other similar expenses incurred in the reasonable judgment of the Administrative Agent or the Servicer in order to effectuate the release; and

            (vi)         Borrower shall have delivered to Administrative Agent evidence that would be reasonably satisfactory to a prudent lender that the Special Purpose Entity nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement, provided that Borrower shall not be required to deliver a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion.

(b)        Intentionally Omitted.

(c)        Intentionally Omitted.

(d)        In connection with any release or cancellation under this Section 2.6, in the event that such release would result in the release of all Individual Properties held by an individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be released by Administrative Agent on behalf of itself and the Lenders from the obligations of the Loan Documents, except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document and shall no longer be a Borrower for the purposes of this Agreement. In connection with a release or cancellation of each Unencumbered Borrower, Administrative Agent agrees to deliver, on behalf of Lenders, (i) a UCC-3 Financing Statement termination or amendment releasing each Lenders’ security interest in the collateral pledged to such Lender relating to each Unencumbered Borrower, and (ii) instruments executed by Administrative Agent and/or Lenders, as applicable, reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. All reasonable costs and expenses incurred by Administrative Agent and Lenders in connection with such release shall be paid by Borrower.

2.6.2           Releases of Release Parcels.    Administrative Agent agree that, upon the request of Borrower, Borrower may obtain the release of individual Release Parcels (from time to time) and the release of Borrower’s obligations under the Loan Documents with respect to each such Release Parcel that is released from time to time as herein provided (other than those expressly stated to survive) without any requirements to pay any portion of any Allocated Loan Amount, Release Amount, prepayment fee, Prepayment Premium or otherwise upon the satisfaction of each of the following conditions:

(a)        Borrower shall deliver notice to Administrative Agent of the proposed release of such Release Parcel, and no Event of Default shall be continuing at the time such notice is delivered to Administrative Agent and on the date that the Release Parcel is released from the Lien of the Mortgage thereon;

(b)        Borrower shall submit to Administrative Agent, not less than ten (10) Business Days prior to the date of such release, a release of Lien (and related Loan Documents) for such Release Parcel for execution by Administrative Agent. Such release shall be in a form reasonably satisfactory to a prudent lender and appropriate in each jurisdiction in which the Individual Property is located;

(c)        Prior to the transfer and release of the Release Parcel in question, (i) each applicable municipal authority exercising jurisdiction over such Release Parcel shall have approved a lot-split ordinance or other applicable action under local law dividing the Release Parcel from the remainder of the affected Individual Property, and a separate tax identification number shall have been issued for the Release Parcel in question (with the result that, upon the transfer and release of the Release Parcel in question, no part of the remaining affected Individual Property shall be part of a tax lot or zoning lot which includes any portion of such Release Parcel) or (ii) an application has been made under local law to the appropriate Governmental Authority for approval of a lot-split ordinance or other application action and for a separate tax identification number for the Release Parcel and the transferee and transferor Borrower shall have otherwise entered into a property tax allocation agreement which has the same economic effect of a tax lot subdivision;

(d)        All Legal Requirements applicable to the Release Parcel in question necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Administrative Agent either (i) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws, (ii) a zoning report, legal opinion or other evidence confirming such compliance with laws, in each case in substance reasonably satisfactory to Administrative Agent;

(e)        As a result of the lot split, the remaining Individual Property (after the release of the Release Parcel in question from such Individual Property) with all easements appurtenant and other Permitted Encumbrances thereto will not be in violation of any Leases and then applicable Legal Requirements and all necessary variances, if any, shall have been obtained and evidence thereof has been delivered to Administrative Agent which in form and substance is appropriate for the jurisdiction in which the applicable Release Parcel is located;

(f)        If reasonably necessary, appropriate reciprocal easement agreements for the benefit and burden of the remaining Individual Property and the Release Parcel in question regarding the use of common facilities of such parcels, including, but not limited to, roadways, parking areas, utilities and community facilities, in a form and substance that would be reasonably acceptable to an ordinary prudent lender and which easements will not materially adversely affect the remaining Individual Property, shall be declared and recorded, and the remaining Individual Property and the applicable Release Parcel shall be in compliance with all applicable covenants under all easements and property agreements contained in the Permitted Encumbrances for the Individual Property;

(g)        Borrower shall have delivered to Administrative Agent evidence that would be reasonably satisfactory to a prudent lender that the Special Purpose Entity nature and bankruptcy remoteness of Borrower following such release have not been adversely affected and are in accordance with the terms and provisions of this Agreement, provided that Borrower shall not be required to deliver a “bring-down” of the Insolvency Opinion or delivery of an Additional Insolvency Opinion.

(h)        Borrower shall have delivered an Officer’s Certificate to the effect that (i), to such authorized officer’s knowledge after diligent inquiry, the conditions in subsection (a)–(g) hereof have occurred or shall occur concurrently with the transfer and release of the applicable Release Parcel and (ii) that the release of the applicable Release Parcel will not impair or otherwise adversely affect the Liens, security interests and other rights of Administrative Agent or Lenders under the Loan Documents other than the release of the same as to the applicable Release Parcel;

(i)        Borrower shall have executed and delivered such other documents and instruments that are reasonably requested by Administrative Agent and typical for similar transactions;

(j)        If reasonably requested by Administrative Agent, Borrower shall have delivered to Administrative Agent an endorsement or comfort letter with regard to Lenders’ Title Insurance Policy (to the extent available in the applicable state) solely with respect to the Individual Property being affected by the release of the Release Parcel that (i) extends the date of the Title Insurance Policy to the effective date of the release (without any requirement to extend the date of any tie-in endorsement or other endorsement relating to other Properties), (ii) insures the priority of the Mortgage is not affected, and (iii) insures the rights and benefits of any new or amended reciprocal easement agreement affecting the Individual Property; and

(k)        Administrative Agent shall have received payment of all Administrative Agent’s reasonable out-of-pocket costs and expenses, reasonable counsel fees and disbursements incurred in connection with the release of the Release Parcel from the Lien of the related Mortgage and the review and approval of the documents and information required to be delivered in connection therewith. In addition, Borrower shall have paid all third-party fees, costs and expenses incurred in connection with the release of the applicable Release Parcel, including but not limited to, the current fee being assessed by such Servicer to effect such release not to exceed $3,000.00.

2.6.3          Release on Payment in Full.    Upon payment in full of the Debt and all amounts due and payable to Administrative Agent pursuant to the terms of this Agreement, the other Loan Documents or the Fee Letter in accordance with the terms and provisions of the Note and this Agreement and the other Loan Documents, Administrative Agent shall, upon the written request and at the sole cost and expense (including Administrative Agent’s reasonable attorneys’ fees and disbursements) of Borrower, release the Lien of the Mortgage on each Individual Property, in each case not theretofore released.

2.6.4          Release of Reserve Funds.    In connection with a release of a Release Property pursuant to this Section 2.6, Administrative Agent will return to Borrower a portion of the Reserve Funds (or permit Borrower to deposit replacement Letters of Credit in lieu of any Letters of Credit delivered to Administrative Agent in lieu of such Reserve Funds in accordance with Section 7.7) equal to the amount, as determined by Administrative Agent in its reasonable discretion, that is allocable to such Release Property, but only to the extent the remaining amount in the applicable Reserve Accounts or the amount of such Letters of Credit with respect to all Individual Properties remaining subject to the Loan Documents exceed the estimated amounts that Administrative Agent determines in its reasonable discretion is necessary to satisfy the obligations for which such Reserve Accounts were established or Letters of Credit were deposited. Following the release of a Release Property in accordance with Section 2.6.1, Administrative Agent shall adjust the other amounts thereafter required to be deposited by Borrower into the Reserve Accounts to reflect amounts required solely for the remaining Individual Properties after giving effect to such release.

2.6.5          Assignments of Mortgages.    Upon the request of Borrower in connection with the release of any Release Property pursuant to the provisions of this Agreement and payment of all amounts due and payable to Administrative Agent and Lenders with respect thereto pursuant to this Agreement, the other Loan Documents or the Fee Letter, Administrative Agent agrees to cooperate, at Borrower’s sole cost and expense (including Administrative Agent’s reasonable attorneys’ fees and disbursements), to provide an assignment of the Mortgage with respect to such Release Property without representation or warranty (other than that it is the holder of such Mortgage and such Mortgage is not presently assigned, pledged or otherwise encumbered) and without recourse in lieu of the release.

Section 2.7      Lockbox Account/Cash Management.

2.7.1          Lockbox Account.  (a)  Borrower shall establish and, during the term of the Loan, maintain one or more segregated Eligible Accounts (collectively, the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Administrative Agent for the benefit of Lenders, which Lockbox Account shall be under the sole dominion and control of Administrative Agent for the benefit of Lenders. The Lockbox Account shall initially consist of an account entitled “Excel East Chase LLC FBO Wells Fargo Bank, National Association, as Administrative Agent.” Borrower hereby grants to Administrative Agent for the benefit of Lenders a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Administrative Agent a perfected first-priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 financing statements and continuations thereof. Administrative Agent and Servicer shall have the sole right to make withdrawals from the Lockbox Account. All costs and expenses of establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt and all amounts due and payable to Administrative Agent pursuant to the terms of the Loan Documents and the Fee Letter. The Lockbox Agreement shall remain in effect and the Lockbox Account shall remain in existence until the Loan has been repaid in full.

(b)        Borrower shall, or shall cause Manager to, as promptly as possible following the Closing Date and upon the execution of any new Lease (unless the substance of the Tenant Direction Letter is already included in such new Lease) but in no event later than fifteen (15) days thereafter, deliver Tenant Direction Letters to all Tenants under Leases to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager to, deposit all amounts received by Borrower or Manager constituting Rents (including, without limitation, all Termination Payments) into the Lockbox Account within one (1) Business Day after receipt thereof.

(c)        Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account on each Business Day during the continuance of a Cash Sweep Period in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account (other than the reasonable fees of the Lockbox Bank as more particularly described in the Lockbox Agreement) throughout the term of the Loan.

(d)        Upon the occurrence and during the continuance of an Event of Default, Administrative Agent may, on behalf of Lenders, in addition to any and all other rights and remedies available to Administrative Agent, apply any sums then present in the Lockbox Account to the payment of the Debt in such order and priority as Administrative Agent shall determine in its sole discretion.

(e)        Funds on deposit in the Lockbox Account shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(f)        Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC-1 financing statement, except those naming Administrative Agent for the benefit of Lenders as the secured party, to be filed with respect thereto.

(g)        Borrower shall indemnify Administrative Agent and Lenders and hold Administrative Agent and Lenders harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Administrative Agent or any Lender) or the performance of the obligations for which the Lockbox Account was established.

2.7.2          Cash Management Account.  (a)  Upon the occurrence and during the continuance of a Cash Sweep Period, Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Administrative Agent for the benefit of Lenders, which Cash Management Account shall be under the sole dominion and control of Administrative Agent for the benefit of Lenders. The

Cash Management Account shall be entitled “Excel East Chase LLC as Borrower fbo Wells Fargo Bank, National Association, as Administrative Agent.” Borrower hereby grants to Administrative Agent for the benefit of Lenders a first-priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Administrative Agent a perfected first-priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 financing statements and continuations thereof upon Administrative Agent’s request therefor. Borrower will not in any way alter or modify the Cash Management Account without the prior written consent of Administrative Agent on behalf of Lenders, and Borrower will notify Administrative Agent of the account number of the Cash Management Account. Administrative Agent and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b)        Upon the occurrence and during the continuance of an Event of Default, all funds on deposit in the Cash Management Account shall be applied by Administrative Agent to the payment of the Debt and amounts due and payable to Administrative Agent pursuant to the terms of the Loan Documents and the Fee Letter and/or for any other purpose for which such funds may be applied by Administrative Agent pursuant to the provisions of any Loan Document, in such order and priority as Administrative Agent shall determine, in its sole discretion.

(c)        The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(d)        Borrower hereby agrees to cooperate with Administrative Agent in connection with any amendment to the Cash Management Agreement that Administrative Agent deems necessary for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents.

2.7.3          Payments Received under the Cash Management Agreement.  Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Accounts, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates that each such payment is required, regardless of whether any of such amounts are so applied by Administrative Agent.

Section 2.8     Extension of the Initial Maturity Date.  Borrower shall have the option to extend the Initial Maturity Date of the Loan for three (3) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a)        no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and at the time that the applicable extension occurs;

(b)        Borrower shall provide Administrative Agent with written revocable notice of its election to extend the Maturity Date as aforesaid not later than ten (10) Business Days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Administrative Agent’s and Lenders’ costs and expenses incurred in connection with same);

(c)        With respect to the second Extension Option and the third Extension Option only, Borrower shall have paid to the Administrative Agent for the benefit of the Lenders the Extension Fee not later than 2:00PM on the then-current Maturity Date; and

(d)        If required pursuant to the terms of Section 2.2.7 hereof, Borrower shall obtain and deliver to Administrative Agent on the first day of each Extension Option, one or more Interest Rate Protection Agreements, which shall be an Interest Rate Protection Agreement from an Acceptable Counterparty in a notional amount equal to the then outstanding principal balance of the Loan, which Interest Rate Protection Agreement shall have a LIBOR strike price not greater than the Extension Strike Price and be effective commencing on the first date of such Extension Option and shall have a maturity date not earlier than the applicable Extended Maturity Date after giving effect to the option then being exercised.

Section 2.9     Withholding Taxes.

(a)        Any and all payments by any Loan Party in respect of this Agreement or any other Loan Document to which any Loan Party is a party shall be made free and clear of, and without deduction or withholding for or on account of, any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and any penalties, interest and additions to tax with respect thereto, whether now or hereafter imposed, levied, collected, withheld or assessed by any taxation authority or other Governmental Authority (collectively, “Section 2.9 Taxes”), unless required by law. If any Withholding Agent shall be required under any applicable Legal Requirement to deduct or withhold any Section 2.9 Taxes from or in respect of any sum payable under or in respect of this Agreement or any of the other Loan Documents, (i) such Withholding Agent shall make all such deductions and withholdings in respect of Section 2.9 Taxes, (ii) such Withholding Agent shall pay the full amount deducted or withheld in respect of Section 2.9 Taxes to the relevant taxation authority or other Governmental Authority in accordance with the applicable Legal Requirement, and (iii) if such Section 2.9 Taxes are Non-Excluded Taxes, the sum payable by the applicable Loan Party shall be increased as may be necessary so that after such Loan Party has made all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section 2.9) Lenders (including for this Section 2.9 (subject to the requirements and limitations herein), any successor, participant or assignee which is an Affiliate of a Lender), or Administrative Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made in respect of Non-Excluded Taxes.

(b)        In addition, the Borrower hereby agrees to timely pay any present or future stamp, recording, documentary, excise, intangible, property or similar taxes, charges or levies that arise from any payment made under this Agreement or any other Loan Document or from the execution, delivery or registration of, any performance under, or otherwise with respect to, this Agreement, the Notes or any other Loan Document, other than Excluded Taxes or taxes or charges resulting from any Lender’s funding of any Loan with plan assets subject to ERISA, Section 4975 of the Code or any Applicable Similar Law (collectively, “Other Taxes”) to the relevant taxing authority or other Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of any Other Taxes.

(c)        Each Loan Party hereby agrees to indemnify each Lender and Administrative Agent for, and to hold each of them harmless against, the full amount of Non-Excluded Taxes paid or payable by Lenders or the Administrative Agent, as the case may be, in connection with this Agreement or any other Loan Document and any penalties, additions to tax, interest and reasonable expenses arising therefrom or with respect thereto. The indemnity by any Loan Party provided for in this Section 2.9(c) shall apply and be made whether or not the Non-Excluded Taxes for which indemnification hereunder is sought have been correctly or legally asserted. Amounts payable by any Loan Party under the indemnity set forth in this Section 2.9(c) shall be paid within ten (10) days from the date on which such Lender makes written demand therefor. Such written demand shall be conclusive of the amount so paid or payable absent manifest error.

(d)        Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Non-Excluded Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.24 relating to the maintenance of a Register, and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.9(d).

(e)        As soon as practical after the date of any payment of Non-Excluded Taxes to a taxing authority or other Governmental Authority, any Loan Party (or any Person making such payment on behalf of any Loan Party) shall furnish to Administrative Agent for its own account or for the account of a Lender, as the case may be, the original or a certified copy of the original official receipt issued by such taxing authority or other Governmental Authority evidencing payment thereof.

(f)        If any Lender (which, for purposes of this Section 2.9(f) shall include any participant, assignee or successor (it being understood that for the documentation required under this Section 2.9(f) shall be delivered to the participating Lender)) is entitled to an exemption from, or reduction of, any applicable withholding tax with respect to any payments under any

Loan Document, such Lender shall deliver to the relevant Loan Party, at the time or times prescribed by applicable law or reasonably requested by the applicable Loan Party, such properly completed and executed documentation prescribed by applicable law and reasonably requested by any Loan Party as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, such Lender, if requested by any Loan Party, shall deliver such other documentation prescribed by law or reasonably requested by any Loan Party as will enable any Loan Party to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.9(f)(i) through (iii)) shall not be required if in any Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense (or, in the case of a change in a law, any incremental material unreimbursed cost or expense) or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of any Loan Party, each Lender shall update any form or certification previously delivered pursuant to this Section 2.9(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect, each Lender shall promptly (and in any event within ten (10) days after such expiration, obsolescence or inaccuracy) notify the applicable Loan Party in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so. Without limiting the generality of the foregoing:

(i)        Each Lender that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code (“Non-U.S. Lender”) shall, if it is legally eligible to do so, deliver or cause to be delivered to the relevant Loan Party the following properly completed and duly executed documents:

(A)       (x)        with respect to payments of interest under any Loan Document, a complete and executed U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of an applicable tax treaty (or any successor forms thereto), including all appropriate attachments or (y) with respect to any other applicable payments under any Loan Document, a complete and executed U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B)       a complete and executed U.S. Internal Revenue Service Form W-8ECI (or any successor form thereto); or

(C)       in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both, (x) a complete and executed U.S. Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor form thereto) and (y) a certificate substantially in the form of Schedule 2.9 (a “Section 2.9 Certificate”) to the effect that Non-U.S. Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of any Loan

Party within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected; or

(D)       in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under any Loan Document (including a partnership, an entity disregarded for U.S. federal income tax purposes, or a participating Lender), (x) a complete and executed U.S. Internal Revenue Service Form W-8IMY (or any successor form thereto) (including all required documents and attachments) on behalf of itself and (y) with respect to each of its beneficial owners and the beneficial owners of such beneficial owners looking through chains of owners to individuals or entities that are treated as corporations for U.S. federal income tax purposes (all such owners, a “beneficial owners”), the documents that would be required by these clauses (A), (B), (C), (D) or Section 2.9(f)(ii) with respect to each such beneficial owner if such beneficial owner were a Lender, provided, however, that no such documents will be required with respect to a beneficial owner to the extent the actual Lender is determined to be in compliance with the requirements for certification on behalf of its beneficial owner as may be provided in applicable U.S. Treasury regulations, or the requirements of this clause (D) are otherwise determined to be unnecessary, all such determinations under this clause (D) to be made in the sole discretion of Loan Party; provided further, that if the Non-U.S. Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a Section 2.9 Certificate on behalf of such partners; or

(E)       any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. federal withholding tax together with such supplementary documentation necessary to enable any Loan Party to determine the amount of tax (if any) required by law to be withheld.

(ii)        Each Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall, if it is legally eligible to do so, deliver or cause to be delivered to any applicable Loan Party a properly completed and duly executed U.S. Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(iii)        If a payment made to any Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to any applicable Loan Party, at the time or times prescribed by law and at such time or times reasonably requested by Loan Party, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Loan Party as may be necessary for Loan Party to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.9(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g)        Lenders hereby agree that, upon the occurrence of any circumstances entitling a Lender to additional amounts pursuant to this Section 2.9, such Lender, at the request of Loan Party, shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), to designate a different applicable Lending Office for the funding or booking of its Loan hereunder, if, in the reasonable judgment of such Lender, such designation (i) would eliminate or reduce amounts payable pursuant to Section 2.9 in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(h)        If any Lender is entitled to additional compensation under any of the foregoing provisions of this Section 2.9 and shall fail to designate a different applicable Lending Office as provided in subsection (g) of this Section 2.9, then, so long as no Default or Event of Default shall have occurred and be continuing, the applicable Loan Party may cause such Lender to (and, if the Loan Party so demands, such Lender shall) assign all of its rights and obligations under this Agreement to one or more other Persons identified by the Loan Party and reasonably acceptable to such Lender provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to such Lender hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts) and (ii) in the case of any such assignment resulting from a claim for additional compensation under any of the foregoing provisions of this Section 2.9, such assignment will result in a reduction in such compensation or payments; provided further, that if, upon such demand by the applicable Loan Party, such Lender elects to waive its request for additional compensation pursuant to this Section 2.9, the demand by the Loan Party for such Lender to so assign all of its rights and obligations under this Agreement shall thereupon be deemed withdrawn. Nothing in subsection (g) of this Section 2.9 or this Section 2.9(h) shall affect or postpone any of the rights of Lenders or any of the Obligations of any Loan Party under any of the foregoing provisions of this Section 2.9 in any manner. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

(i)        If any party determines that it has received a refund of any Non-Excluded Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section 2.9, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.9 with respect to the Non-Excluded Taxes giving rise to such refund), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of such Lender, agrees to repay the amount paid over to such Loan Party to such Lender in the event such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require such Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

Section 2.10    Pro Rata Treatment

Except to the extent otherwise provided herein: (a) each payment or prepayment of principal of the Loan designated by Borrower as a prepayment of the Loan shall be made for the account of Lenders pro rata in accordance with the respective unpaid principal amounts of the Loans held by them; and (b) each payment of interest on Loans by Borrower shall be made for the account of Lenders pro rata in accordance with the amounts of interest on the Loans then due and payable to the respective Lenders. Any payment or prepayment of principal or interest made during the existence of an Event of Default shall be made for the account of Lenders in accordance with the order set forth in Section 11.14.

ARTICLE III – INTENTIONALLY OMITTED

Section 3.1      Intentionally Omitted.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.1      Borrower Representations.    Borrower represents and warrants as of the Closing Date that:

4.1.1          Organization.    Each Borrower and each SPE Constituent Entity has been duly organized and is validly existing and is in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Each Borrower and each SPE Constituent Entity is duly qualified to do business and in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Each Borrower and each SPE Constituent Entity possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management, leasing and operation of the Properties. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule 4.1.1, which organizational chart is true, accurate, correct and, in all material respects, complete.

4.1.2          Proceedings.      Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3          No Conflicts.    The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, deed to secure debt, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or, to Borrower’s knowledge, to which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority required for the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect. Each Lender represents as of the date hereof and for so long as such Lender is a holder of all or any part of the Loan, and Borrower’s representation above is based upon and subject to such Lender representation, that no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of (i) “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA (“Plan Assets”) , unless the applicable Lender relied on an available prohibited transaction exemption, all of the conditions of which are and continue to be satisfied or (ii) plan, account or other arrangement which is subject to any provision which is similar to the prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein does not give rise to a violation of any such Applicable Similar Law.

4.1.4          Litigation.  Except as set forth on Schedule 4.1.4, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s Knowledge, threatened against or affecting Borrower, Guarantor, any SPE Constituent Entity or any Individual Property, which actions, suits or proceedings, if determined against Borrower, Guarantor, any SPE Constituent Entity or any Individual Property, would materially adversely affect the condition (financial or otherwise) or business of Borrower, any SPE Constituent Entity or the condition or ownership of any Individual Property or materially impair Guarantor’s ability to fulfill its obligations under the Guaranty. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency that resulted in a judgment against any Borrower or Guarantor that affects any Individual Property that has not been paid in full, or that otherwise materially impairs Guarantor’s ability to fulfill its obligations under the Guaranty.

4.1.5          Agreements.    Borrower is not a party to any agreement or instrument or subject to any restriction which would materially and adversely affect Borrower or any Individual Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower or, to Borrower’s Knowledge, any of the Properties are bound (except for violations or defaults that would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect). Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Properties is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Properties as permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents. Each Borrower has no contingent or actual obligations not related to the Individual Property(ies) owned by such Borrower.

4.1.6          Title.  Borrower has (a) good and insurable fee simple title to the real property comprising part of each Individual Property, and (b) good title to the balance of such Individual Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not have an Individual Material Adverse Effect on any Individual Property or an Aggregate Material Adverse Effect. Each Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first-priority lien on the applicable Individual Property, subject only to Permitted Encumbrances and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. There are no claims for payment for work, labor or materials affecting the Properties which are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, and as to which Administrative Agent has not otherwise received affirmative insurance in the applicable Title Insurance Policy (in form and substance satisfactory to Administrative Agent in all respects).

4.1.7          Solvency.  Borrower has (a) not entered into the transaction contemplated by this Agreement nor executed any Loan Document with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under the Loan Documents. After giving effect to the Loan (i) the fair saleable value of Borrower’s assets exceeds Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities, (ii) the fair saleable value of Borrower’s assets is greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured, and (iii) Borrower’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, any SPE Constituent Entity or Guarantor in the last seven (7) years, and none of Borrower, any SPE Constituent Entity or Guarantor has, in the last seven (7) years, made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, any SPE Constituent Entity or Guarantor is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of such Person’s assets or property, and to Borrower’s Knowledge no Person is contemplating the filing of any such petition against it or against any SPE Constituent Entity or Guarantor.

4.1.8          Intentionally Omitted.

4.1.9          No Plan Assets.

(a)        Borrower does not sponsor, is not obligated to contribute to, an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title IV of ERISA and is not itself an “employee benefit plan” subject to Title I of ERISA or Section 4975 of the Code, and none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101 as modified by Section 3(42) of ERISA. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA, and (b) based upon and subject to the Lenders’ representations in Section 4.1.9(b), transactions by or with Borrower are not subject to any state or other statute applicable to Borrower which is substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code and which prohibit or otherwise restrict the transactions contemplated by this Agreement, including but not limited to the exercise by Lenders of any of their rights under the Loan Documents.

(b)        As of the date hereof and for so long as Lenders are holders of all or part of the Loan (i) Lenders are neither an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, nor a plan described in Section 4975(e)(1) of the Internal Revenue Code, subject to Section 4975 of the Internal Revenue Code, (ii) none of the assets of Lenders constitute Plan Assets, (iii) Lenders are not a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) Lenders are not in violation of any Applicable Similar Law.

(c)        With respect to transfers of an interest in the Loan by any Lender to a third party (a “Purchaser”), such Lender shall:

(i)        obtain from such Purchaser (A) a representation essentially the same as the representation set forth in paragraph (b) of this Section 4.1.9 (but substituting the term “Purchaser” for the term “Lender” therein) or (B) a representation providing reasonable assurance that the transfer of the interest in the Loan and the holding by Purchaser of such interest for so long as Purchaser holds such interest are exempt from or otherwise not prohibited under Section 406 of ERISA, Section 4975 of the Internal Revenue Code or Applicable Similar Law; or

(ii)        transfer such interest through the sale of the Loan to a trust or other entity which would issue securities structured in such manner as would not result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Internal Revenue Code and Applicable Similar Law.

4.1.10        Compliance.  Except as set forth in the Zoning Reports or on Schedule 4.1.22 attached hereto, Borrower and the Properties (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and parking requirements and ratios, except where the failure to comply with such Legal Requirements would not have an Individual Material Adverse Effect on any Individual Property. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s Knowledge, by any other Person in occupancy of or involved with the operation or use of the Properties any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11        Financial Information.  All financial data (including, without limitation, the statements of cash flow and income and operating expense) that have been delivered to Administrative Agent by or at the direction of Borrower or its Affiliates in connection with the Loan (a) are true, complete and correct in all material respects (or, to the extent that any such financial data were incorrect in any material respect when delivered, the same have been corrected by financial data subsequently delivered to Administrative Agent prior to the Closing Date), (b) accurately represent the financial condition of Borrower and the Properties, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections are materially inaccurate. Except for Permitted Encumbrances, none of Borrower or Guarantor has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have a materially adverse effect on Borrower or any Individual Property or the current operation thereof as a retail shopping center (except as referred to or reflected in said financial statements) or, with respect to Guarantor, which materially impair Guarantor’s ability to fulfill its obligations under the Guaranty. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower from that set forth in said financial statements.

4.1.12        Condemnation.  Except as set forth on Schedule 4.1.12, no Condemnation or other similar proceeding has been commenced or, to Borrower’s Knowledge, is threatened or, to Borrower’s Knowledge, is contemplated with respect to all or any portion of any Individual Property or for the relocation of roadways providing access to any Individual Property other than to the extent that the same do not have an Individual Material Adverse Effect on the Individual Property affected thereby.

4.1.13        Federal Reserve Regulations.  No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U.

4.1.14        Utilities and Public Access.  Except if the same do not, in the aggregate in respect of the Individual Property affected thereby, have an Individual Material Adverse Effect on such Individual Property or an Aggregate Material Adverse Effect, (i) as depicted on the Surveys of the Properties delivered to Administrative Agent, (A) each Individual Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Individual Property for its respective intended uses and (B) all public utilities necessary or convenient to the full use and enjoyment of each Individual Property are located either in the public right-of-way abutting such Individual Property (which are connected so as to serve such Individual Property without passing over other property) or in recorded easements serving such Individual Property and such easements are set forth in and insured by the applicable Title Insurance Policy and (ii) all roads necessary for the use of each Individual Property for their current respective purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15        Not a Foreign Person.    Borrower is not a “foreign person” within the meaning of § 1445(f)(3) of the Code.

4.1.16        Separate Lots.  Each Individual Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of such Individual Property.

4.1.17        Assessments.    Except as set forth on Schedule 4.1.17, to Borrower’s Knowledge, there are no pending or, to Borrower’s Knowledge, proposed special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to any Individual Property that may result in such special or other assessments, except to the extent, in each case, such assessments could not reasonably be expected to have an Individual Material Adverse Effect on such Individual Property.

4.1.18        Enforceability.    The Loan Documents are enforceable by Administrative Agent and Lenders (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, Manager or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19        No Prior Collateral Assignment.    There are no prior collateral assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20        Insurance.  Borrower has obtained and has delivered to Administrative Agent certificates evidencing all Policies, which certificates reflect the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made that are currently pending, outstanding or otherwise remain unsatisfied under any such Policies and would have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect. No Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.

4.1.21        Use of Property.    Each Individual Property is used exclusively as a retail shopping center and other appurtenant and related uses.

4.1.22        Certificate of Occupancy; Licenses.    Except as disclosed in the Zoning Reports, all certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits, required for the legal use, occupancy and operation of each Individual Property as a retail shopping center (collectively, the “Licenses”), have been obtained and are in full force and effect to the extent the failure to not have such Licenses would have individually or in the aggregate an Individual Material Adverse Effect on such Individual Property. Borrower shall keep and maintain all Licenses necessary for the operation of each Individual Property as a retail shopping center to the extent the failure to not have such Licenses would have an Individual Material Adverse Effect on such Individual Property. Except as set forth on Schedule 4.1.22 attached hereto, the use being made of each Individual Property is in conformity with the certificate of occupancy issued for such Individual Property (if any).

4.1.23        Flood Zone.    None of the Improvements on any Individual Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to each such Individual Property.

4.1.24        Physical Condition.  Except if the same do not, in the aggregate in respect of the Individual Property affected thereby, have an Individual Material Adverse Effect or Aggregate Material Adverse Effect, and except as disclosed in the engineering reports or physical condition reports commissioned by Administrative Agent in connection with the origination of the Loan, to Borrower’s Knowledge (i) each Individual Property, including, without limitation, all Improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (ii) there exists no structural or other material defects or damages in any Individual Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in any Individual Property, or any part thereof, which have not been remedied prior to the Closing Date and would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25        Boundaries.  Except as depicted on the Surveys of the Properties delivered to Administrative Agent, all of the Improvements which were included in determining the appraised value of each Individual Property lie wholly within the boundaries and building restriction lines of such Individual Property, and no improvements on adjoining properties encroach upon such Individual Property, and no easements or other encumbrances upon the applicable Individual Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the applicable Individual Property except those which are insured against by the applicable Title Insurance Policy.

4.1.26        Leases.  No Individual Property is subject to any leases other than the Leases in respect of such Individual Property that are described in the Certificate of Rent Roll. To Borrower’s Knowledge, except as otherwise disclosed on the Certificate of Rent Roll and except for discrepancies which, either individually or in the aggregate would not have an Individual

Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, the rent roll attached to the Certificate of Rent Roll is true, complete and accurate in all respects as of the date of such rent roll. In respect of each Individual Property, (i) Borrower is the owner and lessor of landlord’s interest in the Leases in respect to such Individual Property and (ii) to Borrower’s Knowledge, no Person has any possessory interest in such Individual Property or right to occupy the same except under and pursuant to the provisions of the Leases or any Permitted Encumbrances. To Borrower’s Knowledge, except as otherwise disclosed on the Certificate of Rent Roll or as set forth in the tenant estoppels delivered to Administrative Agent on or prior to the Closing Date, the current Leases are in full force and effect. Except as disclosed on the Certificate of Rent Roll or as set forth in the tenant estoppels delivered to Administrative Agent on or prior to the Closing Date or on Schedule 4.1.26(a), none of Manager or Borrower has received written notice that Borrower is in default under any Material Lease except for violations or defaults (A) that have been cured or (B) that do not, in the aggregate in respect of any Individual Property, have an Individual Material Adverse Effect on such Individual Property. Except (1) as set forth in the tenant estoppels delivered by Borrower to Administrative Agent on or prior to the Closing Date, in the Certificate of Rent Roll or on Schedule 4.1.26(b) and (2) if the same, either individually or in the aggregate, would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, as of the Closing Date (a) none of Manager or Borrower (or Borrower’s predecessor-in-interest) has delivered a written notice to a Tenant at any Individual Property that it is in default under its Material Lease (other than notices relating to defaults that have been cured by such tenant) and no Tenant under any Material Lease is in monetary or, to Borrower’s Knowledge, material non-monetary default under its Lease, (b) all security deposits in respect of each Individual Property are held by Borrower in accordance with applicable law, (c) except as set forth on Schedule 4.1.26(c) hereto, no Rent has been paid by any Tenant at any Individual Property more than one (1) month in advance of its due date, and (d) except as otherwise disclosed on Schedule 4.1.26(d)-1 hereto, all work that is required to have been performed by Borrower under each Lease in respect of each Individual Property as of the Closing Date has been performed as required and has been accepted by the applicable Tenant. As of the Closing Date, except as otherwise disclosed on Schedule 4.1.26(d)-2 hereto, no Tenant has a right or option or right of first refusal pursuant to its Lease or otherwise to purchase all or any part of the Individual Property to which such Lease relates. Except if the same, either individually or in the aggregate, would not have an Individual Material Adverse Effect in respect of any Individual Property nor have an Aggregate Material Adverse Effect, and except as set forth on Schedule 4.1.26(e) hereto, as of the Closing Date, no Tenant has a right or option pursuant to its Lease or otherwise to terminate such Lease prior to the scheduled expiration date thereof, other than any such right or option that is conditional upon the occurrence of certain events of circumstances. Borrower has not, directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, assigned, transferred, encumbered, hypothecated, pledged or granted a security interest in any of the Leases or its interest therein which has not been released as of the date hereof, other than pursuant to the Loan Documents. In addition, except as set forth in the tenant estoppels delivered to Administrative Agent on or prior to the Closing Date or on Schedule 4.1.26(f), to Borrower’s Knowledge, Borrower has not received written notice of a material default, as landlord, nor has Borrower provided written notice of material default to a Tenant, in each case under any Lease that is not at least a Material Lease, and in each case which default remains uncured.

4.1.27        Survey.  The Survey for each Individual Property delivered to Administrative Agent in connection with this Agreement does not fail to reflect any material adverse matter affecting such Individual Property or the title thereto.

4.1.28        Principal Place of Business; State of Organization.    Borrower’s principal place of business has been for the preceding four months (or, if less, the entire period of the existence of Borrower), and is as of the Closing Date, the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the state of Delaware.

4.1.29        Filing and Recording Taxes.    All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Properties to Borrower have been paid. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgages, have been paid, and, under current Legal Requirements, the Mortgages are enforceable in accordance with their respective terms by Administrative Agent (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30        Special Purpose Entity/Separateness.      (a) Borrower and each SPE Constituent Entity is and will remain a Special Purpose Entity.

(b)        The representations and warranties set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lenders or Administrative Agent under this Agreement or any other Loan Document.

(c)        Any amendment or amendment and restatement of any of Borrower’s or any of SPE Constituent Entity’s organizational documents on or prior to the Closing Date has been accomplished in accordance with, and was permitted by, the relevant provisions of each such organizational document (as the same existed prior to such amendment or amendment and restatement).

(d)        All of the stated facts and assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct and any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, will have been and shall be true and correct. Borrower and each SPE Constituent Entity have complied with all of the stated facts and assumptions made with respect to Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each entity other than Borrower and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion have complied with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion.

(e)        Each assignment or transfer of limited liability company interests in Borrower and each SPE Constituent Entity by all prior members of such Person to such Person’s successor member or their sole member, as the case may be, and the admission of such Person’s successor member or applicable sole member, as the case may be, as a member of such Person, were accomplished in accordance with, and were permitted by, the applicable limited liability company agreement governing the affairs of such Person at the time of such assignment or transfer and admission, and following each such assignment and admission, such Borrower or SPE Constituent Entity was continued without dissolution, and that there have at all times been at least one member of each Borrower and SPE Constituent Entity.

(f)        Borrower hereby represents with respect to Borrower and each SPE Constituent Entity that it:

(i)	is and other than immaterial lapses which have been corrected always has been duly formed, validly existing, and in good standing in the state of its incorporation and in all other jurisdictions where it is qualified to do business;

(ii)	has no judgments or liens of any nature against it or its Property which have not been satisfied or released, except for Permitted Encumbrances or tax liens not yet due;

(iii)	has paid or will pay when due all taxes which it owes;

(iv)	has never owned any real property other than in the case of the Borrower, the Property and personal property necessary or incidental to its ownership or operation of the Property, and has never engaged in any business other than (A) in the case of the Borrower, the ownership and operation of the Property and (B) in the case of an SPE Constituent Entity, acting as general partner of the limited partnership that owns any one or more Individual Properties or acting as a member of the limited liability company that owns any one or more Individual Properties, as applicable;

(v)	has provided Administrative Agent with complete (in all material respects) financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(vi)	has no material contingent or actual obligations not related to the Property.

(g)        Borrower and each SPE Constituent Entity hereby represents that from the date of such entity’s formation to the date of this Agreement that it:

(i)

has not entered into any contract or agreement that is still outstanding with any of its Affiliates, constituents, or owners, or any guarantors of any of its obligations or any Affiliate of any of the foregoing, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party except as may have been expressly permitted pursuant to the terms of any prior financings that have been paid in full;

(ii)	has paid all of its debts and liabilities that are not currently outstanding from its assets or such debts and liabilities have been paid or discharged as of the date hereof;

(iii)	has done or caused to be done all things necessary to observe all organizational formalities applicable to it and to preserve its separate existence;

(iv)	except as expressly permitted under the Loan Documents and any prior financing, has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person ;

(v)	has not had its assets listed as assets on the financial statement of any other Person unless (a) financial statements of such other Person contained an appropriate notation indicating the separateness of Borrower from such Person and indicating that Borrower’s assets and credit were not available to satisfy the debts and other obligations of such Person and (b) such assets were also listed on the Borrower’s own balance sheet;

(vi)	has filed its own tax returns (except to the extent that it has been a tax-disregarded entity not required to file tax returns under applicable law) and, if it is a corporation, has not filed a consolidated federal income tax return with any other Person;

(vii)	has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate);

(viii)	has corrected any known misunderstanding regarding its status as a separate entity;

(ix)	has conducted all of its business and held all of its assets in its own name;

(x)	has not identified itself or any of its affiliates as a division or part of the other;

(xi)	except as expressly permitted under the Loan Documents and any prior financing, has maintained and utilized separate stationery, invoices and checks bearing its own name;

(xii)	except as expressly permitted under the Loan Documents and any prior financing, has not commingled its assets with those of any other Person and has held all of its assets in its own name (other than commingled bank accounts with certain Affiliates maintained prior to the date hereof);

(xiii)	except as expressly permitted under the Loan Documents and any prior financing, has not guaranteed or become obligated for the debts of any other Person that are still outstanding;

(xiv)	has not held itself out as being responsible for the debts or obligations of any other Person that are still outstanding except with respects to the other Borrowers in connection with this Loan;

(xv)	has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate;

(xvi)	has not pledged its assets to secure the obligations of any other Person that are still outstanding;

(xvii)	has maintained adequate capital in light of its contemplated business operations (to the extent there existed sufficient cash flow from the operations of the assets of Borrower to do so);

(xviii)	has maintained a sufficient number of employees (if any) in light of its contemplated business operations and has paid the salaries of its own employees (if any) from its own funds provided that there was sufficient cash flow to do so;

(xix)	has not owned any subsidiary or any equity interest in any other entity and is not a survivor of a merger with or of any other entities, other than a SPE Constituent Entity with respect to its partnership or membership interest in Borrower;

(xx)	has not incurred any indebtedness that is still outstanding other than indebtedness that is permitted under the Loan Documents; and

(xxi)	has not had any of its obligations guaranteed by an Affiliate, except for guarantees permitted under the Loan Documents or guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or relate to financings that have been repaid.

4.1.31        Management Agreement.  The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

4.1.32        Illegal Activity.    No portion of any Individual Property has been or will be purchased with proceeds of any illegal activity.

4.1.33        No Change in Facts or Circumstances; Disclosure.    To Borrower’s Knowledge, all information submitted by and on behalf of Borrower, Guarantor and Manager to Administrative Agent and in all financial statements, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower, Guarantor and Manager in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. The foregoing representation shall not apply to any such financial information that constitutes projections, provided that Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise has or might have an Individual Material Adverse Effect with respect to any Individual Property or an Aggregate Material Adverse Effect. Borrower and Manager have disclosed to Administrative Agent all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34        Investment Company Act.  Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35        Embargoed Person.    None of the funds or other assets of Borrower or Guarantor constitute property of any Embargoed Person. No Embargoed Person has any direct or indirect interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or, to the best of Borrower’s knowledge (i.e., without regard to the limitations of specific knowledge parties in the definition of “Borrower’s Knowledge”) indirectly), is prohibited by applicable law or the Loan is in violation of applicable law, and none of the funds of Borrower or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law.

4.1.36        Cash Management Account.

(a)        This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and Cash Management Account in favor of Administrative Agent for the benefit of Lenders, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account or the Cash Management Account;

(b)        Each of the Lockbox Account and Cash Management Account constitutes a “deposit account” and/or “securities account” within the meaning of the Uniform Commercial Code as in effect in the State of New York;

(c)        Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Administrative Agent, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities, and Borrower has not consented to the Lockbox Bank or Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Administrative Agent;

(d)        The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Administrative Agent for the benefit of Lenders, as pledgee; and

(e)        None of the Properties are subject to any cash management system (other than pursuant to the Loan Documents), and Borrower has prepared the Tenant Direction Letters, which Tenant Direction Letters (i) direct the Tenants to deposit all Rents directly into the Lockbox Account and (ii) shall be delivered to the Tenants as required by Section 2.7.1(b).

4.1.37        Reciprocal Easement Agreement.      To Borrower’s Knowledge, each Reciprocal Easement Agreement is in full force and effect. Except as set forth in REA estoppels delivered to Administrative Agent on or prior to the Closing Date, (i) neither the applicable Borrower nor, to Borrower’s Knowledge, any other party to the Reciprocal Easement Agreement, is in default under any of the material provisions thereof (except for violations or defaults that have been cured or that have not resulted, or would not reasonably be expected to result, individually or in the aggregate, in an Individual Material Adverse Effect) and (ii) Borrower has not delivered a written notice to any party under a Reciprocal Easement Agreement that it is in default thereunder (other than notices relating to defaults that have been cured by such party) and no such party to a Reciprocal Easement Agreement is in monetary or, to Borrower’s Knowledge, material non-monetary default under such Reciprocal Easement Agreement (except for defaults that do not have, or would not reasonably be expected to result in, individually or in the aggregate, an Individual Material Adverse Effect on the applicable Individual Property).

4.1.38        Equipment, Fixtures and Personal Property.  Borrower is the owner of all of the Equipment, Fixtures and Personal Property located on or at each Individual Property, other than any such Equipment, Fixtures and Personal Property which have been leased by Borrower as permitted under the terms of this Agreement. All of the Equipment, Fixtures and Personal Property are sufficient to operate each Individual Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.39        Full and Accurate Disclosure. No information contained in this Agreement, the other Loan Documents, or any written statement or document furnished by or on behalf of Borrower in connection with the Loan or pursuant to the terms of this Agreement or any other Loan Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact or circumstance presently known to Borrower which has not been disclosed to Administrative Agent and which could reasonably be expected to have an Individual Material Adverse Effect, or which could reasonably be expected to materially and adversely affect the business, operations or condition (financial or otherwise) of any SPE Constituent Entity, or materially impair Guarantor’s ability to fulfill its obligations under the Guaranty.

4.1.40        Underwriting Representations.  Except as set forth on Schedule 4.1.40(b) or as disclosed in writing to Administrative Agent prior to the Closing Date, Borrower hereby represents that it:

(a)        has no judgments or liens of any nature against it except for tax liens not yet due;

(b)        is not involved in any dispute with any taxing authority;

(c)        is not now, nor has ever been, a party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it or its assets or properties that has not been paid in full; and

(d)        each amendment and restatement of Borrower’s organizational documents, if any, has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to such amendment or restatement from time to time.

4.1.41        Knowledge Parties.    Nadeem Meghji and Phillip Solomond are the officers of Borrower who are appropriately positioned to provide knowledge of the representations and warranties set forth herein.

4.1.42        Merger Agreement.    The copy of the Merger Agreement delivered to Administrative Agent is true and complete and no party under the Merger Agreement is in default of its obligations thereunder in any material respect.

4.1.43        Development Services Agreement.  The copy of the Development Services Agreement delivered to Administrative Agent is true and complete and Borrower is not and, to Borrower’s knowledge, Developer is not, in default of its material obligations under the Development Services Agreement.

Section 4.2     Survival of Representations.      Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Administrative Agent and Lenders under this Agreement or any of the other Loan Documents by Borrower (provided, however, such representations and warranties shall not be deemed remade as of any date after the date hereof). All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Administrative Agent and Lenders notwithstanding any investigation heretofore or hereafter made by Administrative Agent or Lenders.

ARTICLE V – BORROWER COVENANTS

Section 5.1     Affirmative Covenants.    From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Liens of the Mortgages encumbering the Properties (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Administrative Agent and Lenders that, unless the Requisite Lenders (or, if required pursuant to Section 12.2(b), the Unanimous Lenders) shall otherwise consent (unless the approval, consent or waiver by Administrative Agent is expressly contemplated herein, in which case only the approval, consent or waiver by Administrative Agent shall be required), Borrower shall comply with the following covenants:

5.1.1          Existence; Compliance with Legal Requirements.    Unless approved, consented to or waived in writing by Administrative Agent, Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to Borrower and the Properties (and the use thereof), including, without limitation, building and zoning ordinances and codes and certificates of occupancy. There shall never be committed by Borrower, and Borrower shall not permit any other Person in occupancy of or involved with the operation or use of the Properties to commit any act or omission affording the federal government or any state or local government the right of forfeiture against any Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Unless approved, consented to or waived in writing by Administrative Agent, Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Properties in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Properties insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Administrative Agent, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or any Individual Property or any alleged violation of any Legal Requirement, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and any Individual Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Administrative Agent may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Administrative Agent, the validity, applicability or violation of such Legal Requirement is finally established or any Individual Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2        Taxes and Other Charges.  Subject to Section 7.2 hereof, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Properties or any part thereof prior to delinquency. Borrower shall, not later than ten (10) Business Days after receipt of a written request from Administrative Agent, deliver to Administrative Agent receipts for payment or other evidence reasonably satisfactory to Administrative Agent that all Taxes and Other Charges that are due and payable at such time have been duly paid by Borrower prior to delinquency (provided, however, that Administrative Agent shall have no right to deliver such written request to Borrower during any period that such Taxes and Other Charges are being paid by Administrative Agent pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Properties, and shall promptly pay for all utility services provided to the Properties (other than any such utilities which are, pursuant to the terms of any Lease, required to be paid by the Tenant thereunder directly to the applicable service provider). After prior written notice to Administrative Agent, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Default or Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) no Individual Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the applicable Individual Property; and (f) Borrower shall furnish such security as may be reasonably required in the proceeding, or as may be reasonably requested by Administrative Agent, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Administrative Agent may pay over any such cash deposit or part thereof held by Administrative Agent to the claimant entitled thereto at any time when, in the judgment of Administrative Agent, the entitlement of such claimant is established or any Individual Property (or part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the related Mortgage being primed by any related Lien.

5.1.3        Litigation.    Borrower shall give prompt written notice to Administrative Agent of any litigation or governmental proceedings pending or threatened in writing against

Borrower, any SPE Constituent Entity, Guarantor or any Individual Property which might materially adversely affect the condition of Borrower, any SPE Constituent Entity (financial or otherwise) or business or any Individual Property or, with respect to Guarantor, which would materially impair Guarantor’s ability to fulfill its obligations under the Guaranty.

5.1.4          Access to Properties.    Subject to the rights of Tenants, Borrower shall permit agents, representatives and employees of Administrative Agent and/or Lenders to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

5.1.5          Notice of Default.  Borrower shall promptly advise Administrative Agent of any material adverse change in the condition of Borrower, any SPE Constituent Entity or Guarantor, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6          Cooperate in Legal Proceedings.    Borrower shall cooperate fully with Administrative Agent with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of Administrative Agent or any Lender hereunder or any rights obtained by Administrative Agent or any Lender under any of the other Loan Documents and, in connection therewith, permit Administrative Agent, at its election, to participate in any such proceedings.

5.1.7          Perform Loan Documents.    Borrower shall, in a timely manner, observe, perform and satisfy all the terms, provisions, covenants and conditions of the Loan Documents executed and delivered by, or applicable to, Borrower, and shall pay when due all costs, fees and expenses of Administrative Agent and Lenders, to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower.

5.1.8          Award and Insurance Benefits.      Borrower shall cooperate with Administrative Agent in obtaining for the benefit of Lenders, in accordance with the relevant provisions of this Agreement, the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with any Individual Property, and Administrative Agent shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the reasonable expense of an appraisal on behalf of Administrative Agent in case of Casualty or Condemnation affecting any Individual Property or any part thereof) out of such Insurance Proceeds.

5.1.9          Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a)        upon written request, furnish to Administrative Agent all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Administrative Agent in connection therewith, provided that the foregoing shall not require Borrower to obtain updated appraisals after the Closing Date unless specifically required by the terms of this Agreement;

(b)        execute and deliver to Administrative Agent such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Administrative Agent may reasonably require; and

(c)        do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Administrative Agent shall reasonably require from time to time.

5.1.10        Supplemental Mortgage Affidavits.  Borrower represents that it has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgages. If at any time during the continuance of an Event of Default Administrative Agent determines, based on applicable law, that Administrative Agent or Lenders is not being afforded the maximum amount of security available from any one or more of the Properties as a direct or indirect result of applicable recording, stamp and like taxes not having been paid upon the execution and recordation of any Mortgage, Borrower agrees that Borrower will execute, acknowledge and deliver to Administrative Agent, promptly upon Administrative Agent’s request, supplemental affidavits increasing the amount of the Debt attributable to any such Individual Property (as set forth as the Allocated Loan Amount on Schedule 1.1(a) annexed hereto) for which all applicable taxes have been paid to an amount determined by Administrative Agent to be equal to the lesser of (a) the greater of the fair market value of the applicable Individual Property (i) as of the Closing Date and (ii) as of the date such supplemental affidavits are to be delivered to Administrative Agent, and (b) the amount of the Debt attributable to any such Individual Property (as set forth as the Allocated Loan Amount on Schedule 1.1(a) annexed hereto), and Borrower shall, on demand, pay any additional taxes.

5.1.11        Financial Reporting.  (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the requirements for a Special Purpose Entity set forth herein and GAAP (or such other consistently applied accounting basis that is acceptable to Administrative Agent), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation on an individual basis of the Properties. Administrative Agent shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than twice in any calendar year (unless an Event of Default shall have occurred and be continuing, in which case no such restriction shall apply)) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Administrative Agent shall desire. After the occurrence of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Administrative Agent to examine Borrower’s accounting records with respect to the Properties, as Administrative Agent shall determine to be necessary or appropriate in the protection of Administrative Agent’s interest.

(b)        Borrower will furnish to Administrative Agent annually, within one hundred and twenty (120) days following the end of each Fiscal Year commencing with the 2015 Fiscal Year, a complete copy of the annual financial statements of Parent prepared in accordance with GAAP (or such other consistently applied accounting basis that is acceptable to Administrative Agent) and certified by an authorized officer of Borrower covering the Properties on a combined basis for such Fiscal Year and containing statements of profit and loss for Borrower and the Properties and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for Borrower and the Properties (on a combined basis) for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses. Parent’s annual financial statements shall be accompanied by (i) if reasonably requested by Administrative Agent in writing within 30 days prior to the due date for the report, a comparison of the budgeted income and expenses and the actual income and expenses for the Properties (on a combined basis) for the Fiscal Year covered in the report, (ii) a current rent roll for each Individual Property, (iii) if reasonably requested by Administrative Agent, a schedule detailing the Debt Yield calculation as of each Debt Yield Determination Date as of the last day of such Fiscal Year for the Properties on a combined basis and (iv) an Officer’s Certificate certifying (1) that each annual financial statement, including each of the schedules described in the immediately preceding subclause (iii), present fairly the financial condition and the results of operations of Borrower and the Properties being reported upon, (2) that such financial statements and schedules have been prepared in accordance with GAAP and (3) as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.

(c)        (i)        Prior to a Secondary Market Transaction, provided that Administrative Agent has the intent to effectuate a Secondary Market Transaction or is actively pursuing the Secondary Market Transaction, if reasonably requested by Administrative Agent in connection with Administrative Agent’s efforts to effectuate a Secondary Market Transaction and provided that such request is not for a period in excess of six (6) months, Borrower will furnish, or cause to be furnished, to Administrative Agent on or before thirty (30) days after the end of each calendar month, (A) an operating statement in respect of such calendar month and a calendar year-to-date operating statement (on a combined basis with respect to the Properties), noting Net Operating Income, Gross Income from Operations, Operating Expenses and for informational purposes only (and not for purposes of determining whether a Debt Yield Trigger Event has occurred), a schedule detailing the Debt Yield calculation for the Properties on a combined basis and containing a comparison of (A) such information for (I) in respect of the operating statement in respect of such calendar month, the same calendar month in the immediately preceding calendar year in which the Properties were owned by Borrower (if applicable), and (II) in respect of the operating statement in respect of the calendar year-to-date, the corresponding time period of the immediately preceding calendar year in which the Properties were owned by Borrower (if applicable), and (B) during any time in which the Annual Budget is subject to Administrative Agent’s approval, budgeted income and expenses and the actual income and expenses for such calendar month, and (C) upon Administrative Agent’s request, other information reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar month. Each such monthly report shall be accompanied by an Officer’s Certificate stating that the items provided are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties on a combined basis as well as, where applicable, the financial condition and results of operations of each Individual Property, for the applicable calendar month. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with GAAP.

(ii)        During any Cash Sweep Period (regardless of whether occurring before or after any Secondary Market Transaction involving the Loan), Borrower will furnish, or cause to be furnished (without duplication of any item furnished to Administrative Agent pursuant to clause (i) above) on or before thirty (30) days after the end of each calendar month, (A) an operating statement in respect of such calendar month and a calendar year-to-date operating statement (on a combined basis with respect to the Properties), (B) a current rent roll for each Individual Property, and (C) upon Administrative Agent’s request, other information maintained by Borrower in the ordinary course of business that is reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar month. The reports and statements provided by Borrower pursuant to this Section 5.1.11(c) may be prepared in accordance with the accounting standards otherwise utilized by Borrower on a consistent basis for interim financial reporting and need not be prepared in accordance with GAAP.

(d)        Borrower will furnish, or cause to be furnished, to Administrative Agent, on or before forty-five (45) days after the end of each calendar quarter the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Properties on a combined basis as well as, where applicable, the financial condition and results of operations of each Individual Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject period for each Individual Property and (ii) quarterly and year-to-date operating statements prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations and Operating Expenses for the Properties (on a combined basis), and, upon Administrative Agent’s request, (A) other information reasonably necessary and sufficient to fairly represent the financial position and results of operation of the Properties (on a combined basis) during such calendar quarter, and (B) a comparison of budgeted income and expenses and the actual income and expenses for the applicable calendar quarter, together with a detailed explanation of any variances which are both equal to or greater than (y) ten percent (10%) over the budgeted amount and (z) $50,000 over the budgeted amounts for such periods, all in form reasonably satisfactory to Administrative Agent; and (iii) a calculation reflecting the Debt Yield as determined with respect to each Debt Yield Determination Date during the immediately preceding twelve (12) month period. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days unless such amounts are being contested pursuant to the terms hereof.

(e)        For each annual budgeting period following the partial annual budgeting period commencing on the Closing Date, Borrower shall submit to Administrative Agent an Annual Budget in form reasonably satisfactory to Administrative Agent not later than sixty (60) days after the commencement of each annual budgeting period, provided, however, if Administrative Agent’s consent to such Annual Budget is required hereunder, Borrower shall submit to

Administrative Agent such Annual Budget not later than fifteen (15) days prior to the commencement of such annual budgeting period. In respect of the partial annual budgeting period commencing on the Closing Date, Borrower has submitted the existing Annual Budget to Administrative Agent on or prior to the Closing Date. The Annual Budget shall be for informational purposes only, provided that, during any Cash Sweep Period, any new Annual Budget shall be subject to Administrative Agent’s (and the junior-most mezzanine lender’s, if applicable) written approval (each such Annual Budget, an “Approved Annual Budget”), in each case which approval shall not be unreasonably withheld or conditioned. Administrative Agent shall grant or deny, in writing to Borrower with a reasonable explanation of any objections, any consent required hereunder within ten (10) Business Days after the receipt of the applicable proposed Annual Budget. In the event that Administrative Agent fails to respond within said ten (10) Business Day period, such failure shall be deemed to be the consent and approval of Administrative Agent if (A) Borrower resubmits to Administrative Agent the Annual Budget with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT SHALL BE DEEMED TO BE ADMINISTRATIVE AGENT’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Administrative Agent does not approve or reject (with a reasonable explanation) the applicable request within ten (10) Business Days from the date Administrative Agent receives such second request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered. In the event that Administrative Agent timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Administrative Agent (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Administrative Agent for its initial review of the same, provided that the aforesaid fourteen (14) day period (in the aggregate) shall be ten (10) days in connection with any such resubmittal). Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Administrative Agent in accordance with the foregoing until Administrative Agent approves the proposed Annual Budget. Until such time that Administrative Agent approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by an amount equal to the increase in the Consumer Price Index for the prior year (other than the line items in respect of Taxes, Insurance Premiums, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses). In the event that, during any Cash Sweep Period, Borrower proposes to incur an extraordinary operating expense or capital expense that is not consistent with the Approved Annual Budget (each an “Extraordinary Expense”), Borrower shall promptly deliver to Administrative Agent a reasonably detailed explanation of such proposed Extraordinary Expense for approval by Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed.

(f)        Intentionally omitted.

(g)       Borrower shall furnish to Administrative Agent, within ten (10) Business Days after Administrative Agent’s request (or as soon thereafter as may be reasonably possible), financial and sales information from any Tenant designated by Administrative Agent, provided that such financial and sales information shall be provided by Borrower only if (i) the same is in the possession of Borrower or is otherwise required to be provided by the applicable Tenant pursuant to the terms of its Lease, (ii) Borrower is not prohibited from disclosing the same, whether pursuant to any provisions of the applicable Lease or any other agreement entered into by Borrower and the applicable Tenant prior to the date of Administrative Agent’s request, (iii) the same is not publicly available upon reasonable inquiry, and (iv) the Tenant as to which such information is requested is one of the three (3) largest Tenants at the applicable Individual Property, calculated on the basis of aggregate rentable square footage leased by such Tenant and such Tenant’s Affiliates under one or more Leases at such Individual Property.

(h)        Borrower will cause Guarantor to furnish to Administrative Agent annually, within one hundred twenty (120) days following the end of each Fiscal Year of Guarantor, financial statements prepared in accordance with GAAP (or such other consistently applied accounting basis that is acceptable to Administrative Agent) and certified by an authorized officer of Guarantor, which shall include an annual balance sheet and profit and loss statement of Guarantor.

(i)        Any reports, statements or other information required to be delivered under this Agreement shall be delivered in electronic form, provided that Borrower may elect to provide the same also in paper form and/or on a diskette. Borrower agrees that Administrative Agent may disclose information regarding the Properties and Borrower that is provided to Administrative Agent pursuant to this Section 5.1.11 in connection with a Secondary Market Transaction to such parties requesting such information in connection with such Secondary Market Transaction.

5.1.12        Business and Operations.    Borrower will continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management, leasing and operation of the Properties. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Properties. Borrower shall, at all times during the term of the Loan, continue to own or lease all Equipment, Fixtures and Personal Property which are necessary to operate the Properties in the manner in which they are currently operated, provided that the foregoing shall not be deemed to prohibit or restrict any Permitted Equipment Transfer.

5.1.13        Title to the Properties.  Borrower will warrant and defend (a) the title to each Individual Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Liens of the Mortgages on the Properties, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Administrative Agent and Lenders for any losses, costs, damages or expenses (including reasonable attorneys’ fees, costs and expenses) incurred by Administrative Agent and Lenders if an interest in any Individual Property, other than as permitted hereunder, is claimed by another Person.

5.1.14        Costs of Enforcement.  In the event (a) that any Mortgage encumbering one or more Individual Properties is foreclosed in whole or in part or that such Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage encumbering any Individual Property in which proceeding Administrative Agent or Lenders are made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower, Guarantor or any of their respective constituent Persons or an assignment by Borrower, Guarantor or any of their respective constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agree to pay all costs of collection and defense, including reasonable attorneys’ fees, costs and expenses, incurred by Administrative Agent and Lenders in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes and interest at the Default Rate.

5.1.15        Estoppel Statement.  After request by Administrative Agent, Borrower shall within fifteen (15) days furnish Administrative Agent with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the unpaid principal amount of the Loan, (iii) the Interest Rate of the Loan, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgages and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided, however, Borrower shall not be required to provide such statement more often than two (2) times in any calendar year.

5.1.16        Loan Proceeds.  Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17        Intentionally Omitted.

5.1.18        Confirmation of Representations.    Upon the request of Administrative Agent, Borrower shall deliver, in connection with any Secondary Market Transaction prior to, or contemporaneously with, a Successful Syndication, (a) one (1) or more Officer’s Certificates certifying as to the accuracy in all material respects of all representations made by Borrower in the Loan Documents as of the date of the closing of such Secondary Market Transaction in all relevant jurisdictions or, if any of such representations require qualification on such date, setting forth such qualifications in detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, each SPE Constituent Entity and Guarantor as of the date of such Secondary Market Transaction.

5.1.19        No Joint Assessment.  Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Individual Property.

5.1.20        Leasing Matters.    (a) Any Major Lease, including any amendment, modification or supplement thereto, executed after the Closing Date shall be subject to the approval of Administrative Agent, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, Administrative Agent’s consent shall not be required in connection with any Preapproved Leases. Upon request, Borrower shall furnish Administrative

Agent with executed copies of such Leases as are identified by Administrative Agent (including all Leases, if requested by Administrative Agent, provided that Borrower shall not be required to deliver copies of all Leases more frequently than two (2) times in any calendar year). Unless approved, consented to or waived in writing by Administrative Agent, all renewals of Leases and all proposed Leases shall provide for rental rates and other terms comparable or superior to then-existing local market rates for similarly situated properties. All proposed Leases shall be on commercially reasonable terms, shall not contain any terms which would have any materially adverse effect on Administrative Agent or Lenders’ rights under the Loan Documents or the value of the applicable Individual Property and shall not be with Affiliates of Borrower (unless it is on terms which are substantially similar to those available in an arm’s length transaction with an unrelated party). Unless approved, consented to or waived in writing by Administrative Agent, all Leases executed after the Closing Date shall provide that they are subordinate to the Mortgage encumbering the applicable Individual Property and that the Tenant agrees to attorn to Administrative Agent or any purchaser at a sale by foreclosure or power of sale. Administrative Agent, at the request of Borrower, shall enter into a subordination, attornment and non-disturbance agreement in the form attached hereto as Exhibit B (with such modifications thereto as may be reasonably acceptable to Administrative Agent) or in such other form that is reasonably satisfactory to Administrative Agent and such Tenant (provided in each case that Administrative Agent shall agree to modifications reasonably required to reflect an obligation on behalf of Administrative Agent to release any casualty or condemnation proceeds in connection with any restoration required pursuant to a Material Lease) (a “Non-Disturbance Agreement”) with any Tenant entering into a Material Lease, including a Major Lease (other than a Lease to an Affiliate of Borrower), after the Closing Date. All actual and reasonable, out-of-pocket costs and expenses of Administrative Agent and Servicer in connection with the negotiation, preparation, execution and delivery by Administrative Agent and Servicer of any Non-Disturbance Agreement, including, without limitation, reasonable attorneys’ fees and disbursements and the current fee being assessed by Servicer in connection therewith, shall be paid by Borrower.

(b)        Unless approved, consented to or waived in writing by Administrative Agent, Borrower shall (i) observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Individual Property involved and (iii) execute and deliver at the request of Administrative Agent all such further assurances, confirmations and assignments in connection with the Material Leases and Major Leases as Administrative Agent shall from time to time reasonably require.

(c)        Administrative Agent shall grant or deny with a reasonable explanation any consent required hereunder within seven (7) Business Days after the receipt of the applicable request and all documents in connection therewith. In the event that Administrative Agent fails to respond within said seven (7) Business Day period, such failure shall be deemed to be the consent and approval of Administrative Agent if (A) Borrower has resubmitted to Administrative Agent the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN SEVEN (7) BUSINESS DAYS FROM RECEIPT SHALL BE

DEEMED TO BE ADMINISTRATIVE AGENT’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Administrative Agent does not approve or reject (with a reasonable explanation) the applicable request within seven (7) Business Days from the date Administrative Agent receives such second request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.1.21        Alterations.  (a) Borrower shall obtain Administrative Agent’s prior written consent to any alterations to any Improvements (“Alterations”), including tenant improvements, which consent shall not be unreasonably withheld except with respect to Alterations that would reasonably be expected to result in an Individual Material Adverse Effect on the applicable Individual Property. Notwithstanding the foregoing, Administrative Agent’s consent shall not be required in connection with any (i) Required Repairs, (ii) (intentionally omitted), (iii) Preapproved Alterations, (iv) Alterations to Improvements located wholly on a Release Parcel pursuant to a Permitted Parcel Ground Lease (provided that the cost of such Alterations is borne solely by the applicable Tenant, (v)] Alterations, the cost of which, per Alteration, is less than the Threshold Amount (provided the aggregate of all such Alterations annually is less than $25,000,000 and provided further that any amounts expended for Alterations pursuant to clauses (i), (ii), (iii), (iv) and (vi) of this Section 5.1.21(a) shall not be included toward the foregoing $25,000,000 cap); (vi) Alterations made pursuant to an Approved Annual Budget; and (vii) Alterations that are not reasonably expected to result in an Individual Material Adverse Effect on the applicable Individual Property, provided that any Alterations with respect to Leases approved (or deemed approved) by Administrative Agent pursuant to Section 5.1.20 shall not constitute an Individual Material Adverse Effect and shall not require an additional Administrative Agent consent. In no event shall the Borrower be permitted to conduct an Alteration which Borrower reasonably determines would be reasonably likely to result in an Individual Material Adverse Effect. Administrative Agent shall grant or deny with a reasonable explanation any consent required hereunder within ten (10) Business Days after the receipt of the applicable request and all documents in connection therewith. In the event that Administrative Agent fails to respond within said ten (10) Business Day period, such failure shall be deemed to be the consent and approval of Administrative Agent if (x) Borrower has resubmitted to Administrative Agent the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT SHALL BE DEEMED TO BE ADMINISTRATIVE AGENT’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (y) Administrative Agent does not approve or reject with a reasonable explanation the applicable request within ten (10) Business Days from the date Administrative Agent receives such second request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

(b)        If the total unpaid amounts due and payable with respect to Alterations at any Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases and any amounts to be paid in respect of Preapproved Alterations with respect to such Individual Property) shall at any time exceed the Threshold Amount (or the aggregate of all such Alterations on all Properties annually shall exceed $25,000,000 and provided further that any amounts expended for Alterations pursuant to clauses (i), (ii), (iii), (iv) and (vi) of Section 5.1.21(a) hereof shall not be included toward the foregoing $25,000,000 cap), Borrower shall promptly deliver to Administrative Agent as security for the payment of such excess amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following with respect to such Alteration exceeding the Threshold Amount (as applicable, the “Alterations Deposit”): (I) cash, (II) U.S. Obligations, (III) other securities having a rating reasonably acceptable to Administrative Agent or (IV) a completion and performance bond or an irrevocable letter of credit (payable on sight draft only) issued by a financial institution having a rating by S&P of not less than “A-1+” if the term of such bond or letter of credit is no longer than three (3) months or, if such term is in excess of three (3) months, issued by a financial institution having a rating that is reasonably acceptable to Administrative Agent. Each such Alterations Deposit shall be (A) in an amount equal to the excess of the total unpaid amounts with respect to the applicable Alterations on the applicable Individual Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and (B) disbursed from time to time by Administrative Agent to Borrower for completion of the Alterations at the applicable Individual Property upon the satisfaction of the following conditions: (1) Borrower shall submit a request for payment to Administrative Agent at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (2) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall be continuing, and (3) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations at the applicable Individual Property to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid in full upon such disbursement. Each Alterations Deposit shall be held by Administrative Agent in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.21(b), shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the Alterations in respect of which any Alteration Deposit is being held, Administrative Agent shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (1) on the date such request is received by Administrative Agent and on the date such disbursement is to be made, no Event of Default shall be continuing and (2) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with Alterations (to the extent not received by Administrative Agent in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid in full.

5.1.22        Operation of Property.    (a) Unless approved, consented to or waived in writing by Administrative Agent, Borrower shall cause the Properties to be operated, in all material respects, in accordance with the Management Agreement. In the event that the

Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Administrative Agent’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b)        Unless approved, consented to or waived in writing by Administrative Agent, Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Administrative Agent of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Administrative Agent a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement (without duplication of any item being delivered to Administrative Agent pursuant to Section 5.1.11 hereof); and (iv) enforce the performance and observance in all material respects of all of the covenants and agreements required to be performed and/or observed by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23        Intentionally Omitted.

5.1.24        Intentionally Omitted.

5.1.25        Updated Appraisals.    During the continuance of an Event of Default, Administrative Agent may commission (or Administrative Agent may request that Borrower commission directly) an updated appraisal of one or more of the Properties then remaining subject to the Lien of a Mortgage. Borrower shall pay directly or promptly reimburse Administrative Agent for, as applicable, the costs and expenses of obtaining all such updated appraisals.

5.1.26        Principal Place of Business, State of Organization.  Upon Administrative Agent’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Administrative Agent’s security interest in each Individual Property as a result of any change in its principal place of business or place of organization. Borrower shall cause its principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, to continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Administrative Agent in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Administrative Agent of any change in its organizational identification number. If any Borrower does not now have an organizational identification number and later obtains one, such Borrower promptly shall notify Administrative Agent of such organizational identification number.

5.1.27        Embargoed Person.    Borrower shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any

Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, any SPE Constituent Entity, or Guarantor shall constitute property of any Embargoed Person; (b) no Embargoed Person shall have any direct or indirect interest of any nature whatsoever in Borrower, any SPE Constituent Entity or Guarantor, as applicable, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower, any SPE Constituent Entity or Guarantor, as applicable, shall be derived from, or are the proceeds of, any unlawful activity, with the result that the investment in Borrower, any SPE Constituent Entity or Guarantor, as applicable (whether directly or indirectly), is prohibited by applicable law or the Loan is in violation of applicable law, or may cause any Individual Property to be subject to forfeiture or seizure.

5.1.28        Intentionally Omitted.

5.1.29        Special Purpose Entity/Separateness.  (a) Borrower shall not engage in any business other than (i) the acquisition, development, ownership, management, leases or operation of any one or more Individual Properties, (ii) entering into financing and refinancing of the Properties as permitted by this Agreement and (iii) transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing. No SPE Constituent Entity shall engage in any business other than (i) acting as general partner of the limited partnership that owns any one or more Individual Properties or acting as a member of the limited liability company that owns any one or more Individual Properties, as applicable and (ii) transacting any and all lawful business that is incident, necessary and appropriate to accomplish the foregoing.

(b)        Borrower shall not have any Indebtedness other than (i) the Loan, (ii) Permitted Debt and (iii) such other liabilities that are permitted pursuant to this Agreement or as otherwise imposed by law; provided, however, that this covenant shall not require any shareholder, partner or member of Borrower to make capital contributions or loans to Borrower. No SPE Constituent Entity shall have any indebtedness.

(c)        Borrower and each SPE Constituent Entity shall each be and continue to be a Special Purpose Entity.

(d)        Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower and each SPE Constituent Entity in the Insolvency Opinion. Borrower and each SPE Constituent Entity will comply with all of the stated facts and assumptions made with respect to Borrower in any Additional Insolvency Opinion. Each entity other than Borrower and each SPE Constituent Entity with respect to which an assumption is made or a fact stated in the Insolvency Opinion and any Additional Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in the Insolvency Opinion and any such Additional Insolvency Opinion. Borrower covenants that, in connection with any Additional Insolvency Opinion, it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(e)        Borrower shall provide Administrative Agent with five (5) Business Days’ prior written notice prior to the removal of an Independent Director or Independent Manager of Borrower or any SPE Constituent Entity and Borrower shall not remove any such Independent

Director or Independent Manager without Cause (as defined in the organizational documents of Borrower or such SPE Constituent Entity, as applicable).

5.1.30        Environmental Insurance.  Borrower shall maintain in full force and effect at all times during the term of the Loan the PLL Policy.

5.1.31        Access Laws.    Borrower covenants and agrees to give prompt notice to Administrative Agent of the receipt by Borrower of any material violations or written allegations of alleged material violations of any Access Laws and of the commencement of any governmental or judicial proceedings or investigations which relate to material non-compliance with any such Access Laws.

5.1.32        Required Repairs.    Borrower shall perform all of the repairs (on an Individual Property by Individual Property basis) at the applicable Individual Properties, as more particularly set forth on Schedule 5.1.32 hereto (such repairs hereinafter referred to as “Required Repairs”) (i) in compliance with all applicable Legal Requirements, (ii) in a Lien-free, good and workmanlike manner and (iii) prior to the date set forth on Schedule 5.1.32 with respect to such Required Repairs (each such date, a “Required Repair Deadline”). It shall constitute an Event of Default if Borrower does not complete each Required Repair by the applicable Required Repair Deadline, provided that, if Borrower shall have been unable to complete a Required Repair by the applicable Required Repair Deadline, after using commercially reasonable efforts to do so, including, without limitation, if caused by delays due to weather or force majeure, such Required Repair Deadline shall be automatically extended solely as to such Required Repair to permit Borrower to complete such Required Repair so long as Borrower is at all times thereafter diligently and expeditiously proceeding to complete the same. Notwithstanding the foregoing, to the extent any Required Repair is the responsibility of a Tenant pursuant to a Lease, Borrower shall be obligated only to use commercially reasonably efforts to have such Tenant complete such Required Repair on or prior to the Required Repair Deadline.

5.1.33        Fees.

(a)        Closing Fee.    On the Closing Date, Borrower agrees to pay to Administrative Agent all loan fees in connection with the Loan as have been agreed to in writing by Borrower and Administrative Agent.

(b)        Administrative and Other Fees.  Borrower agrees to pay the administrative and other fees of Administrative Agent as provided in the Fee Letter and as may be otherwise agreed to in writing from time to time in connection with the Loan.

5.1.34        Fort Union Indemnity.  Upon transfer of title to the Fort Union Property in connection with, or otherwise related to, an exercise of remedies pursuant to this Agreement, Fort Union Borrower hereby agrees to promptly assign its rights under the Fort Union Indemnity to Administrative Agent, for the benefit of the Lenders, or any other person acquiring title to the Fort Union Property through a foreclosure or deed-in-lieu of foreclosure (an “Acquiring Party”) in accordance with Section 1(f) of the Fort Union Indemnity. Fort Union Borrower hereby expressly authorizes and appoints Administrative Agent as its attorney-in-fact to execute and deliver such assignment in the name of, and upon behalf of, Fort Union Borrower to the

Acquiring Party in the event the Fort Union Borrower fails to comply with this Section 5.1.34 within two (2) Business Days of the Administrative Agent’s request, which power of attorney is irrevocable and coupled with an interest.

Section 5.2     Negative Covenants.    From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgages in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Administrative Agent that it will not do, directly or indirectly, any of the following unless the Requisite Lenders (or, if required pursuant to Section 12.2(b), the Unanimous Lenders) shall otherwise waive the following restrictions (unless the approval, consent or waiver by Administrative Agent is expressly contemplated herein, in which case only the approval, consent or waiver by Administrative Agent shall be required):

5.2.1          Operation of Property.    (a) Borrower shall not, without Administrative Agent’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate or cancel the Management Agreement; provided, that Borrower may, without Administrative Agent’s consent, replace the Manager so long as (A) the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement (provided that, in the event that such Qualified Manager is an Affiliate of Borrower or Guarantor, Borrower shall deliver an acceptable Additional Insolvency Opinion covering such Qualified Manager if such Qualified Manager was not covered by the Insolvency Opinion) or (B) the proposed replacement manager is a Person that is under common Control with Existing Manager; (ii) reduce or consent to the reduction of the term of the Management Agreement; (iii) increase or consent to the increase of the amount of any charges under the Management Agreement, or (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect.

(b)        Following the occurrence and during the continuance of an Event of Default, Borrower shall not exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement without the prior written consent of Administrative Agent, which consent may be granted, conditioned or withheld in Administrative Agent’s sole discretion.

5.2.2          Liens; Utility and Other Easements.    (a) Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of any Individual Property or permit any such action to be taken, except Permitted Encumbrances.

(b)        Borrower may, without the consent of Administrative Agent, (i) make Transfers of immaterial portions of any one or more Individual Properties to Governmental Authorities for dedication or public use, or to third parties for private use as roadways or for access, ingress or egress, or (ii) grant easements, licenses, restrictions, covenants, reservations and rights of way in the ordinary course of business for use, access, water and sewer lines, telephone and telegraph lines, electric lines, telecommunications leases and other utilities, provided that no such conveyance, grant, conveyance or encumbrance shall materially impair the utility and operation of the affected Individual Property or have an Individual Material Adverse Effect on such Individual Property. In connection with any such grant, conveyance or encumbrance, if requested by Borrower, Administrative Agent shall execute and deliver any instrument necessary or reasonably appropriate and in the form reasonably acceptable to Administrative Agent evidencing its consent to such grant, conveyance or encumbrance (and, in the case of any such Transfer as described in the preceding subclause (i), a release of such portion of the Individual Property from the Lien of the applicable Mortgage and, in the case of any easement, covenant, reservation or right-of-way as described in the preceding subclause (ii), the subordination of the Lien of the Mortgage encumbering the affected Individual Property to such easement, covenant, reservation or right-of-way) upon receipt by Administrative Agent of:

(A)       thirty (30) days’ prior written notice thereof;

(B)       a copy of the easement, covenant, reservation or right of way;

(C)       an Officer’s Certificate stating (I) with respect to any Transfer, the consideration, if any, being paid for the Transfer and (II) that such Transfer, easement, covenant, reservation or right of way does not have an Individual Material Adverse Effect on the applicable Individual Property; and

(D)       reimbursement of all of Administrative Agent’s reasonable costs and expenses incurred in connection with such grant, conveyance or encumbrance (and such consent, release of Lien or instrument of subordination).

If Borrower shall receive any consideration in connection with any Transfers or grants consummated in accordance with this Section 5.2.2(b), Borrower shall have the right to use any such consideration in connection with any Alterations performed in connection with such Transfer or grant, provided that, to the extent any such consideration is not used in connection with such Alterations (or any such consideration exceeds the amount required to perform such Alterations), Borrower shall promptly deposit the consideration or such excess amount, as the case may be, with Administrative Agent for the benefit of the Lenders.

5.2.3          Dissolution; Amendment of Organizational Documents.    Borrower shall not, without obtaining the consent of Administrative Agent (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership, leasing, maintenance and operation of the Properties, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, (d) modify, amend, waive or terminate its organizational documents or its qualification and good standing in any jurisdiction or (e) cause or permit any SPE Constituent Entity to (i) dissolve, wind up or liquidate or take any action, or omit to take an action, as a result of which such SPE Constituent Entity would be dissolved, wound up or liquidated in whole or in part, or (ii) amend, modify, waive or terminate the organizational documents of such SPE Constituent Entity, in each case, without obtaining the prior written consent of Administrative Agent.

5.2.4          Change in Business.  Borrower shall not enter into any line of business other than the ownership and operation of the Properties (and any ancillary business related to such operation), or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 shall be deemed to apply to any Transfers, and for the avoidance of doubt, the rights of Borrower to effectuate Transfers is governed solely by Section 5.2.10 hereof.

5.2.5          Debt Cancellation.  Borrower shall not cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance with Section 5.2.14 hereof or forgiveness in the ordinary course of Borrower’s business of Rent in arrears in connection with a settlement with a Tenant under a Lease, provided that in the case of a Major Lease, the amount of Rent so forgiven is less than the aggregate amount of six (6) months’ basic Rent under such Major Lease) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

5.2.6          Zoning.  Borrower shall not initiate or consent to any zoning reclassification of any portion of any Individual Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Individual Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation or materially change the use of any Individual Property, without the prior written consent of Administrative Agent.

5.2.7          No Joint Assessment.  Borrower shall not without the prior written consent of Administrative Agent suffer, permit or initiate the joint assessment of any Individual Property (a) with any other real property constituting a tax lot separate from such Individual Property, and (b) which constitutes real property with any portion of such Individual Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of such Individual Property.

5.2.8          Principal Place of Business and Organization.  Borrower shall not change (or permit any other Person to change) its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.28 hereof) or its corporate or partnership or other structure unless Borrower shall have first notified Administrative Agent in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Administrative Agent for the purpose of perfecting or protecting the lien and security interests of Administrative Agent pursuant to this Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, without first obtaining the prior written consent of Administrative Agent, which consent may be given or denied in Administrative Agent’s sole discretion. Borrower shall not change (or permit any Person to change) the place of its organization from the State of Delaware without the consent of Administrative Agent, which consent shall not be unreasonably withheld.

5.2.9          Intentionally Omitted.

5.2.10        Transfers.   (a) Borrower acknowledges that Lenders have examined and relied on the experience of Borrower and its stockholders, general partners, members and (if Borrower is a trust) beneficial owners, as applicable, and principals of Borrower in owning and operating properties such as the Properties in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Properties as a means of maintaining the value of the Properties as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Administrative Agent and Lenders have a valid interest in maintaining the value of the Properties so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Administrative Agent and Lenders can recover the Debt by a sale of the Properties.

(b)        Without the prior written consent of the Unanimous Lenders and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party to do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) any Individual Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party, other than, in either case, to the extent that such Transfer constitutes a Permitted Transfer or Permitted Debt. Any Transfer made without Unanimous Lenders’ prior written consent (to the extent that such consent is required pursuant to this Section 5.2.10) shall be null and void. Notwithstanding the foregoing, if after giving effect to any such Transfer of a direct interest in a Restricted Party permitted in this Section 5.2.10 more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Borrower are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interests in Borrower as of the Closing Date and such Person was not “paired” in the Insolvency Opinion, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Administrative Agent an Additional Insolvency Opinion reasonably acceptable to Administrative Agent.

(c)        A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell an Individual Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of an Individual Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or

(vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d)        Notwithstanding the provisions of this Section 5.2.10 but subject to the final two sentences of this Section 5.2.10(d) and without limiting the ability to effectuate Permitted Transfers without notice or consent of Administrative Agent or any Lender, no Lender or Administrative Agent consent shall be required in connection with:

(i)        one or a series of Transfers, of the stock, limited partnership interests or membership interests (excluding any direct interests of Borrower or any SPE Constituent Entity) (as the case may be) in a Restricted Party; provided, however, (A) no such Transfer shall result in Blackstone no longer indirectly owning 51% of the direct and indirect equity interests in Borrower and Controlling Borrower, (B) as a condition to each such Transfer, Administrative Agent shall receive not less than thirty (30) days’ prior written notice of such proposed Transfer, and (C) if after giving effect to any such Transfer, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Borrower are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in Borrower as of the Closing Date, Borrower shall, no less than thirty (30) days prior to the effective date of any such Transfer, deliver to Administrative Agent an Additional Insolvency Opinion reasonably acceptable to Administrative Agent. Notwithstanding anything contained in this Section 5.2.10(d), except for Permitted Transfers pursuant to clauses (i) and (j) of the definition thereof, no Transfer of any direct ownership interests in any Borrower or any SPE Constituent Entity shall be permitted without Unanimous Lenders’ consent; or

(ii)        a Public Sale to a Qualified Public Company; provided that (A) if after giving effect to any such Public Sale, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Administrative Agent an Additional Insolvency Opinion reasonably acceptable to Administrative Agent, (B) either (1) any two members of an Approved Senior Management Team or (2) any senior management team for Parent, consisting of the top four (4) executives reasonably approved by Administrative Agent, are retained, and (C) Borrower shall not fail to be a Special Purpose Entity by reason of such Public Sale. Upon completion of any such Public Sale subject to and in accordance with the provisions of this Section 5.2.10(d)(ii), Guarantor shall be released as a guarantor under the Guaranty for any acts occurring after such sale, merger or public listing; provided that a replacement guarantor with a Net Worth of at least $200,000,000.00 (exclusive of its interest in the Properties) has assumed all of the liabilities and obligations of the Guarantor as guarantor under the Guaranty or otherwise executed a replacement guaranty reasonably satisfactory to the Administrative Agent. Following any Transfer in accordance with this Section 5.2.10(d)(ii), the Qualified Public Company shall be deemed to be an Excluded Entity. For purposes of clarity, the provisions of Section 5.2.3 and this Section 5.2.10 shall not restrict the Qualified Public Company (or any direct or indirect owner of the Qualified Public

Company, but excluding any Loan Party) from effectuating a restructuring and such Qualified Public Company (or any direct or indirect owner of the Qualified Public Company, but excluding any Loan Party) shall be permitted to effectuate a restructuring, including amending or modifying its organizational documents or commercial arrangements including any amendments or modifications reasonably determined by such Qualified Public Company to be required to satisfy stock exchange, quotation system listing or trading requirements.

(e)        Intentionally omitted.

(f)        No Lender shall be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order for Administrative Agent to declare the Debt immediately due and payable upon the consummation of a purported Transfer that is prohibited (and as such, null and void) pursuant to the terms of this Section 5.2.10. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Administrative Agent or Unanimous Lenders have consented to any previous Transfer.

5.2.11        Indebtedness.    Borrower shall not incur any Indebtedness other than Permitted Debt.

5.2.12        REA.    Borrower agrees that without the prior consent of Administrative Agent, Borrower shall not execute modifications to any REA if such modifications will have an Individual Material Adverse Effect on the affected Individual Property. Without limiting the generality of the foregoing, Borrower shall not, without the prior written consent of Administrative Agent, take (and hereby assigns to Administrative Agent any right it may have to take) any action to terminate, surrender, or accept any termination or surrender of, any REA. Unless approved, consented to or waived in writing by Administrative Agent, Borrower shall pay all charges and other sums to be paid by Borrower pursuant to the terms of any REA as the same shall become due and payable and prior to the expiration of any applicable grace period therein provided. Unless approved, consented to or waived in writing by Administrative Agent, Borrower shall comply, in all material respects, with all of the terms, covenants and conditions on Borrower’s part to be complied with pursuant to terms of any REA. Borrower shall take all actions as may be necessary from time to time to preserve and maintain the REAs in accordance with applicable laws, rules and regulations. Borrower shall enforce, in a commercially reasonably manner, the obligations to be performed by the parties to the REA (other than Borrower). Borrower shall promptly furnish to Administrative Agent any notice of material default delivered in connection with any REA by any party to any such REA or any third party other than routine correspondence and invoices. Borrower shall not assign (other than to Administrative Agent) or encumber its rights under any REA.

5.2.13        Intentionally Omitted.

5.2.14        Leasing Matters.  Except as set forth on Schedule 5.2.14, Borrower shall not without Administrative Agent’s written consent, not to be unreasonably withheld, conditioned or delayed (provided that, for purposes of clarity, mezzanine lender’s consent shall in no event be required) (i) terminate any Material Lease or Major Lease or accept a surrender by a Tenant of any Lease (other than at expiration of the Lease term) other than by reason of either (A) a Tenant default and then only in a commercially reasonable manner to preserve and protect the Individual Property, or (B) a Tenant pursuant to the exercise by such Tenant of any termination right expressly provided in any existing Lease or any Lease hereafter entered into in compliance with the conditions set forth in Section 5.1.20; provided, however, that no such termination or surrender of any Material Lease or Major Lease will be permitted under the foregoing subclause (A) without the prior written consent of Administrative Agent, which consent shall not be unreasonably withheld; (ii) collect any of the Rents more than one (1) month in advance (other than security deposits and estimated additional rent amounts on account of operating expenses, tax and other escalations or pass-throughs); (iii) execute any other collateral assignments of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); or (iv) alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents. Notwithstanding anything to the contrary contained herein, Borrower shall not enter into a lease of all or substantially all of any Individual Property without Administrative Agent’s prior written consent.

5.2.15        PLL Policy.  Prior to the payment in full of the Debt, Borrower shall not terminate the PLL Policy or enter into or otherwise suffer or permit any modification, amendment (including any endorsement), supplement or replacement thereof or thereto without the prior written consent of Administrative Agent.

5.2.16        Access Laws.  Notwithstanding anything to the contrary set forth herein or in any other Loan Documents, Borrower shall not, unless required by Legal Requirements, alter or cause or permit to be altered the Properties in any manner which would materially increase Borrower’s responsibilities for compliance with any Access Laws without the prior written approval of Administrative Agent (not to be unreasonably withheld, conditioned or delayed). The foregoing shall apply to tenant improvements constructed by Borrower or by any Tenant (if such Tenant work has been consented to by Borrower). Administrative Agent may condition any such approval required pursuant to the immediately preceding sentence upon receipt of a certificate of compliance with Access Laws from an architect, engineer, or other Person reasonably acceptable to Administrative Agent.

5.2.17        A.R.S. § 33-404.  Borrower hereby agrees that it shall not challenge, dispute, or otherwise contest the conveyance of an interest in the Property based on a change in the beneficiary pursuant to A.R.S. § 33-404 notwithstanding the failure by the Administrative Agent to file an Affidavit of Disclosure of Beneficiaries in accordance with A.R.S. § 33-404(C), provided that the assignment of an interest in the Loan was conducted in accordance with the provisions set forth in Sections 12.1(a) or (b) hereof, and provided that the conveyance of the interest in the Property was accomplished in accordance with the provisions of A.R.S. § 33-801, et seq. and, with respect to a conveyance in connection with the Administrative Agent’s exercise of remedies, in accordance with Article 7 of the Mortgage.

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION

Section 6.1     Insurance.    (a)  Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Properties providing at least the following coverages:

(i)       comprehensive “all risk” or special causes of loss form insurance, as is available in the insurance market as of the closing date, including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) except as specifically provided in subclause (D) below in respect of demolition costs and coverage for increased costs of construction, in an amount equal to one hundred percent (100%) of the “Full Replacement Cost”, which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) for the undamaged portion of the building (coverage A), $10,000,000 for coverage B and $10,000,000 for Coverage C; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $250,000.00 for all such insurance coverage; provided however with respect to windstorm and earthquake coverage, providing for a deductible not to exceed five percent (5%) of the total insurable value of the applicable Individual Property and for the peril of flood, a deductible not to exceed 5% of the total insurable values or $500,000, whichever is greater; and (D) if any of the Improvements on any Individual Property or the use of any Individual Property shall at any time constitute legal non-conforming structures or uses, coverage for loss due to operation of law and coverage for demolition costs and coverage for increased costs of construction in amounts reasonably acceptable to Administrative Agent. In addition, Borrower shall obtain: (x) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, plus excess amounts as Administrative Agent shall reasonably require, and (y) earthquake insurance; provided that the insurance pursuant to subclauses (x) and (y) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i), and provided further that the insurance amounts for the coverages set forth in subclause (y) hereof shall not be less than the 475 year annual aggregate probable maximum loss as indicated in a portfolio seismic risk analysis for a 475-year return period, 90th centile confidence level (or its equivalent) with a separate assessment for California to the extent there is a separate sublimit for California under the Policy (such analysis to be approved by Administrative Agent and secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Individual Borrower). Notwithstanding the above, Administrative Agent, at Borrower’s expense, shall obtain flood certificates annually for the Property and Administrative Agent shall require that Borrower provide coverage for flood with limits acceptable to the Administrative Agent;

(ii)        business income or rental loss insurance, written for a period of at least 18 months after the date of the Casualty or on an Actual Loss Sustained Basis (A) with loss payable to Administrative Agent; (B) covering all risks required to be covered by the insurance provided for in subsections (i), (iii), (iv), (ix) and (xi) of this Section 6.1(a); (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Properties (as reduced to reflect expenses not incurred during a period of Restoration) for eighteen (18) months; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the Closing Date and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from each Individual Property for the succeeding twelve (12) month period (if coverages are written on an Actual Loss Sustained basis). Notwithstanding the provisions of Section 2.7.1 hereof, all proceeds payable to Administrative Agent pursuant to this subsection shall be held by Administrative Agent and shall be applied in Administrative Agent’s sole discretion to (I) the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note or (II) Operating Expenses approved by Administrative Agent in its sole discretion; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii)        at all times during which structural construction, repairs or Alterations are being made with respect to the Improvements, and only if each of the Individual Property coverage form and the liability insurance coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, otherwise known as Owner Contractor’s Protective Liability (or its equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form including coverage for all insurable hard and soft costs of construction (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsections (i), (ii), (iv), (ix) and (xi) of this Section 6.1(a), (3) including permission to occupy such Individual Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv)        comprehensive boiler and machinery insurance, in amounts as shall be reasonably required by Administrative Agent on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v)         commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about any Individual Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million and No/100 Dollars ($2,000,000.00) in the aggregate per location and One Million and No/100 Dollars ($1,000,000.00) per occurrence or a combined limit of Twenty Million and No/100 Dollars ($20,000,000) in the policy term aggregate; (B) to continue at not less than the aforesaid limit until required to be changed by Administrative Agent in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of each Mortgage to the extent the same is available;

  (vi)        if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000.00);

 (vii)        if applicable, worker’s compensation subject to the worker’s compensation laws of the applicable state, and employer’s liability in amounts reasonably acceptable to Administrative Agent;

(viii)        umbrella and excess liability insurance in an amount not less than Fifty Million and No/100 Dollars ($50,000,000) per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (v) above, and including employer liability and automobile liability, if required;

  (ix)        the insurance required under this Section 6.1(a) shall include Terrorism Coverage and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under this Section 6.1(a) at all times during the term of the Loan. For so long as TRIPRA or a subsequent statute, extension or reauthorization thereof, is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. Notwithstanding anything to the contrary herein, if (A) TRIPRA or a similar or subsequent statute, extension or reauthorization thereof is not in effect, (B) TRIPRA or a similar or subsequent statute, extension or reauthorization is modified which results in a material increase in terrorism insurance premiums, or (C) there is a disruption in the terrorism insurance marketplace as the result of a terrorism event occurring on U.S. soil which results in a material increase in terrorism insurance premiums, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the first sentence of this subclause (ix); provided, however, if TRIPRA (or such subsequent statute, extension or reauthorization) is terminated or otherwise not in effect Borrower shall not be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the Terrorism Coverage (but Borrower shall be obligated to purchase the maximum amount of Terrorism Coverage available with funds equal to the TC Cap). As used above, “TC Cap” shall mean an amount equal to two (2) times the then-current property insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder (without giving effect to the cost of the terrorism, flood, earthquake and windstorm components of such casualty and business interruption/rental loss insurance at the time that any Terrorism Coverage is excluded from any Policy);

 (x)        a Premises Environmental Liability Insurance Policy (“PLL Policy” or “PLL Policies”) covering the Properties scheduled thereon for an initial reporting period of 7 years with a coverage limit of $5,000,000 for each occurrence and an aggregate of $10,000,000 with self-insured retention of no more than $50,000 per event for clean-up costs and legal liability third-party claims, except for a per event $50,000 self-insured retention for dry cleaning constituents. Such PLL Policies (i) shall be dedicated solely to the Properties and Borrower shall not be permitted to add any additional locations during the policy term; (ii) name the Administrative Agent as an additional named insured with an automatic right of assignment to one designated lender party in the event of default throughout the policy term; (iii) in the event the policy is cancelled by the insurers, a copy of such cancellation notice shall also be mailed to Administrative Agent; (iv) shall not be cancelled or materially modified by Borrower without prior written consent from Administrative Agent; and (v) shall, throughout the policy term, include the same coverages, terms, conditions and endorsements (and shall not be amended in any way without the prior written consent of Administrative Agent) as the PLL Policies approved at Closing; and

(xi)        upon sixty (60) days’ written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Administrative Agent from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Individual Property located in or around the region in which such Individual Property is located.

(b)         All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Administrative Agent as to insurance companies. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A-” by S&P, provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred percent (100%) of the first layer of insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A-” by S&P and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P. Borrower shall deliver to Administrative Agent (1) within ten (10) days prior to the expiration dates of the Policies theretofore furnished to Administrative Agent, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Administrative Agent of payment of the premiums due thereunder (the “Insurance Premiums”) and (2) within five (5) Business Days of Administrative Agent’s request, any other documentation evidencing the Policies (including without limitation certified copies of the Policies) as may be reasonably requested by Administrative Agent from time to time. Notwithstanding the foregoing, Borrower may continue to utilize Insurance Company of the West, rated “A-X” with AM Best, as an insurance company for the earthquake coverage provided herein, provided the rating of such insurance company is not withdrawn or downgraded below the rating thereof in effect on the Closing Date.

(c)          Annually at renewal, each blanket insurance Policy shall be subject to Administrative Agent’s prior approval (such approval not to be unreasonably withheld) and shall provide the same protection as would a separate Policy insuring only each Individual Property in compliance with the provisions of Section 6.1(a) hereof. Administrative Agent has approved the blanket insurance Policy in effect on the Closing Date. Borrower shall notify Administrative Agent of any material changes to the blanket policy, including changes to the limits under the policy as of Closing Date, including the erosion or reduction of earthquake, flood or wind/named storm limits or the addition of locations that are subject to the perils of earthquake, flood or wind/named storm, and such changes shall be subject to Lender’s receipt of updated RMS reports for earthquake or wind/named storm as required pursuant to Section 6.1(a)(i) above, as applicable, or otherwise subject to Administrative Agent’s reasonable approval.

(d)          All Policies of insurance provided for or contemplated by Section 6.1(a) shall name Borrower as a named insured and, in the case of liability coverages (other than the PLL Policy, as to which Administrative Agent shall be named insured pursuant to subsection 6.1(a)(x) above), shall name Administrative Agent as the additional insured on a form acceptable to the Administrative Agent, as its interests may appear, and all property insurance Policies described in Section 6.1(a) shall name Administrative Agent as a mortgagee and lender loss payee and shall contain a so-called New York standard non-contributing mortgagee clause in favor of Administrative Agent providing that the loss thereunder shall be payable to Administrative Agent.

(e)          Each Policy shall contain clauses or endorsements to the effect that:

  (i)         with respect to policies of property insurance, (1) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, or exercise of Administrative Agent’s rights or remedies hereunder or any other Loan Document, shall in any way affect the validity or enforceability of the insurance insofar as Administrative Agent is concerned and (2) such policy shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ written notice for non-payment of premium;

 (ii)        with respect to all other policies, if available using commercially reasonable efforts, (1) such Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Administrative Agent and any other party named therein as an additional insured and (2) the issuer thereof shall give written notice to Lender if such Policy has not been renewed thirty (30) days prior to its expiration. If the issuer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice;

(iii)       Administrative Agent shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f)          Borrower shall deliver to Administrative Agent, within ten (10) days of Administrative Agent’s request, certificates of insurance, in a form acceptable to the Administrative Agent, setting forth the particulars as to all Policies required hereunder, that all premiums due thereon have been paid and that the same are in full force and effect. Not later than ten (10) days prior to the expiration date of each of the Policies required hereunder, Borrower shall deliver to Administrative Agent a certificate of insurance, evidencing renewal of coverage as required herein or binders of all such renewal Policies, if available, provided that if the forgoing are not available as of such date, then Borrower shall deliver to Administrative Agent not later than ten (10) days prior to the expiration date of each of the Policies required hereunder, evidence reasonably satisfactory to Administrative Agent that the coverages required herein shall have been timely renewed, and shall promptly deliver to Administrative Agent such certificates and/or binders once they are available, provided, however, the certificates and or binders shall be delivered not later than the expiration of the current Policies. Within thirty (30) days of written request by the Administrative Agent, Borrower shall provide declaration pages of all Policies required hereunder. Administrative Agent shall not be deemed by reason of the custody of any Policies, certificates or binders or copies thereof to have knowledge of the contents thereof. If Borrower fails to maintain any Policy as required pursuant to this Section 6.1, Administrative Agent may, at its option, obtain such Policy using such carriers and agencies as Administrative Agent shall elect from year to year (until Borrower shall have obtained such Policy in accordance with this Section 6.1) and pay the premiums therefor, and Borrower shall reimburse Administrative Agent on demand for any premium so paid, with interest thereon at the Default Rate from the time such premiums are paid by Administrative Agent until the same are reimbursed by Borrower, and the amount so owing to Administrative Agent shall constitute a portion of the Debt. The insurance obtained by Administrative Agent pursuant to the foregoing may, but need not, protect Borrower’s interest, and the same may not pay any claim that Borrower makes or any claim that is made against Borrower in connection with any Individual Property.

(g)        In the event of foreclosure of any Mortgage or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning such Individual Property and all proceeds payable thereunder with respect to such Individual Property shall thereupon vest in the purchaser of such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title.

Section 6.2     Casualty.  If an Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Administrative Agent and shall promptly commence and diligently prosecute the completion of the Restoration of the Individual Property pursuant to Section 6.4 hereof as nearly as possible to the condition the Individual Property was in immediately prior to such Casualty, with such Alterations as may be reasonably approved by Administrative Agent (to the extent approval thereof is required pursuant to Section 5.1.21) and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Administrative Agent may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Administrative Agent may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty/Condemnation Threshold Amount, and Borrower shall deliver to Administrative Agent all instruments required by Administrative Agent to permit such participation.

Section 6.3     Condemnation.    Borrower shall promptly give Administrative Agent notice of the actual or threatened commencement of any proceeding for the Condemnation of any Individual Property and shall deliver to Administrative Agent copies of any and all papers served in connection with such proceedings. Administrative Agent may participate in any such proceedings that relate to a Condemnation of a material portion of an Individual Property, and Borrower shall from time to time deliver to Administrative Agent all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and in the case of such proceedings that relate to a Condemnation of a material portion of an Individual Property, shall consult with Administrative Agent, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Administrative Agent, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Administrative Agent shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the applicable Individual Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Administrative Agent of the Award, Administrative Agent shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 6.4     Restoration.  The following provisions shall apply in connection with the Restoration of any Individual Property:

(a)        If the Net Proceeds shall be less than the Casualty/Condemnation Threshold Amount and the costs of completing the Restoration shall be less than the Casualty/Condemnation Threshold Amount, the Net Proceeds (i) if the same are paid by the insurance company directly to Borrower, may be retained by Borrower or (ii) if the same are paid by the insurance company to Administrative Agent, will be disbursed by Administrative Agent to Borrower upon receipt, provided that no Event of Default shall have occurred and be continuing and Borrower delivers to Administrative Agent a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)        If the Net Proceeds are equal to or greater than the Casualty/Condemnation Threshold Amount or the costs of completing the Restoration is equal to or greater than the Casualty/Condemnation Threshold Amount, the Net Proceeds will be held by Administrative Agent and Administrative Agent shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Administrative Agent pursuant to Sections 6.1(a)(i) through Section 6.1(a)(iv), Section 6.1(a)(ix) and Section 6.1(a)(xi) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i)        The Net Proceeds shall be made available to Borrower for Restoration (1) if required pursuant to the terms of a Non-Disturbance Agreement entered into with a Tenant without the approval of Administrative Agent or satisfaction of the conditions set forth below but subject to Section 6.4(f) or (2) upon the approval of Administrative Agent in its reasonable discretion that the following conditions are met:

(A)        no Event of Default shall have occurred and be continuing;

(B)        (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Individual Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than ten percent (10%) of the land constituting the Individual Property is taken, and such land is located along the perimeter or periphery of the Individual Property, and no portion of the Improvements is located on such land;

(C)        Leases demising in the aggregate a percentage amount equal to or greater than seventy-five percent (75%) of the total rentable space in the Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such Casualty or Condemnation, whichever the case may be, shall remain in full force and effect during and after the completion of the Restoration, notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be, and Borrower and/or Tenant, as applicable under the respective Lease, will make all necessary repairs and restorations thereto at their sole cost and expense;

(D)        Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall expeditiously and diligently pursue the same to satisfactory completion in compliance with all applicable Legal Requirements; provided that for the purposes of this clause the filing of an application for a building permit for the Restoration work shall be deemed to be commencement of the Restoration provided Borrower promptly commences work thereafter and diligently proceeds to the completion of such Restoration;

(E)        Administrative Agent shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Individual Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F)        Administrative Agent shall be satisfied that, subject to Force Majeure, the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the earliest date required for such completion under the terms of any Leases, (3) such time as may be required under all applicable Legal Requirements in order to repair and restore the affected Individual Property as nearly as possible to the condition it was in immediately prior to such Casualty or Condemnation, as applicable, or (4) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G)        the Individual Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements (including, as a legal non-conforming use);

(H)        such Casualty or Condemnation, as applicable, does not result in the loss of access to the Individual Property or the related Improvements;

(I)         the Debt Yield, after giving effect to the Restoration, and calculated on a pro forma basis, and with respect to the applicable Individual Property, on an “as stabilized” basis, shall be equal to or greater than 9.0%, provided that, if such Debt Yield is less than 9.0%, then the Debt Yield of the affected Individual Property shall be equal to or greater than 9.0% (with such Individual Property Debt Yield calculated using a denominator equal to the Debt Yield multiplied by a fraction equal to (x) the Allocated Loan Amount of the affected Individual Property over (y) the aggregate of all Allocated Loan Amounts for the Properties);

(J)        Borrower shall deliver, or cause to be delivered, to Administrative Agent a detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be subject to Administrative Agent’s approval in the same manner as each Annual Budget is to be approved by Administrative Agent during the continuance of a Cash Sweep Period as provided in Section 5.1.11(e); and

(K)        the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Administrative Agent or Letter of Credit reasonably satisfactory to Administrative Agent delivered to Administrative Agent are sufficient in Administrative Agent’s reasonable discretion to cover the cost of the Restoration.

(ii)        The Net Proceeds shall be held by Administrative Agent in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and the Other Obligations. The Net Proceeds shall be disbursed by Administrative Agent to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Administrative Agent that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Individual Property which have not either been fully bonded to the reasonable satisfaction of Administrative Agent and discharged of record or in the alternative fully insured to the reasonable satisfaction of Administrative Agent by the title company issuing the applicable Title Insurance Policy.

(iii)        All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Administrative Agent and by an independent consulting engineer selected by Administrative Agent (the “Casualty Consultant”). Administrative Agent shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review and reasonable acceptance by Administrative Agent and the Casualty Consultant. All reasonable costs and expenses incurred by Administrative Agent in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Administrative Agent shall grant or deny with a reasonable explanation any consent required hereunder within ten (10) Business Days after the receipt of the applicable request and all documents in connection therewith. In the event that Administrative Agent fails to respond within said ten (10) Business Day period, such failure shall be deemed to be the consent and approval of Administrative Agent if (A) Borrower has delivered to Administrative Agent the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN TEN (10) BUSINESS DAYS FROM RECEIPT SHALL BE DEEMED TO BE ADMINISTRATIVE AGENT’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Administrative Agent does not approve or reject (with a reasonable explanation) the applicable request within ten (10) Business Days from the date Administrative Agent receives such second request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

(iv)        In no event shall Administrative Agent be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Administrative Agent receives evidence satisfactory to Administrative Agent that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Administrative Agent will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Administrative Agent that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Administrative Agent or by the title company issuing the applicable Title Insurance Policy, and Administrative Agent receives an endorsement to such Title Insurance Policy insuring the continued priority of the Lien of the related Mortgage and evidence of payment of any premium payable for such endorsement. If reasonably required by Administrative Agent, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

  (v)        Administrative Agent shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

 (vi)        If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Administrative Agent in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall, before any further disbursement of the Net Proceeds is made either (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Administrative Agent or (B) deliver a Letter of Credit reasonably satisfactory to Administrative Agent in an amount equal to the Net Proceeds Deficiency. The Net Proceeds Deficiency deposited with Administrative Agent, or a Letter of Credit delivered to Administrative Agent, shall be held by Administrative Agent and shall be disbursed, or drawn upon, as applicable, for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed, or drawn upon, as applicable, pursuant to this Section 6.4(b) shall constitute additional security for the Debt and the Other Obligations.

(vii)        The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Administrative Agent after the Casualty Consultant certifies to Administrative Agent that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) (“Excess Net Proceeds”) and Administrative Agent has received evidence reasonably satisfactory to Administrative Agent that all costs incurred in connection with the Restoration have been paid in full, shall be (A) deposited in the Cash Management Account and applied in accordance with the Cash Management Agreement or (B) if such Excess Net Proceeds are the result of a Condemnation, or if Borrower shall otherwise elect or if an Event of Default shall have occurred and shall be continuing at the time that Excess Net Proceeds become available, applied as a Net Proceeds Prepayment.

(c)        In the event of foreclosure of the Mortgage with respect to an Individual Property, or other transfer of title to an Individual Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning such Individual Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Administrative Agent or other transferee in the event of such other transfer of title.

(d)        (intentionally omitted)

(e)        Administrative Agent shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to this Section 6.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 6.4, whether Administrative Agent will nevertheless make the same available, which election Administrative Agent may make in its sole discretion). All Net Proceeds and the Net Proceeds Deficiency not made available for a Restoration pursuant to this Section 6.4 and any Excess Net Proceeds required to be applied in accordance with subclause (B) of Section 6.4(b)(vii) hereof (as applicable, a “Net Proceeds Prepayment”) shall be applied by Administrative Agent in accordance with Section 2.4.2 hereof. If any such Net Proceeds Prepayment shall be equal to or greater than sixty percent (60%) of the Release Amount in respect of the applicable Individual Property, Borrower shall have the right, regardless of any restrictions contained in Section 2.4.1 hereof, to prepay the Release Amount of the applicable Individual Property (a “Casualty/Condemnation Prepayment”) and obtain the release of the applicable Individual Property from the Lien of the Mortgage thereon and related Loan Documents, provided that (i) Borrower shall have satisfied the requirements of Section 2.6.1(a)(i), (ii), (iii), (v), and (vi) and Section 2.6.1(c) hereof, (ii) Borrower shall consummate the Casualty/Condemnation Prepayment on or before the second Payment Date occurring following the proposed date of the intended Casualty/Condemnation Prepayment and (iii) Borrower pays to Administrative Agent, concurrently with making such Casualty/Condemnation Prepayment, the amounts required pursuant to Section 2.4.2(b) hereof. Notwithstanding anything in Section 6.2 or Section 6.3 to the contrary, Borrower shall not have any obligation to commence Restoration of an Individual Property upon delivery of the written notice required pursuant to Section 2.6.1(a)(i) hereof unless Borrower shall subsequently fail to pay to Administrative Agent the amounts required to be paid pursuant to Section 2.4.2(b) hereof.

ARTICLE VII – RESERVE FUNDS

Section 7.1     Intentionally Omitted.

Section 7.2     Tax and Insurance Reserve Funds.

7.2.1          Tax and Insurance Reserve Funds.    During the continuance of any Cash Sweep Period, Borrower shall pay to Administrative Agent, on each Payment Date, one-twelfth (1/12) of the Taxes that Administrative Agent estimates will be payable during the next ensuing twelve (12) months, in each case, in order to accumulate with Administrative Agent sufficient funds to pay all such Taxes at least thirty (30) days prior to their respective due dates (the “Tax Reserve Funds”). In addition, Borrower shall pay to Administrative Agent, on each Payment Date occurring (i) at any time that an Event of Default has occurred and is continuing or (ii) at any period during which the Properties are not insured pursuant to a blanket insurance policy covering all properties owned, directly or indirectly, by Parent (which policy satisfies the conditions of Section 6.1 hereof, as reasonably demonstrated to Administrative Agent), one-twelfth (1/12) of the Insurance Premiums that Administrative Agent estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Administrative Agent sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Insurance Reserve Funds,” and collectively with the Tax Reserve Funds, the “Tax and Insurance Reserve Funds”). The account in which the Tax and Insurance Reserve Funds are held shall hereinafter be referred to as the “Tax and Insurance Reserve Account”. Provided no Event of Default is then continuing, Administrative Agent will release to Borrower Tax Reserve Funds sufficient to pay such Taxes (provided that during the existence of an Event of Default, Administrative Agent will remit Tax Reserve Funds directly to the taxing authority pursuant to the Tax Bill (defined below)), provided that, Borrower shall have delivered to Administrative Agent copies of all Tax Bills (defined below) relating to such Taxes (and following payment of such Taxes by Borrower, Borrower shall provide to Administrative Agent receipts for payment or other evidence reasonably satisfactory to Administrative Agent of such payment). Administrative Agent will apply any Insurance Reserve Funds on deposit in the Tax and Insurance Reserve Account to payments of Insurance Premiums and on or prior to the date such payments are due and, upon written request, shall provide to Borrower evidence of such payment. In making any payment from the Tax and Insurance Reserve Account, Administrative Agent may do so according to any bill, statement or estimate procured from the appropriate public office (each, a “Tax Bill”) (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate (absent manifest error) or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 7.2.1, the amount on deposit in the Tax and Insurance Reserve Account shall exceed the amounts due for Taxes, Reserved Other Charges and/or Insurance Premiums, as applicable, Administrative Agent shall, in its sole discretion, either (1) return any excess to Borrower or (2) credit such excess against future payments required to be made by Borrower to the Tax and Insurance Reserve Account pursuant to the provisions of this Section 7.2.1. In allocating such excess, Administrative Agent may deal with the Person shown on the records of Administrative Agent to be the owner of the Properties. If at the time that Borrower ceases to have an obligation to deposit Tax and Insurance Reserve Funds into the Tax and Insurance Reserve Account pursuant to this Section 7.2.1, there shall remain any amount on deposit in the Tax and Insurance Reserve Account, Administrative Agent shall promptly upon receipt of the written request of Borrower, return such remaining amount to Borrower. If, at any time during which Borrower is required to make payments of Tax and Insurance Reserve Funds pursuant to this Section 7.2.1,

Administrative Agent reasonably determines that the amount on deposit in the Tax and Insurance Reserve Account is not or will not be sufficient to pay Taxes, Reserved Other Charges and Insurance Premiums, as applicable, by the required payment dates set forth above in this Section 7.2.1, Administrative Agent shall notify Borrower in writing of such determination and, commencing with the first Payment Date following the date of Borrower’s receipt of such written notice, Borrower shall increase its monthly payments to Administrative Agent by the amount that Administrative Agent reasonably estimates is sufficient to fund the deficiency. Any Tax and Insurance Reserve Funds remaining on deposit in the Tax and Insurance Reserve Account after the Debt has been paid in full shall be paid to Borrower.

Section 7.3     Replacements and Replacement Reserve.

7.3.1          Replacement Reserve Fund.  During the continuance of any Cash Sweep Period, on each Payment Date Borrower shall pay to Administrative Agent the Replacement Reserve Monthly Deposit, if any, which amounts shall be held by Administrative Agent in accordance with Section 7.9 hereof and disbursed to Borrower in accordance with Section 7.3.2 in respect of replacements and repairs required to be made to the Properties (collectively, the “Replacements”). Amounts so deposited shall hereinafter be referred to as the “Replacement Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Replacement Reserve Account”. Any amount held in the Replacement Reserve Account and allocated for an Individual Property shall be retained by Administrative Agent and credited toward the future Replacement Reserve Monthly Deposits required by Administrative Agent hereunder in the event such Individual Property is released from the Lien of the related Mortgage in accordance with Section 2.6 hereof.

7.3.2          Disbursements from Replacement Reserve Account.  (a) Administrative Agent shall disburse to Borrower the Replacement Reserve Funds (or applicable portion thereof) upon satisfaction by Borrower of each of the following conditions:

  (i)        Borrower shall submit a request for payment to Administrative Agent at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Replacements for which payment is requested;

 (ii)        on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall be continuing;

(iii)        such request shall be accompanied by an Officer’s Certificate (A) stating that all Replacements (or, in the case of periodic payments approved by Administrative Agent pursuant to Section 7.3.2(c) below, the applicable portion of such Replacements) at the applicable Individual Property to be funded by the requested disbursement have been or will be completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices or copies of invoices to be paid, as applicable, in each case with respect to invoices in excess of $25,000 and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable Replacements (or portion thereof, in the case of approved periodic payments), (B) identifying each contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments) to be funded by the requested disbursement, and (C) stating that each such contractor has been or will have been paid in full upon such disbursement (or, in any case in which Borrower has requested that Administrative Agent issue joint checks payable to Borrower and such contractor, that each such contractor will be paid in full with the funds to be so disbursed);

(iv)        if the costs of the applicable Replacements exceed the Reserve Threshold or in any case in which Borrower has requested that Administrative Agent issue joint checks payable to Borrower and the contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments), such request is accompanied by (X) lien waivers or other evidence of payment reasonably satisfactory to Administrative Agent, (Y) at Administrative Agent’s request, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens not previously approved by Administrative Agent (other than Permitted Encumbrances);

 (v)        such request is accompanied by such other evidence as Administrative Agent shall reasonably request that the Replacements (or portion thereof, in the case of approved periodic payments) at the applicable Individual Property to be funded by the requested disbursement has been or will have been completed by the work related to such disbursement and are paid for or will have been paid for upon such disbursement (or, in any case in which Borrower has requested that Administrative Agent issue joint checks payable to Borrower and the contractor that supplied materials or labor in connection with the Replacements (or portion thereof, in the case of approved periodic payments), that the same will be paid for upon such disbursement to Borrower); and

(vi)        if the costs of the applicable Replacements exceed the Reserve Threshold, if requested by Administrative Agent, the applicable Replacements shall be inspected by an independent qualified professional selected by Administrative Agent, at Borrower’s expense, in order to verify that such Replacements (or portion thereof, in the case of approved periodic payments) have been completed.

(b)        Administrative Agent shall not be required to make disbursements from the Replacement Reserve Account with respect to the Properties (i) more than twice in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Replacement Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Replacement Reserve Account shall be made).

(c)        If (i) the cost of a Replacement exceeds the Minimum Disbursement Amount, (ii) the contractor performing such Replacement requires periodic payments pursuant to terms of a written contract, and (iii) Administrative Agent has approved in writing in advance (such approval not to be unreasonably withheld) such periodic payments, a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided that (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the applicable Individual Property and are properly secured or have been installed in the applicable Individual Property, (C) all other conditions to disbursement set forth in this Section 7.3.2 have been satisfied, and (D) funds remaining in the Replacement Reserve Account are, in Administrative Agent’s reasonable judgment, sufficient to complete such Replacement and other contemplated Replacements as and when the same are required to be completed.

(d)        During the continuance of an Event of Default, Administrative Agent may use the Replacement Reserve Funds (or any portion thereof) to complete any Replacements that are then in progress or otherwise apply the same in accordance with Section 7.9(a) hereof, and such rights shall be in addition to all other rights and remedies provided to Administrative Agent under this Agreement and the other Loan Documents. If Administrative Agent shall apply the Replacement Reserve Funds (or any portion thereof) to complete any Replacements in accordance with the foregoing, (i) Borrower shall indemnify and hold harmless each Indemnified Party from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with any such action taken by Administrative Agent, unless the same are solely due to gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party and (ii) Borrower shall assign to Administrative Agent all rights and claims Borrower may have against all Persons supplying labor or materials in connection with the applicable Replacements (provided, that Administrative Agent may pursue such rights and claims only during such time as an Event of Default is continuing).

7.3.3          Balance in the Replacement Reserve Account.   The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from any obligation to repair and maintain the Properties set forth in the Loan Documents. Any Replacement Reserve Funds remaining on deposit in the Replacement Reserve Account after the Debt and all amounts due and payable to Administrative Agent pursuant to the terms of the Loan Documents have been paid in full shall be paid to Borrower.

Section 7.4     Rollover Reserve Account.

7.4.1           Deposits to Rollover Reserve Funds.   During the continuance of any Cash Sweep Period, on each Payment Date Borrower shall pay to Administrative Agent the Rollover Reserve Monthly Deposit, if any, which amounts shall be held by Administrative Agent in accordance with Section 7.9 hereof and disbursed to Borrower in accordance with Section 7.4.2 in respect of tenant improvement costs, tenant allowances, tenant relocation costs, tenant reimbursements and leasing commission obligations or other expenditures required pursuant to a Lease which are incurred or otherwise payable following the Closing Date in connection with the entering into, renewal and/or extension of a Lease (collectively, “Leasing Costs”). Amounts so deposited shall hereinafter be referred to as the “Rollover Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Rollover Reserve Account”. In addition to and not as a substitute for any required Rollover Reserve Monthly Deposit, in accordance with the Cash Management Agreement Borrower shall deposit with Administrative Agent as Rollover Reserve Funds all lease termination payments and similar payments required under any Lease to be made by the related Tenant in connection with the termination or non-renewal of such Lease (each, a “Termination Payment”).

7.4.2          Withdrawal from Rollover Reserve Fund.  (a) Administrative Agent shall disburse to Borrower the Rollover Reserve Funds (or any portion thereof) upon satisfaction by Borrower of each of the following conditions: (i) Borrower shall submit a request for payment to Administrative Agent at least ten (10) days prior to the date on which Borrower requests such payment be made, which request for payment shall specify the Leasing Costs for which payment is requested; (ii) on the date such request is received by Administrative Agent and on the date such payment is to be made, no Event of Default shall be continuing; (iii) with respect to any request for payment relating to tenant improvement costs, Administrative Agent shall have received (A) an Officer’s Certificate (1) stating that all tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been or will be completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required in connection with the tenant improvements, (2) identifying each Person that supplied materials or labor in connection with the tenant improvements to be funded by the requested disbursement, and (3) stating that each such Person has been paid in full or will be paid in full upon such disbursement; (iv) with respect to any request for payment relating to tenant improvement costs in excess of the Reserve Threshold, such request is accompanied by (X) lien waivers or other evidence of payment (which may be conditioned upon the receipt of funds from the requested disbursement) reasonably satisfactory to Administrative Agent, (Y) at Administrative Agent’s option, a title search for the applicable Individual Property indicating that such Individual Property is free from all Liens not previously approved by Administrative Agent (other than Permitted Encumbrances); (v) with respect to any request for payment relating to tenant improvements pursuant to any Lease, as to which the aggregate costs incurred and to be incurred exceeds the Threshold Amount, Administrative Agent shall have approved such tenant improvements (including any approval or deemed approval of the same granted pursuant to Section 5.1.21), which approval shall have been deemed given in any case in which Administrative Agent shall have approved (or such approval have been deemed to have been given pursuant to Section 5.1.20) the Major Lease pursuant to which such tenant improvement costs have been incurred, provided that the terms of such Major Lease provides for payments of tenant improvement costs by Borrower in an amount not less than the amount requested to be disbursed by Borrower; and (vi) such request is accompanied by such other evidence as Administrative Agent shall reasonably request that the tenant improvements at the applicable Individual Property to be funded by the requested disbursement have been or will be completed and are paid for or will be paid upon such disbursement to Borrower. Administrative Agent shall not be required to make disbursements from the Rollover Reserve Account with respect to the Properties (i) more than twice in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Rollover Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Rollover Reserve Account shall be made). Any Rollover Reserve Funds remaining on deposit in the Rollover Reserve Account after the Debt and all amounts due to Administrative Agent have been paid in full shall be paid to Borrower.

Section 7.5     Excess Cash Flow Reserve Fund.

7.5.1          Deposits to Excess Cash Flow Reserve Fund.    During the continuance of any Cash Sweep Period, all Excess Cash Flow shall be held by Administrative Agent as additional security for the Loan, all as more particularly provided in the Cash Management Agreement. The amounts so held by Administrative Agent shall be hereinafter referred to as the “Excess Cash Flow Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.5.2          Release of Excess Cash Flow Reserve Fund.    (a) So long as no Event of Default has occurred and is continuing and no Bankruptcy Action of Borrower has occurred and is continuing, Administrative Agent shall disburse funds then available in the Excess Cash Flow Reserve Account within three (3) Business Days of Borrower’s written request (provided that Borrower has not made a claim against such escrowed amounts or otherwise taken action to restrict Lender from applying such sums for the purpose of paying such items), to pay costs and expenses in connection with the ownership, management and/or operation of the Property to the extent such amounts are not otherwise paid in accordance with the Cash Management Agreement for (i) payment of shortfalls in the payment of Debt Service, (ii) payment of shortfalls in the required deposits into the Reserve Accounts (in each case, to the extent required in the Loan Agreement and the Cash Management Agreement), (iii) principal prepayments of the Loan at Borrower’s option, including any prepayment which is required to satisfy any Debt Yield test hereunder, (iv) payment of any Operating Expenses (including any Capital Expenditures), (v) payment of management fees due and payable under the Management Agreement, (vi) payment of emergency repairs and/or life-safety items, including any such repairs or items which are capital in nature, Administrative Agent hereby acknowledging that it shall endeavor to fund (or cause its Servicer to fund) such requests within one (1) Business Day of request by Borrower, provided further that any failure to fund such request within one (1) Business Day shall in no event create any liability for Administrative Agent hereunder; (vii) payment of Leasing Costs under Leases entered into pursuant to the terms of this Agreement or existing as of the Closing Date; (viii) costs associated with Interest Rate Protection Agreements with respect to the Loan, including Replacement Interest Rate Protection Agreements; (ix) payment of Sales and Occupancy Taxes; (x) payment of any shortfall of Net Proceeds with respect the costs of Restoration of an Individual Property after a Casualty or Condemnation incurred by, or on behalf of, Borrower in connection therewith; (xi) payment of any fees and costs which are due and payable in connection with the Loan; (xii) Required REIT Distributions, not to exceed $250,000 in any calendar year in the aggregate, and (xiii) such other items as may be approved in writing by the Requisite Lenders, as determined in the Requisite Lenders’ reasonable discretion, provided that, for purposes of clarity, no mezzanine lender shall be able to approve items for disbursement from the Excess Cash Flow Reserve Account pursuant to this clause (xiii).

(b)        Notwithstanding anything to the contrary set forth in clause (a) above, so long as no Bankruptcy Action of Borrower has occurred and is continuing, notwithstanding the existence of an Event of Default, Administrative Agent agrees to disburse Excess Cash Flow Reserve Funds to the extent on deposit with Administrative Agent on the applicable due date for the payment of (i) Taxes pursuant to Tax Bills (including Sales and Occupancy Taxes) directly to the applicable taxing authority in the event Tax Reserve Funds on deposit in the Tax and Insurance Reserve Account are not sufficient to pay such amounts on the date due and (ii) Insurance

Premiums (if applicable) directly to the applicable insurer in the event Insurance Reserve Funds on deposit in the Tax and Insurance Reserve Account are not sufficient to pay such amounts on the date due.

(c)        Any Excess Cash Flow Reserve Funds remaining on deposit in the Excess Cash Flow Reserve Account on a Cash Sweep Cure Date shall be paid to Borrower.

Section 7.6     Monte Vista Reserve.

7.6.1          On the Closing Date, Borrower shall pay to Administrative Agent the Monte Vista Reserve Deposit which amounts shall be held by Administrative Agent in accordance with Section 7.9 hereof as additional collateral for the Loan until disbursed to Borrower in accordance with Section 7.6.2 hereof to reimburse the Monte Vista Borrower for amounts expended or required to be expended pursuant to the Development Services Agreement. Amounts so deposited shall hereinafter be referred to as the “Monte Vista Reserve Funds” and the account in which such amounts are held shall hereinafter be referred to as the “Monte Vista Reserve Account”.

7.6.2          Provided no Event of Default has occurred and is then continuing, Administrative Agent shall disburse the Monte Vista Reserve Funds (or the applicable portion thereof) to Borrower for reimbursement or directly to the Developer for direct payment upon the satisfaction by Borrower of each of the following conditions:

(a)        Borrower shall submit a request for payment to Administrative Agent at least ten (10) days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the amount of funds expended by Borrower, or to be paid to Developer, under the Development Services Agreement for which the Borrower is seeking either reimbursement to Borrower or direct payment to Developer (such funds, the “Disbursement Amount”).

(b)        Borrower’s request shall be accompanied by an Officer’s Certificate (i) stating that the Developer is entitled to the Disbursement Amount and has otherwise satisfied all obligations which are a condition precedent to the disbursement of the Disbursement Amount under the Development Services Agreement, (ii) in connection with a reimbursement payment made to Borrower (rather than a direct payment to Developer), attaching as an exhibit evidence of such payment to the Developer which is reasonably satisfactory to the Administrative Agent, (iii) stating that the Disbursement Amount which is the subject of this request has not been the subject of any prior disbursement request under this Section 7.6.2, and (iv) if such disbursement is to be made directly to the Developer, providing information required by Administrative Agent in order to make such direct payment.

(c)        Administrative Agent shall not be required to make disbursements from the Monte Vista Reserve Account (i) more than twice in each calendar month and (ii) unless such requested disbursement is in an amount greater than the Minimum Disbursement Amount (or a lesser amount if the total amount on deposit in the Replacement Reserve Account on the date of the requested disbursement is less than the Minimum Disbursement Amount), in which case only one disbursement of the amount remaining in the Monte Vista Reserve Account shall be made).

Section 7.7     Intentionally Omitted.

Section 7.8     Letter of Credit.  (a) In addition to or in lieu of making the payments to the Replacement Reserve Account or the Rollover Reserve Account as set forth in Sections 7.3.1 or 7.4.1, Borrower may from time to time deliver to Administrative Agent a Letter of Credit in accordance with the provisions of this Section 7.8. Any Letter of Credit from time to time delivered in lieu of payments to the Replacement Reserve Account or the Rollover Reserve Account shall be for not less than the amount of deposits required to be made by Borrower to such Reserve Account for the twelve (12) calendar months following the date such Letter of Credit is delivered to Administrative Agent. If during the term of any Letter of Credit delivered by Borrower pursuant to this Section 7.8, the amount of deposits required to be made by Borrower to the applicable Reserve Account for the twelve (12) calendar months following such date shall increase to an amount exceeding the amount of such Letter of Credit, Borrower shall deliver to Administrative Agent an amendment to such Letter of Credit or a replacement Letter of Credit which shall be in an amount not less than the aggregate amount of such deposits required to be made during such twelve (12) calendar month period. In no event shall Borrower be an account party to, or have or incur any reimbursement obligations in connection with, any Letter of Credit.

(b)        Borrower shall give Administrative Agent no less than ten (10) days’ revocable notice of Borrower’s election to deliver a Letter of Credit on account of the Replacement Reserve Account or the Rollover Reserve Account and Borrower shall pay to Administrative Agent all of Administrative Agent’s reasonable out-of-pocket costs and expenses in connection therewith, if any. Borrower shall not be entitled to draw from any such Letter of Credit. Upon fifteen (15) days’ revocable notice to Administrative Agent, Borrower may replace a Letter of Credit with a cash deposit to the Replacement Reserve Account or the Rollover Reserve Account pursuant to Section 7.3.1 or 7.4.1, as applicable. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would be on deposit in the Replacement Reserve Account or the Rollover Reserve Account (excluding any interest that may have accrued) if such Letter of Credit had not been delivered.

(c)        Each Letter of Credit delivered under this Agreement shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Administrative Agent may determine.

(d)        In addition to any other right Administrative Agent may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Agreement, Administrative Agent shall have the additional rights to draw in full any Letter of Credit: (i) with respect to any evergreen Letter of Credit, if Administrative Agent has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the

Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided); or (iv) if Administrative Agent has received notice that the bank issuing the Letter of Credit shall cease to be an Eligible Institution; provided, however, that in the event Administrative Agent receives any notice referred to in subclause (iv) hereof and Administrative Agent, in its reasonable discretion, determines that the security intended to be provided to Administrative Agent by the related Letter of Credit is not thereby materially jeopardized, Borrower shall have ten (10) Business Days following receipt of notice from Administrative Agent in which to deliver to Administrative Agent a replacement Letter of Credit issued by an Eligible Institution; provided, further, that in the event Administrative Agent draws on any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above (but specifically excluding any draw related to the occurrence of an Event of Default), Administrative Agent shall return to Borrower the funds so drawn in the event Borrower provides Administrative Agent with a replacement Letter of Credit issued by an Eligible Institution within thirty (30) days following such draw. Notwithstanding anything to the contrary contained in the above, Administrative Agent is not obligated to draw any Letter of Credit upon the happening of an event specified in subclause (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Administrative Agent has not drawn the Letter of Credit.

(e)        In the event that Borrower elects to deliver a Letter of Credit pursuant to this Section 7.8 for which an Affiliate of Borrower provides collateral, and if such Letter of Credit, together with all outstanding Letters of Credit, is in an aggregate amount equal to or greater than ten percent (10%) of the then outstanding principal balance of the Loan, then Borrower shall deliver an updated Insolvency Opinion reasonably acceptable to Administrative Agent which takes into account such Letters of Credit.

Section 7.9     Reserve Accounts Generally.    (a) Borrower grants to Administrative Agent for the benefit of Lenders a first-priority perfected security interest in each of the Reserve Accounts and any and all monies now or hereafter deposited in each Reserve Account as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Accounts shall constitute additional security for the Debt.

(b)        Subject to Section 7.2.1 and Section 7.5.2(b), during the continuance of an Event of Default, Administrative Agent may, in addition to any and all other rights and remedies available to Administrative Agent, apply any sums then present in any or all of the Reserve Accounts to the payment of the Debt in any order in its sole discretion; provided, however, the Administrative Agent shall continue to make payments of Taxes, Insurance Premiums and Sales and Occupancy Taxes to the extent of funds available therefore in the Reserve Accounts.

(c)        All interest or other earnings on Reserve Funds shall be added to and become a part of such Reserve Funds and shall be disbursed in the same manner as other monies deposited in the applicable Reserve Account. The Reserve Funds shall be held in an Eligible Account and shall bear interest at a money market rate selected by Administrative Agent, provided that Borrower shall have the right to direct Administrative Agent to invest sums on deposit in the Eligible Account in Permitted Investments if (a) such investments are then regularly offered by Administrative Agent for accounts of this size, category and type, (b) such investments are permitted by applicable Legal Requirements, (c) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Funds are required for payment of an obligation for which the applicable Reserve Account was created, and (d) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower, provided that, so long as no Event of Default is continuing, such taxes may be paid from the applicable Reserve Funds. No other investments of the sums on deposit in the Reserve Accounts shall be permitted except as set forth in this Section 7.9(c). All interest on Reserve Funds (i) shall be added to and become a part of such Reserve Fund, (ii) shall accrue to the benefit of Borrower and (iii) shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Administrative Agent.

(d)        Administrative Agent shall hold each Reserve Account in trust and for the benefit of Lenders and Borrower as provided in the Loan Documents, and each Reserve Account shall be under the sole dominion and control of Administrative Agent. Administrative Agent shall have the sole right to make withdrawals from each Reserve Account.

(e)        Neither Administrative Agent nor Servicer will be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Administrative Agent and Servicer and hold Administrative Agent and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Accounts or the performance of the obligations for which the Reserve Accounts were established. Borrower shall assign to Administrative Agent all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Accounts; provided, however, that Administrative Agent may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

ARTICLE VIII – DEFAULTS

Section 8.1      Event of Default.   (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

       (i)        if (A) any Monthly Debt Service Payment Amount is not paid on or before the date when due, (B) the Debt is not paid in full on the Maturity Date or (C) any other portion of the Debt not specified in the foregoing subclause (A) or subclause (B) is not paid on or prior to the date when the same is due with such failure continuing for five (5) Business Days after Administrative Agent delivers written notice thereof to Borrower, including, without limitation, any Fees payable pursuant to the Fee Letter;

      (ii)        if any of the Taxes or material Other Charges are not paid when the same become delinquent, subject to Borrower’s rights to contest same as provided herein;

     (iii)        if the Policies are not kept in full force and effect;

    (iv)        if Borrower shall fail to deliver to Administrative Agent certificates of insurance evidencing the Policies and such other documentation as reasonably requested by Administrative Agent in respect of the Policies within the applicable time periods set forth in Section 6.1(b) hereof;

     (v)        if any Transfer is consummated in violation of the provisions of Section 5.2.10 hereof;

    (vi)        if any representation or warranty made by Borrower herein or by Borrower or Guarantor in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document or other materials or information furnished to Administrative Agent shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made, provided that if such untrue representation or warranty is susceptible of being cured (for the avoidance of doubt, a statement which has already been relied on by Administrative Agent to its detriment shall not be susceptible of being cured), Borrower shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Administrative Agent;

   (vii)        if Borrower or any SPE Constituent Entity shall make an assignment for the benefit of creditors;

  (viii)        if a receiver, liquidator or trustee shall be appointed for Borrower or any SPE Constituent Entity or if Borrower or any SPE Constituent Entity shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Borrower or any SPE Constituent Entity, or if any proceeding for the dissolution or liquidation of Borrower or any SPE Constituent Entity shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any SPE Constituent Entity upon the same not being discharged, stayed or dismissed within ninety (90) days;

    (ix)        only upon the declaration by Administrative Agent that the same constitutes an Event of Default (which declaration may be made by Administrative Agent in its sole discretion) if (A) Guarantor or any other guarantor or indemnitor under any guaranty or indemnity that may be entered into in respect of the Loan following the Closing Date shall make an assignment for the benefit of creditors or if, (B) a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or any such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if (C) any petition for bankruptcy, reorganization or arrangement pursuant to the Bankruptcy Code shall be filed by or against, consented to, or acquiesced in by, Guarantor or any such other guarantor or indemnitor, or if (D) any proceeding for the dissolution or liquidation of Guarantor or any such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days;

       (x)        if Borrower or Guarantor attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

      (xi)        if Borrower breaches any covenant contained in Section 5.1.29 hereof, provided, however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Administrative Agent, if Borrower promptly delivers to Administrative Agent an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Administrative Agent in its sole discretion;

     (xii)        with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

    (xiii)        if any of the assumptions contained in the Insolvency Opinion delivered to Administrative Agent in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

    (xiv)        if a material default has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement), unless Borrower engages a Qualified Manager in accordance with the terms and conditions of Section 5.2.1 within ten (10) days of notice of such default;

     (xv)        if a material default by Borrower has occurred and continues beyond any applicable cure period under any REA, provided, however, that prior to declaring an Event of Default under this clause (xv), Administrative Agent shall permit Borrower to release the Property subject to such REA creating such default within forty-five (45) days of the date of such default upon payment of the applicable Release Amount and satisfaction of the conditions set forth in Section 2.4.1 hereof (excluding Section 2.4.1(a) if otherwise applicable) and Section 2.6.1 hereof (excluding clause (a)(iv) thereof);

    (xvi)        if Borrower shall breach any of the other terms, covenants or conditions of this Agreement and the other Loan Documents not specified in clauses (i) to (xv) above or (xviii) below, and such Default shall continue for ten (10) days after written notice to Borrower from Administrative Agent, in the case of any such Default which can be cured by the payment of a sum of money, or for thirty (30) days after written notice from Administrative Agent in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days;

 (xvii)        if there shall be any default under any of the other Loan Documents beyond any applicable cure periods contained in such documents or, if no cure period is specified in such documents, beyond the cure period specified in Section 8.1(xvi), whether as to Borrower or any Individual Property, or if any other such event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Administrative Agent to accelerate the maturity of all or any portion of the Debt; or

(xviii)        Borrower shall fail to obtain and/or maintain the Interest Rate Protection Agreement or Replacement Interest Rate Protection Agreement, as applicable, as required pursuant to Section 2.2.7 hereof.

(b)        Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vii), (viii) or (x) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Administrative Agent may, at the direction of the Requisite Lenders, take such action, without notice or demand, that Administrative Agent deems advisable to protect and enforce its rights against Borrower and in and to all or any Individual Property, including, without limitation, declaring the Debt to be immediately due and payable, and Administrative Agent may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Properties, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vii), (viii) or (x) above, the Debt and the Other Obligations shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2        Remedies.  (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Administrative Agent against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Administrative Agent at the direction of the Requisite Lenders at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Administrative Agent shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of any Individual Property. Any such actions taken by Administrative Agent shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Administrative Agent may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Administrative Agent permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing,

Borrower agrees that if an Event of Default is continuing (i) Administrative Agent and Lenders are not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Administrative Agent shall remain in full force and effect until Administrative Agent has exhausted all of its remedies against the Properties and the Mortgages have been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt and all amounts due to Administrative Agent and Lenders have been paid in full.

(b)        With respect to Borrower and the Properties, nothing contained herein or in any other Loan Document shall be construed as requiring Administrative Agent on behalf of Lenders to resort to any Individual Property for the satisfaction of any of the Debt in any preference or priority to any other Individual Property, and Administrative Agent may seek satisfaction out of all of the Properties or any part thereof, in its absolute discretion in respect of the Debt. In addition, Administrative Agent on behalf of Lenders shall have the right from time to time to partially foreclose any or all of the Mortgages in any manner and for any amounts secured by the Mortgages then due and payable as determined by Administrative Agent on behalf of Lenders in its sole discretion. During the continuance of any Event of Default pursuant to clause (i) of Section 8.1 or any other monetary Event of Default, Administrative Agent may foreclose any or all of the Mortgages to recover the applicable delinquent payments. If, pursuant to its rights set forth in Section 8.1(b), Administrative Agent elects to accelerate less than the entire outstanding principal balance of the Loan, Administrative Agent may foreclose any or all of the Mortgages to recover so much of the principal balance of the Loan as Administrative Agent may accelerate and such other portions of the Debt as Administrative Agent may elect. Notwithstanding any partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of sums secured by the Mortgages and not previously recovered.

(c)        Upon the occurrence and during the continuance of an Event of Default, Administrative Agent shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Administrative Agent shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Administrative Agent from time to time, promptly after the request of Administrative Agent, a severance agreement and such other documents as Administrative Agent shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Administrative Agent. Borrower hereby absolutely and irrevocably appoints Administrative Agent as its true and lawful attorney, coupled with an interest, in its name and stead to execute the Severed Loan Documents (Borrower ratifying all that its said attorney shall do by virtue thereof); provided, however, that Administrative Agent shall not make or execute any such Severed Loan Documents under such power until the expiration of three (3) days after written notice has been given to Borrower by Administrative Agent of Administrative Agent’s intent to exercise its rights under the aforesaid power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents. The Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents, and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d)        Any amounts recovered by Administrative Agent in connection with the exercise of its remedies under this Section 8.2 may be applied by Administrative Agent toward the payment of Debt in such order and priority as Administrative Agent shall determine in its sole and absolute discretion, but in all instances subject to the terms and provisions of Section 11.14.

(e)        As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3      Remedies Cumulative; Waivers.   The rights, powers and remedies of Administrative Agent and Lenders under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Administrative Agent may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Administrative Agent’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Administrative Agent may determine in Administrative Agent’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX – SPECIAL PROVISIONS

Section 9.1      Secondary Market Transaction.

9.1.1          Sale of Notes and Secondary Market Transactions.      (a) Borrower acknowledges and agrees that Administrative Agent, Arranger and/or Lenders may, subject to Section 12.1(c), sell, assign, transfer, encumber, pledge or otherwise dispose of, participate or syndicate the Loan in whole or in part either on the date hereof or after the Closing Date (any such transaction, a “Secondary Market Transaction”).

9.1.2    Intentionally Omitted.

9.1.3    Intentionally Omitted.

9.1.4    Intentionally Omitted.

Section 9.2      Exculpation.    (a) Subject to the qualifications below, Administrative Agent shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgages or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Administrative Agent may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Administrative Agent to enforce and realize upon its interest under the Note, this Agreement, the Mortgages and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Administrative Agent pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Administrative Agent, and Administrative Agent, by accepting the Note, this Agreement, the Mortgages and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgages or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Administrative Agent to name Borrower as a party defendant in any action or suit for foreclosure and sale under any of the Mortgages; (c) affect the validity or enforceability of the Guaranty or the Environmental Indemnity or any of the rights and remedies of Administrative Agent thereunder; (d) impair the right of Administrative Agent to obtain the appointment of a receiver; (e) impair the enforcement of the collateral assignment of leases and rents contained in the Mortgage; (f) constitute a prohibition against Administrative Agent to seek a deficiency judgment against Borrower in order to fully realize the security granted by each of the Mortgages or to commence any other appropriate action or proceeding in order for Administrative Agent to exercise its remedies against all of the Properties; or (g) constitute a waiver of the right of Administrative Agent to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual loss, damage, cost, expense, liability, claim or other obligation to the extent actually incurred by Administrative Agent and Lenders (including attorneys’ fees, costs and expenses reasonably incurred) arising out of or in connection with the following:

       (i)        fraud or materially and willful misrepresentation by Borrower or any SPE Constituent Entity or any of their respective Affiliates in connection with the Loan;

      (ii)        willful misconduct of Borrower or any SPE Constituent Entity or any of their respective Affiliates which results in physical damage or waste to the Property;

     (iii)        the removal or disposal of any portion of any Individual Property during the continuance of an Event of Default;

     (iv)        the misappropriation or conversion by Borrower, any SPE Constituent Entity, Guarantor or any of their respective Affiliates of (A) any insurance proceeds paid by reason of any Casualty or proceeds of the PLL Policy, (B) any Awards or other amounts received in connection with a Condemnation, (C) any Rents during the continuance of an Event of Default, or (D) any Rents paid more than one (1) month in advance;

      (v)        (intentionally omitted);

     (vi)        a material breach by Borrower or any SPE Constituent Entity or material failure by Borrower or any SPE Constituent Entity to comply with the covenants set forth in Section 5.1.29(a) or (b) hereof;

   (vii)        if Borrower voluntarily encumbers any Individual Property by any Lien securing indebtedness for borrowed money (other than a Permitted Encumbrance) without Unanimous Lender’s prior written consent; or

  (viii)        if Borrower, any SPE Constituent Entity, Guarantor or any respective Affiliate fails to obtain Unanimous Lender’s prior written consent to any Transfer of an Individual Property or any direct or indirect interest therein in any case in which such consent is required to be obtained pursuant to Section 5.2.10 hereof (provided, however, that a Transfer by reason of a foreclosure (or deed-in-lieu or assignment deed-in-lieu thereof) by Administrative Agent or any Lender (or its designee) of the collateral for the Loan shall not be deemed a Transfer in violation of Section 5.2.10 hereof).

(b)        Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Administrative Agent shall not be deemed to have waived any right which Administrative Agent may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgages or to require that all collateral shall continue to secure all of the Debt owing to Lenders and all amounts due to Administrative Agent in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event of: (i) Borrower or any SPE Constituent Entity filing a voluntary petition under the Bankruptcy Code; (ii) the filing of an involuntary petition against Borrower or any SPE Constituent Entity under the Bankruptcy Code in which Borrower, any SPE Constituent Entity, Guarantor or any Affiliate of Guarantor colludes with any involuntary petition against Borrower or any SPE Constituent Entity from any Person; (iii) Borrower, any SPE Constituent Entity, Guarantor or any Affiliate of Guarantor filing an answer consenting to or otherwise joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code; or (iv) Borrower, any SPE Constituent Entity or Guarantor consenting to or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower or any SPE Constituent Entity or any Individual Property (or portion thereof).

Section 9.3      Matters Concerning Manager.   If (a) an Event of Default occurs and is continuing or (b) Manager shall become subject to a Bankruptcy Action, then, in the case of any of the foregoing, Borrower shall, at the request of Administrative Agent, terminate the Management Agreement and replace the Manager with a Qualified Manager (other than Existing Manager or any Person that is under common Control with Existing Manager or Guarantor) pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then-prevailing market rates, provided, that, for purposes of clarity, if in any event the Borrower desires to replace the Manager with a property manager that is not a Qualified Manager (a “Non-Qualified Manager”), such Non-Qualified Manager must be approved in writing by the Requisite Lenders.

Section 9.4      Servicer.    At the option of Administrative Agent, the Loan may be serviced by a servicer and/or special servicer (any such servicer and special servicer, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Administrative Agent subject to the last sentence of this Section 9.4, and Administrative Agent may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Administrative Agent and Servicer. Borrower shall not be responsible for any cost or expenses relating to the Servicing Agreement or the services provided by Servicer thereunder, including, without limitation, any set-up fees or other initial costs, the regular monthly servicing fee or trustee fee due to Servicer under the Servicing Agreement or any other fees or expenses required to be borne by, and not reimbursable to, Servicer, provided that, notwithstanding the foregoing, Borrower shall promptly reimburse Administrative Agent on demand for (a) interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges pursuant to Section 2.3.4 and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same) or expenses paid by Servicer in curing any Event of Default hereunder and which are provided for under the Servicing Agreement or actual, out-of-pocket expenses paid by Servicer in respect of the protection and preservation of the Properties (including, without limitation, payments of Taxes and Insurance Premiums), (b) the following costs and expenses payable by Administrative Agent to Servicer as a result of the Loan becoming specially serviced: (i) any liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, (ii) any workout fees and special servicing fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, and (iii) during the continuance of an Event of Default, the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement), and (c) customary and reasonable servicing fees in connection with any special requests made by Borrower to Servicer during the term of the Loan.

ARTICLE X – MISCELLANEOUS

Section 10.1    Survival.  This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lenders of the Loan and the execution and delivery to Administrative Agent of the Note, and shall continue in full force and effect so long as all or any of the Debt or any amounts due and payable to Administrative Agent pursuant to the terms of the Loan Documents are outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Administrative Agent and Lenders.

Section 10.2    Administrative Agent’s Discretion.       Whenever pursuant to this Agreement, Administrative Agent exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Administrative Agent, the decision of Administrative Agent to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Administrative Agent and shall be final and conclusive. Whenever this Agreement expressly provides that Administrative Agent is required to be reasonable in its determination of whether or not to consent to or approve a certain matter, such provisions shall also be deemed to require that Administrative Agent not unreasonably delay or condition such consent or approval.

Section 10.3    Governing Law.  (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDERS AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)        ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST ANY LENDER, ADMINISTRATIVE AGENT OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDERS’ OR ADMINISTRATIVE AGENT’S, AS THE CASE MAY BE, OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

BRE RETAIL CENTERS CORP

345 PARK AVENUE

NEW YORK, NEW YORK 10154

ATTENTION: WILLIAM J. STEIN AND JUDY TURCHIN

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO ADMINISTRATIVE AGENT OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4    Modification, Waiver in Writing.      No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5    Delay Not a Waiver.   Neither any failure nor any delay on the part of Administrative Agent in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Administrative Agent shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6    Notices.    (a) All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 10.6):

If to Administrative
Agent:	Wells Fargo Bank, National Association
Wells Fargo Center
1901 Harrison Street, 2nd Floor
Oakland, California 94612
MAC A0227-020
Attention: Commercial Mortgage Servicing
Facsimile No.: (1-866) 359-5952

with a copy to:	Cadwalader, Wickersham & Taft LLP
227 West Trade Street, Suite 2400
Charlotte, North Carolina 28202
Attention: James P. Carroll, Esq.
Facsimile No. (704) 348-5200

If to Borrower, to each Borrower at:	17140 Bernardo Center Drive, Suite 300
San Diego, California 92128
Attention: General Counsel
Facsimile No.: (858) 487-9890

With a copy to:	Blackstone Property Partners
345 Park Avenue
New York, New York 10154
Attention: William Stein and Judy Turchin
Facsimile No.: (212) 583-5712

With a copy to:	Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: Erik Quarfordt, Esq.
Facsimile No.: (212) 455-2502

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

(b)        Borrower hereby appoints Excel East Chase LLC (the “Representative Borrower”) to serve as agent on behalf of all Individual Borrowers to receive any notices required to be delivered to any or all of the Individual Borrowers hereunder or under the other Loan Documents and to be the sole party authorized to deliver notices on behalf of the Individual Borrowers hereunder. Any notice delivered to the Representative Borrower shall be deemed to have been delivered to all Individual Borrowers, and any notice received from the Representative Borrower shall be deemed to have been received from all Individual Borrowers. The Individual Borrowers shall be entitled from time to time to appoint a replacement Representative Borrower by written notice delivered to Administrative Agent and signed by both the new Representative Borrower and the Representative Borrower being so replaced.

Section 10.7    Trial by Jury.   BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ADMINISTRATIVE AGENT AND LENDERS ARE HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8   Headings.  The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9   Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences.     Administrative Agent shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Administrative Agent, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Administrative Agent.

Section 10.11 Waiver of Notice.  Borrower shall not be entitled to any notices of any nature whatsoever from Administrative Agent except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Administrative Agent to Borrower and except with respect to matters for which

Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Administrative Agent with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Administrative Agent to Borrower.

Section 10.12 Remedies of Borrower.  In the event that a claim or adjudication is made that Administrative Agent or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Administrative Agent or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Administrative Agent nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Administrative Agent has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity.  (a) Other than as provided in the Fee Letter and Section 11.8 hereof, Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Administrative Agent and Lenders upon receipt of written notice from Administrative Agent for all reasonable costs and expenses (including reasonable attorneys’ fees, disbursements and expenses) incurred by Administrative Agent or Lenders in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby and all the costs of furnishing all opinions by counsel for Borrower required under this Agreement or the other Loan Documents with respect to the Properties); (ii) achieving a Successful Syndication (but, for the avoidance of doubt, only with respect to the expenses of Administrative Agent and/or Arranger and not for any Secondary Market Transaction following a Successful Syndication which are incurred on, or prior to, the Closing Date, including, without limitation, reimbursement to Administrative Agent and/or Arranger for services provided in-house which shall be charged to Borrower at market rates), (iii) Borrower’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iv) Administrative Agent’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (v) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by Borrower, Administrative Agent, and/or Arranger, provided that Borrower shall only be responsible for any costs incurred in connection with requests made by Administrative Agent and Arranger (A) prior to a Successful Syndication or (B) during the continuance of an Event of Default; (vi) securing Borrower’s compliance with any requests made pursuant to the provisions of this Agreement; (viii) the filing and recording fees and expenses, the premiums and other costs and expenses associated with the Title Insurance Policy and reasonable fees and expenses of counsel for providing to Administrative Agent all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Administrative Agent for the benefit of Lenders pursuant to this Agreement and the other Loan Documents; (viii) enforcing or preserving any rights, either in response to third-party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Properties, or any other security given for the Loan; and (ix) enforcing any obligations of or collecting any payments due from Borrower or Guarantor under this Agreement, the other Loan Documents or with respect to the Properties or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Administrative Agent or Lenders. Any cost and expenses due and payable to Administrative Agent or Lenders may be paid from any amounts in the Lockbox Account or the Cash Management Account, as applicable.

(b)        Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner (whether or not arising from a third-party claim) relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents (including, without limitation, any material misstatement or omission in any report, certificate, financial statement or other instrument, agreement or document or other materials or information furnished by or on behalf of Borrower pursuant to this Agreement or any other Loan Document), or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

Section 10.14 Schedules Incorporated.     The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15  Offsets, Counterclaims and Defenses.   Any assignee of Administrative Agent’s or any Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.    (a) Borrower, Lenders and Administrative Agent intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Administrative Agent or Lenders nor to grant Administrative Agent or Lenders any interest in the Properties other than that of mortgagee, beneficiary or lender.

(b)        This Agreement and the other Loan Documents are solely for the benefit of Administrative Agent, Lenders and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Administrative Agent, Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lenders to make the Loan hereunder are imposed solely and exclusively for the benefit of Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Administrative Agent on behalf of Lenders if, in Administrative Agent’s sole discretion, Administrative Agent deems it advisable or desirable to do so.

Section 10.17  Publicity.  All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Administrative Agent, to Lenders or to any of their respective Affiliates shall be subject to the prior written approval of Administrative Agent and Lenders in their sole discretion.

Section 10.18  Cross-Collateralization; Waiver of Marshalling of Assets.    (a) Borrower acknowledges that Lenders have made the Loan to Borrower upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of each Individual Property taken separately. Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) upon the occurrence of any Event of Default, an event of default shall be deemed to have occurred under each of the Mortgages regardless of whether the event constituting such Event of Default related to any particular Individual Property; (ii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note; and (iii) such cross-collateralization shall in no event be deemed to constitute a fraudulent conveyance.

(b)        To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Properties, or to a sale in inverse order of alienation in the event of foreclosure of any Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Administrative Agent and/or Lenders under the Loan Documents to a sale of the Properties for the collection of the Debt without any prior or different resort for collection or of the right of Administrative Agent and Lenders to the payment of the Debt out of the net proceeds of the Properties in preference to every other claimant whatsoever. In addition, Borrower, for itself and its successors and assigns, waives in the event of foreclosure of any or all of the Mortgages, any equitable right otherwise available to Borrower which would require the separate sale of the Properties or require Administrative Agent or Lenders to exhaust their remedies against any Individual Property or any combination of the Properties before proceeding against any other Individual Property or combination of Properties; and further in the event of such foreclosure Borrower does hereby expressly consent to and authorize, at the option of Administrative Agent on behalf of Lenders, the foreclosure and sale either separately or together of any combination of the Properties.

Section 10.19  Waiver of Counterclaim.   Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Administrative Agent, Lenders or their agents.

Section 10.20  Conflict; Construction of Documents; Reliance.    In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Administrative Agent or Lenders or any parent, subsidiary or Affiliate of Administrative Agent or Lenders. Administrative Agent and Lenders shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Administrative Agent or Lenders of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Administrative Agent’s and Lenders’ exercise of any such rights or remedies. Borrower acknowledges that Administrative Agent and Lenders engage in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21  Brokers and Financial Advisors.  Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Administrative Agent and Lenders harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Administrative Agent’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower, Administrative Agent or Lenders in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22  Prior Agreements.    This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties hereto or thereto.

Section 10.23  Joint and Several Liability.   If Borrower consists of more than one (1) Person the obligations and liabilities of each Person comprising Borrower shall be joint and several. The parties hereto acknowledge that the defined term “Borrower” (as well as the defined term “Collective Group”) has been defined to collectively include each Borrower (and in the case of the Collective Group, defined to collectively include each Borrower and each SPE Constituent Entity). It is the intent of the parties hereto in determining whether there has occurred an event which (i) constitutes a Default or Event of Default or (ii) creates recourse obligations under Section 9.2 hereof, that any such event with respect to any Borrower (or, where applicable, with respect to any single member of the Collective Group) shall be deemed to be such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to every Borrower and that every Borrower need not have been involved with the event causing the same in order for such event to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable, with respect to every Borrower (and likewise, where applicable, that each member of the Collective Group need not have been involved with such event for the same to be deemed such a Default, Event of Default or event creating recourse obligations under Section 9.2 hereof, as applicable).

Section 10.24  Register.    The initial Administrative Agent or Servicer (or in the case of participants, the applicable Lender), as non-fiduciary agent of Borrower, shall maintain a record within the meaning of U.S. Treasury Regulation 5f.103-1(c) that identifies each owner (including successors, assignees and participants) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”) and shall record all transfers of an interest in the Loan, including each assignment and participation, in the Register. The initial Administrative Agent or Servicer (or in the case of participants, the applicable Lender) as a non-fiduciary agent of Borrower, shall approve transfers of interests in the Loan (including assignments and participations) and will update the Register to reflect the transfer. Notwithstanding anything in this Agreement to the contrary, the entries in the Register shall be conclusive, and Borrower, Administrative Agent, Lenders and the Servicer may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. No transfer is effective until the transferee is reflected as such on the Register pursuant to this Section 10.24. The parties intend for the Loan to be in registered form for tax purposes and to the extent of any conflict with this Section 10.24, this Section 10.24 shall be construed in accordance with that intent.

Section 10.25  Certain Additional Rights of Administrative Agent (VCOC).    Notwithstanding anything to the contrary contained in this Agreement, to the extent Administrative Agent or any Lender or any Person who Controls Administrative Agent or any Lender is a “venture capital operating company” within the meaning of 29 C.F.R.

Section 2510.3-101, Administrative Agent shall have (on behalf of itself or such Lender, as applicable):

(a)        upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at mutually agreeable times, and not more than four (4) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of each Borrower and the operation of the Individual Properties and is otherwise reasonably acceptable to Administrative Agent regarding such significant business activities and business and financial developments of Borrower as are specified by Administrative Agent in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances and provided further that neither Borrower nor its designated representative shall be under any obligation to follow or implement any advice or recommendations of the Administrative Agent or any Lender. The rights of Administrative Agent and Lenders provided in this Agreement are expressly limited to consultation, and shall not include any other rights or obligations, including without limitation, any right or obligation to supervise or conduct any aspect of Borrower’s business or operations; and

(b)        the right, in accordance with the terms of Section 5.1.11(a) of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower or any Tenants or other occupants of any Individual Property.

The rights described above in this Section 10.25 may be exercised by Administrative Agent as representative of Lenders as described above. Administrative Agent, each Lender and each such Person agrees to hold in confidence any confidential information provided to or learned by Administrative Agent, Lenders or the Person or its designated representative in connection with the rights under this Agreement; provided that nothing herein shall prevent Administrative Agent or Lenders from disclosing any such information (a) to any loan participant, provided that such participants use such information solely in connection with their ownership of their interest in the Loan, (b) subject to an agreement to comply with the provisions of this Section 10.25, to any prospective participant or transferee of an interest in the Loan, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.26  Financing Statements.   Borrower hereby authorizes the filing of Uniform Commercial Code financing statements describing collateral granted to Lenders under this Agreement and any other Loan Documents as “all assets of the debtor, whether now owned or hereafter acquired” or words to that effect, notwithstanding that such collateral description may be broader in scope than the collateral described in such Loan Documents.

Section 10.27  Use of Borrower Provided Information.   Administrative Agent and Lenders agree to (i) use all Provided Information solely for purposes of its ownership of its interest in the Loan and shall not use such information obtained in its capacity as lender in a manner to compete with Borrower in the business of the ownership and operation of retail properties similar to the Properties and (ii) keep confidential all Provided Information that is designated by Borrower or Borrower’s Affiliates as confidential; provided that nothing herein shall prevent Administrative Agent or any Lender from disclosing any such information (a) to any loan participant, provided that such participants use such information solely in connection with their ownership of their interest in the Loan, (b) subject to an agreement to comply with the provisions of this Section 10.27, to any prospective participant or transferee of an interest in the Loan, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its Affiliates, (d) upon the request or demand of any Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, or (h) in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.28  Utah Provision.  PURSUANT TO UTAH CODE ANNOTATED § 25-5-4, BORROWER IS NOTIFIED THAT THIS AGREEMENT, THE MORTGAGE, THE NOTE AND OTHER LOAN DOCUMENTS GOVERNING, EVIDENCING AND SECURING THE INDEBTEDNESS SECURED BY THE MORTGAGE REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

Section 10.29  TRS Transfer.    At Borrower’s option, without Administrative Agent’s consent, Borrower may cause an Individual Property to be transferred to a newly formed, wholly-owned subsidiary (a “New TRS Borrower”) provided that the following conditions are satisfied:

(a)        No Event of Default shall have occurred and be continuing;

(b)        The New TRS Borrower shall have organizational documents in a form reasonably approved by Administrative Agent and Borrower and New TRS Borrower shall otherwise comply with the provisions of Section 4.1.30 and Section 5.2.10 hereof;

(c)        The New TRS Borrower shall execute and deliver such documents reasonably requested by Administrative Agent to evidence that the New TRS Borrower shall be bound to the Loan Documents as a Borrower thereunder;

(d)        Borrower shall deliver to Administrative Agent an Additional Insolvency Opinion from Borrower’s counsel with respect to the New TRS Borrower; and

(e)        Borrower shall reimburse Administrative Agent for any actual costs and expenses it reasonably incurs arising from the transactions contemplated by this Section (including, without limitation, reasonable attorneys’ fees and expenses).

ARTICLE XI – THE ADMINISTRATIVE AGENT

Section 11.1    Appointment and Authorization.     Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “ “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to Administrative Agent pursuant to this Agreement that Borrower is not otherwise required to deliver directly to the Lenders. Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to Administrative Agent by Borrower, any Loan Party or any other Affiliate of Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Debt), Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or the Unanimous Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Debt; provided, however, that, notwithstanding anything in this Agreement to the contrary, Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law. Not in limitation of the foregoing, Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Requisite Lenders have directed Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, the Unanimous Lenders.

Section 11.2  Wells Fargo as Lender.   Wells Fargo Bank, National Association, as a Lender (“Wells Fargo”), shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefore to the Lenders. Further, Administrative Agent and any Affiliate may accept fees and other consideration from Borrower or any of its Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding Borrower, other Loan Parties and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them.

Section 11.3   Collateral Matters; Protective Advances.

(a)        Each Lender hereby authorizes Administrative Agent, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to the Property or Loan Documents which may be necessary to perfect and maintain perfected the Liens upon the Property granted pursuant to any of the Loan Documents.

(b)        The Lenders hereby authorize Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by Administrative Agent upon the Property (i) upon indefeasible payment and satisfaction in full of the Debt; (ii) as expressly permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Requisite Lenders (or such greater number of Lenders as this Agreement or any other Loan Document may expressly provide). Upon request by Administrative Agent at any time, Lenders will confirm in writing Administrative Agent’s authority to release the Property pursuant to this Section 11.3(b).

(c)        Upon any sale of the Property which is expressly permitted pursuant to the terms of this Agreement, and upon at least five (5) Business Days’ prior written request by Borrower, Administrative Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to Administrative Agent for the benefit of Lenders herein or pursuant hereto upon the Property that was sold or transferred; provided, however, that (i) Administrative Agent shall not be required to execute any such document on terms which, in Administrative Agent’s opinion, would expose Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or the obligations of Borrower or Guarantor in respect of) all interests retained by the Loan Parties, including the proceeds of such sale or transfer, all of which shall constitute part of the Collateral, provided that the foregoing does not limit Borrower’s rights under Section 2.6.1 and Section 2.6.2 (it being acknowledged that proceeds in excess of the amount required to be paid to Administrative Agent thereunder shall belong to the Unencumbered Borrower and shall not constitute Collateral). In the event of any sale or transfer of the Property, or any foreclosure with respect to the Property, Administrative Agent shall be authorized to deduct all of the expenses reasonably and actually incurred by Administrative Agent from the proceeds of any such sale, transfer or foreclosure.

(d)        Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Property exists or is owned by Borrower or is cared for, protected or insured or that the Liens granted to Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to Administrative Agent in this Article XI or in any of the Loan Documents, it being understood and agreed that in respect of the Property, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, and that Administrative Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

(e)        Administrative Agent may make, and shall be reimbursed by Lenders (in accordance with their Pro Rata Shares) to the extent not reimbursed by Borrower for, Protective Advances with respect to the Property up to the sum of (i) amounts expended to pay Property Taxes imposed upon the Property; (ii) amounts expended to pay Insurance Premiums related to the Property; and (iii) $500,000. Protective Advances in excess of said sum for the Property shall require the consent of the Requisite Lenders. Borrower agrees to pay on demand all Protective Advances. So long as no Event of Default has occurred and is continuing, Administrative Agent agrees to give Borrower and each Lender prior written notice of any Protective Advances to be made by Administrative Agent.

Section 11.4   Post Foreclosure Plans.  If all or any portion of the Property is acquired by Administrative Agent as a result of a foreclosure or the acceptance of a deed or assignment in lieu of foreclosure, or is retained in satisfaction of all or any part of the Debt, the title to the Property, or any portion thereof, shall be held in the name of Administrative Agent or a nominee or subsidiary of Administrative Agent, as agent, for the ratable benefit of all Lenders. Administrative Agent shall prepare a recommended course of action for the Property (a “Post-Foreclosure Plan”), which shall be subject to the approval of the Requisite Lenders. In accordance with the approved Post-Foreclosure Plan, Administrative Agent shall manage, operate, repair, administer, complete, construct, restore or otherwise deal with the Property acquired, and shall administer all transactions relating thereto, including, without limitation, employing a property manager, leasing agent and other agents, contractors and employees, including agents for the sale of the Property, and the collecting of Rents and other sums from the Property and paying the expenses of such Property. Actions taken by Administrative Agent with respect to the Property, which are not specifically provided for in the approved Post-Foreclosure Plan or reasonably incidental thereto, shall require the written consent of the Requisite Lenders by way of supplement to such Post-Foreclosure Plan. Upon demand therefor from time to time, each Lender will contribute its Pro Rata Share of all reasonable costs and expenses incurred by Administrative Agent pursuant to the approved Post-Foreclosure Plan in connection with the construction, operation, management, maintenance, leasing and sale of the Property. In addition, Administrative Agent shall render or cause to be rendered to each Lender, on a monthly basis, an income and expense statement for the Property, and each Lender shall promptly (but no later than five (5) Business Days from receipt of such statement) contribute its Pro Rata Share of any operating loss for the Property, and such other expenses and operating reserves as Administrative Agent shall deem reasonably necessary pursuant to and in accordance with the approved Post-Foreclosure Plan. To the extent there is net operating income from the Property, Administrative Agent shall, in accordance with the approved Post-Foreclosure Plan, determine the amount and timing of distributions to the Lenders. All such distributions shall be made to the Lenders in accordance with their respective Pro Rata Shares. The Lenders acknowledge and agree that if title to the Property is obtained by Administrative Agent or its nominee, the Property will not be held as a permanent investment but will be liquidated as soon as practicable. Administrative Agent shall undertake to sell the Property, at such price and upon such terms and conditions as the Requisite Lenders reasonably shall determine to be most advantageous to the Lenders. Any purchase money mortgage or deed of trust taken in connection with the disposition of the Property in accordance with the immediately preceding sentence shall name Administrative Agent, as agent for the Lenders, as the beneficiary or mortgagee. In such case, Administrative Agent and the Lenders shall enter into an agreement with respect to such purchase money mortgage or deed of trust defining the rights of the Lenders in the same Pro Rata Shares as provided hereunder, which agreement shall be in all material respects similar to this Article XI insofar as the same is appropriate or applicable.

Section 11.5   Approvals of Lenders.   All communications from Administrative Agent to any Lender requesting such Lender’s determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials and a summary of all oral information provided to Administrative Agent by Borrower in respect of the matter or issue to be resolved, and (d) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to Administrative Agent that it specifically objects to the recommendation or determination of Administrative Agent (together with a reasonable written explanation of the reasons behind such objection) within ten (10) days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

Section 11.6   Notice of Events of Default.   Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless Administrative Agent has received notice from a Lender or Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to Administrative Agent such a “notice of default”. Further, if Administrative

Agent receives such a “notice of default,” Administrative Agent shall give prompt notice thereof to Lenders.

Section 11.7   Administrative Agent’s Reliance.  Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither Administrative Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final, non-appealable judgment) in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, Administrative Agent: may consult with legal counsel (including its own counsel or counsel for Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither Administrative Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of Borrower or other Persons or inspect the property, books or records of Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any Collateral covered thereby or the perfection or priority of any Lien in favor of Administrative Agent on behalf of the Lenders in any such Collateral; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment.

Section 11.8   Indemnification of Administrative Agent.    Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) pro rata in accordance with such Lender’s respective Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against Administrative Agent (in its capacity as Administrative Agent but not as a “Lender”) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 11.8. Without limiting the generality of the foregoing, each Lender agrees to reimburse Administrative Agent (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so) promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to Administrative Agent) incurred by Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by Administrative Agent to enforce the terms of the Loan Documents and/or collect the Debt or any amounts due to Administrative Agent, any “lender liability” suit or claim brought against Administrative Agent and/or the Lenders, and any claim or suit brought against Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out of pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of Administrative Agent notwithstanding any claim or assertion that Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by Administrative Agent that Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that Administrative Agent is not so entitled to indemnification. The agreements in this Section 11.8 shall survive the payment of the Loan and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If Borrower shall reimburse Administrative Agent for any Indemnifiable Amount following payment by any Lender to Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.9    Lender Credit Decision, Etc.       Each of the Lenders expressly acknowledges and agrees that neither Administrative Agent nor any of its officers, directors, employees, agents, counsel, attorneys in fact or other Affiliates has made any representations or warranties to such Lender and that no act by Administrative Agent hereafter taken, including any review of the affairs of Borrower, any other Loan Party or any Affiliate, shall be deemed to constitute any such representation or warranty by Administrative Agent to any Lender. Each of the Lenders acknowledges that it has, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of Borrower, the other Loan Parties and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of Borrower, the other Loan Parties and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each of the Lenders also acknowledges that it will, independently and without reliance upon Administrative Agent, any other Lender or counsel to Administrative Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, Borrower or any other Loan Party. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Administrative Agent under this Agreement or any of the other Loan Documents, Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of Administrative Agent or any of its officers, directors, employees, agents, attorneys in fact or other Affiliates. Each of the Lenders acknowledges that Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to Administrative Agent and is not acting as counsel to any Lender. Borrower agrees that upon request by Lender, for itself, for any assignee of or successor to Lender, or on behalf of the holder of any participation or other direct or indirect interest in the Loan, Borrower shall deliver either (i) a reliance letter issued by Simpson Thacher & Bartlett LLP (“Borrower’s Counsel”) in favor of the applicable assignee or participant permitting such assignee or participant to rely on the opinion delivered by Borrower’s counsel as of the Closing Date, or (ii) an opinion of New York counsel with respect to due execution and enforceability of the Loan Documents governed by New York law substantially the same as those delivered as of the Closing Date, which opinions shall be addressed, for purposes of reliance thereon, to each Person acquiring any interest in the Loan in connection with any such transaction, which counsel opinions shall be reasonably satisfactory to Lender and the person intended to be permitted to rely thereon.

Section 11.10  Successor Administrative Agent.    For so long as Wells Fargo Bank, N.A. is a Lender that holds an Individual Loan Commitment of at least twenty percent (20%) of the Loan (the “Minimum Hold”) and provided that no Event of Default of which Administrative Agent has given written notice to Borrower has occurred, Wells Fargo Bank, N.A. agrees to remain Administrative Agent hereunder unless (a) otherwise reasonably consented to by Borrower or (b) removed by the Lenders in accordance with the terms hereof. Subject to the last sentence of this Section 11.10, during the continuance of an Event of Default of which Administrative Agent has given written notice to Borrower or during a period of time in which Wells Fargo Bank, N.A. is not a Lender satisfying the Minimum Hold, Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided (a) no continuing monetary Default then exists, (b) no Event of Default then exists, and (c) no written notice of a continuing non-monetary Default has been given to Borrower, be subject to Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within thirty (30) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the

Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving Borrower and each Lender prior written notice.

Section 11.11  Amendment of Administrative Agent’s Duties, Etc.  No amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to all of the Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to other or further notice or demand in similar or other circumstances.

Section 11.12  Defaulting Lenders.

(a)        If for any reason any Lender (a “Defaulting Lender”) shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of three (3) Business Days after notice from Administrative Agent, then, in addition to the rights and remedies that may be available to Administrative Agent or Borrower under this Agreement or applicable law, such Defaulting Lender’s right to participate in the administration of the Loan, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of Administrative Agent or to be taken into account in the calculation of Requisite Lenders or unanimous consent of Lenders, as applicable, shall be suspended during the pendency of such failure or refusal. If for any reason a Lender fails to make timely payment to Administrative Agent of any amount required to be paid to Administrative Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which Administrative Agent or Borrower may have under the immediately preceding provisions or otherwise, Administrative Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Default Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by Administrative Agent in respect of a Defaulting Lender’s Individual Loan Commitment shall not be paid to such Defaulting Lender and shall be held by Administrative Agent and paid to such Defaulting Lender upon the Defaulting Lender’s curing of its default. Furthermore, a Defaulting Lender shall indemnify and hold harmless Borrower, Administrative Agent and each of the other Lenders from any claim, loss, or costs incurred by Borrower, Administrative Agent and/or the other Lenders as a result of a Defaulting Lender’s failure to comply with the requirements of this Agreement, including, without limitation, any and all additional losses, damages, costs and expenses (including, without limitation, attorneys’ fees) incurred by Borrower, Administrative Agent and any Lender as a result of and/or in connection with (i) any enforcement action brought by Administrative Agent against a Defaulting Lender and (ii) any action brought against Administrative Agent and/or Lenders. The indemnification provided in this Section 11.12 survive any termination of this Agreement.

(b)        Any Lender who is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire by assignment all of a Defaulting Lender’s Individual Loan Commitment. Any Lender desiring to exercise such right shall give written notice thereof to Administrative Agent and Borrower no sooner than two (2) Business Days and not later than five (5) Business Days after such Defaulting Lender became a Defaulting Lender. If more than one Lender exercises such right, each such Lender shall have the right to acquire an amount of such Defaulting Lender’s Loans in proportion to the Loans of the other Lenders exercising such right. If after such fifth (5th) Business Day, Lenders have not elected to acquire all of the Loans of such Defaulting Lender, then Borrower may, by giving written notice thereof to Administrative Agent, such Defaulting Lender and the other Lenders, demand that such Defaulting Lender assign its Loans to an Eligible Assignee subject to and in accordance with the provisions of Section 12.1(b) below for the purchase price provided for below, whereupon such Defaulting Lender shall no longer be a party hereto or have any right or obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. Upon any such assignment, the Defaulting Lender’s interest in the Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser or assignee thereof, including an appropriate Assignment and Assumption Agreement and, notwithstanding Section 12.1(b)), shall pay to Administrative Agent an assignment fee in the amount of $10,000. The purchase price for the Loans of a Defaulting Lender shall be equal to the amount of the principal balance of the Loans outstanding and owed by Borrower to the Defaulting Lender together with any other amounts owed to the Defaulting Lender in respect of its Loan as of the date when such Lender became a Defaulting Lender. Prior to payment of such purchase price to a Defaulting Lender, Administrative Agent shall apply against such purchase price any amounts retained by Administrative Agent pursuant to the last sentence of the immediately preceding clause (a).

(c)        Any payment of principal, interest, Fees or other amounts received by Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to this Article XI or otherwise) or received by Administrative Agent from a Defaulting Lender shall be applied at such time or times as may be determined by Administrative Agent as follows: (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder; (ii) second, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; (iii) third, so long as no Default or Event of Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and (iv) fourth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this subsection shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

Section 11.13  Titled Agent.   Wells Fargo Securities, LLC, in its capacity as Sole Lead Arranger and Sole Book Runner (each a “Titled Agent”) in each such respective capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loans, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

Section 11.14  Allocation of Proceeds.  If an Event of Default exists and maturity of any of the Obligations has been accelerated or the Maturity Date has occurred, all payments received by Administrative Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by Borrower hereunder or thereunder, shall be applied in the following order and priority:

(a)        amounts due to Administrative Agent and Lenders in respect of expenses due under Section 10.13 until paid in full, and then Fees;

(b)        amounts due to Administrative Agent and Lenders in respect of Protective Advances;

(c)        payments of interest on the Loans to be applied for the ratable benefit of Lenders, in such order as Lenders may determine in their sole discretion;

(d)        payments of principal of the Loans to be applied for the ratable benefit of Lenders in such order as Lenders may determine in their sole discretion;

(e)        amounts due to Administrative Agent and Lenders pursuant to any indemnifications pursuant to Section 10.13 or Section 11.8; and

(f)        payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of Lenders.

ARTICLE XII – LENDER ASSIGNMENT PROVISIONS

Section 12.1    Assignments and Participations.

(a)        Participations.    Any Lender may with the prior written consent of Administrative Agent and Borrower (such consent not to be unreasonably withheld, conditioned or delayed) at any time grant to an Affiliate of such Lender, or one or more banks or other financial institutions (each a “Participant”) participating interests in the portion of the Loan owing to such Lender, provided that any participating interest shall be in an amount at least equal to Ten Million and No/100 Dollars ($10,000,000.00), and provided, further, that if (i) a continuing monetary default then exists, (ii) an Event of Default is continuing, or (iii) written notice of a material non-monetary Default has been provided to Borrower by Administrative Agent, a Lender may assign all or a portion of its rights and obligations under this Agreement and the Note without obtaining Borrower’s approval, provided, further, that Borrower shall be deemed to have consented to any such participation unless Borrower shall have objected thereto by written notice to Administrative Agent within five (5) days after having received notice thereof. Except as otherwise provided in Article IX or as otherwise expressly stated herein, no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender’s share of the Loan, (ii) extend the date fixed for the payment of principal on the Loan or portions thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by subsection (b) or (c) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (a).

(b)        Assignments.    Subject to subsection (c) below, any Lender may with the prior written consent of Administrative Agent and Borrower (such consent not to be unreasonably withheld, conditioned or delayed) at any time assign to one or more Persons (each an “Assignee”) which is an Eligible Assignee all or a portion of its rights and obligations under this Agreement and the Note; provided, however, that if (i) an involuntary bankruptcy of Borrower or a continuing monetary default then exists, (ii) an Event of Default is continuing, or (iii) written notice of a material non-monetary Default has been provided to Borrower by Administrative Agent, a Lender may assign all or a portion of its rights and obligations under this Agreement and the Note without obtaining Borrower’s approval; provided further, however, (i) any partial assignment shall be in an amount at least equal to Twenty Million and No/100 Dollars ($20,000,000.00) and after giving effect to such assignment the assigning Lender holds a Note having an aggregate outstanding principal balance, of at least Twenty Million and No/100 Dollars ($20,000,000.00), and (ii) each such assignment shall be effected by means of an Assignment and Assumption Agreement. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (b), the transferor Lender, Administrative Agent and Borrower shall make appropriate arrangements so the new Notes are issued to the Assignee and such transferor Lender, as appropriate, and Administrative Agent shall update Exhibit D attached hereto. In connection with any such assignment, the transferor Lender shall pay to Administrative Agent an administrative fee for processing such assignment in the amount of (i) Four Thousand Five Hundred and No/100 Dollars ($4,500.00) or (ii) Ten Thousand and No/100 Dollars ($10,000.00) if such assignment is being made by a Defaulting Lender. Notwithstanding anything contained in this Article XII to the contrary, no Lender may assign or participate any interest in any Loan held by it hereunder to Borrower or any of its respective Affiliates. Within thirty (30) days of any assignment or participation of the Loan in accordance with Sections 12.1(a) or (b) hereof, Administrative Agent shall record, or cause to be recorded an updated Affidavit of Disclosure of Beneficiaries in the form of Exhibit F attached hereto in the Maricopa County Records of Maricopa County, Arizona reflecting the identity of any new holders of a beneficial interest in the Loan which shall be (i) at Borrower’s expense prior to a Successful Syndication or in connection with an assignment pursuant to Section 12.1(c) and (ii) otherwise at the expense of the Assignee.

(d)        Federal Reserve Bank Assignments.     In addition to the assignments and participations permitted under the foregoing provisions of this Section 12.1, and without the need to comply with any of the formal or procedural requirements of this Section 12.1, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligations thereunder.

(e)        Information to Assignee, Etc.  A Lender may furnish any information concerning any Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).

(f)        USA Patriot Act Notice; Compliance.  For Administrative Agent to comply with “Know Your Customer” and anti-money laundering rules and regulations, including the Patriot Act, prior to any Lender that is organized under the laws of a jurisdiction outside of the United States of America becoming a party hereto, Administrative Agent may request, and such Lender shall provide to Administrative Agent, its name, address, tax identification number and/or such other identification information as shall be necessary for Administrative Agent to comply with federal law.

Section 12.2   Amendments and Waivers.

(a)        Generally.    Except as otherwise expressly provided in this Agreement, (i) any term of this Agreement or of any other Loan Document may be amended, (ii) the performance or observance by Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document may be waived, (iii) the continuance of any non-monetary Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively), and (iv) a replacement property manager that is not a Qualified Manager may be approved with, but only with, the written consent of the Requisite Lenders (or Administrative Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto. Unless otherwise expressly provided in this Agreement, all requests for consents or approvals made by Borrower hereunder or under any other Loan Document shall be granted by Administrative Agent without the consent or approval of Requisite Lenders.

(b)        Unanimous Consent.   Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders directly affected thereby (or Administrative Agent at the written direction of the Lenders), do any of the following:

       (i)        increase the Individual Loan Commitment of the Lenders (excluding any increase as a result of an assignment of Loans permitted under Section 12.1(b)) or convert or exchange the Loans for any other indebtedness, or cross-default the Loans with any other indebtedness;

      (ii)        reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of the Loan;

     (iii)        reduce the amount of any fees payable to the Lenders hereunder;

     (iv)        postpone any date fixed for any payment of principal of, or interest on, any Loan (including the Maturity Date) or for the payment of fees or any other obligations of Borrower or Sponsor;

      (v)        change any Lender’s Pro Rata Shares;

     (vi)        amend this Section 12.2(b) or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the substance of this Section;

    (vii)        modify the definition of the term “Requisite Lenders” or modify in any other manner the number or percentage of Lenders required to make any determinations or waive any rights hereunder or modify any provision hereof;

   (viii)        release any Guarantor from its obligations under the Guaranty or the Environmental Indemnity except as expressly contemplated by its terms;

     (ix)        waive a Default or Event of Default under Section 8.1(a);

      (x)        release or dispose of any Collateral except as expressly permitted by the Loan Documents;

     (xi)        accelerate the Loan after the occurrence of an Event of Default;

    (xii)        consent to any further Liens or encumbrances on the Property or the pledge of the direct or indirect interests in Borrower;

   (xiii)        execute any agreement providing for the subordination of the Loan, or the Lien of the Mortgages, to any other interest which would constitute a Lien on the Properties; or

    (xiv)        consent to any Transfer of the Loan by the Borrower.

(c)        Non-Consenting Lenders.   If an individual Lender does not vote in favor of any amendment, modification or waiver to this Agreement or any other Loan Document which requires the vote of such Lender, and the Lenders otherwise constituting Requisite Lenders or Unanimous Lenders, (assuming that the Affected Lender (defined below) had voted in favor of such amendment, modification or waiver) as applicable, shall have voted in favor of such amendment, modification or waiver, then, provided no Default or Event of Default is continuing, Borrower may demand that such Lender (the “Affected Lender”), and upon such demand the Affected Lender shall, promptly assign its Individual Loan Commitment and all of its interests, rights and obligations under the Loan Documents to an Eligible Assignee subject to and in accordance with the provisions of Section 12.1(b) for a purchase price equal to (x) the aggregate principal balance of its Individual Loan Commitment then owing to the Affected Lender (including any amounts payable under Section 2.2.5 by reason of such payment or otherwise), plus (y) any accrued but unpaid interest on such amounts and accrued but unpaid fees or other amounts owing to the Affected Lender, or any other amount as may be mutually agreed upon by such Affected Lender and Eligible Assignee. Each of the Administrative Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Administrative Agent, such Affected Lender nor any other Lender nor any Titled Agent be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower’s sole cost and expense and at no cost or expense to the Administrative Agent, the Affected Lender or any of the other Lenders. The terms of this Section shall not in any way limit the Loan Parties’ obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to this Agreement or the other Loan Documents with respect to any period up to the date of replacement. The foregoing shall be subject to the condition that (i) Borrower shall have paid to Administrative Agent the assignment fee of $10,000, (ii) such assignment does not conflict with applicable Law and (iii) such assignee Lender consents to the proposed amendment, waiver or consent on account of which Borrower shall have exercised their rights pursuant to this Section. A Lender shall not be required to make any such assignment and delegation if (y) prior thereto, such Lender consents to the applicable amendment, waiver or consent, or (z) such amendment, waiver or consent required the consent of the Requisite Lenders and the Lenders constituting the Requisite Lenders consent to same.

(d)        Amendment of Administrative Agent’s Duties, Etc.   No amendment, waiver or consent unless in writing and signed by Administrative Agent, in addition to Lenders required hereinabove to take such action, shall affect the rights or duties of Administrative Agent under this Agreement or any of the other Loan Documents. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon Borrower shall entitle Borrower to other or further notice or demand in similar or other circumstances.

(e)        Negation of Implied Right to Cure Events of Default.   Notwithstanding anything contained in this Agreement or any of the other Loan Documents providing that certain rights, remedies or privileges are only available to Administrative Agent or any Lender during the “continuance” of an Event of Default (or words of similar import), Borrower expressly acknowledges and agrees that it does not have the right to cure an Event of Default once the same has occurred under this Agreement or any other Loan Document without the consent of Administrative Agent and the Required Lenders, which consent may be withheld, delayed or denied by Administrative Agent in its sole and absolute discretion.

Section 12.3 Nonliability of Administrative Agent and Lenders.   The relationship between Borrower, on the one hand, and Lenders and Administrative Agent, on the other hand, shall be solely that of borrower and lender. Neither Administrative Agent nor any Lender shall have any fiduciary responsibilities to Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by Administrative Agent or any Lender to any Lender, Borrower, any Subsidiary or any other Loan Party. Neither Administrative Agent nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

EXCEL STOCKTON LP, a Delaware limited partnership

By:	Excel Stockton GP LLC, a Delaware limited liability company

	By:	/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

EXCEL TRACY PAVILION LP, a Delaware limited partnership

By:	Excel Tracy Pavilion GP LLC, a Delaware limited liability company

	By:	/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

EXCEL SAN MARCOS LP, a Delaware limited partnership

By:	Excel San Marcos GP LLC, a Delaware limited liability company

	By:	/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

[Signatures continue on the following page.]

EXCEL RIVERPOINT LP, a Delaware limited partnership

By:	Excel Riverpoint LLC, a Delaware limited liability company

	By:	/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

EXCEL MONTE VISTA LP, a Delaware limited partnership

By:	Excel Monte Vista LLC, a Delaware limited liability company

	By:	/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

EXCEL MANTECA LP, a Delaware limited partnership

By:	Excel Manteca GP LLC, a Delaware limited liability company

	By:	/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

EXCEL GILROY LP, a Delaware limited partnership

By:	Excel Gilroy GP LLC, a Delaware limited liability company

	By:	/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

[Signatures continue on the following page.]

EXCEL HIGHLAND RESERVE, LP, a Delaware limited partnership

By:		Excel Highland Reserve GP LLC, a Delaware limited liability company

	By:	/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

EXCEL FT UNION LLC, a Delaware limited liability company

By:		/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

EXCEL OWNER PROMENADE LLC, a Delaware limited liability company

By:		/s/ Phillip Solomond
Name: Phillip Solomond Title: Vice President

EXCEL EAST CHASE LLC, a Delaware limited liability company

By:		/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

EXCEL FOXWOOD LLC, a Delaware limited liability company

By:		/s/ Phillip Solomond
Name: Phillip Solomond
Title: Vice President

[Signatures continue on the following page.]

ADMINISTRATIVE AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ John G. Nicol
John G. Nicol
Managing Director

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association

By:	/s/ John G. Nicol
John G. Nicol
Managing Director